UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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EPAM Systems, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,
On behalf of our Board of Directors, we are pleased to invite you to attend the EPAM Annual Meeting of Stockholders to be held on May 22, 2025, beginning at 10:00 am EDT. Details for attending the Annual Meeting via live audio webcast are in the Notice of 2025 Annual Meeting of Stockholders following this letter.
I want to take a moment to thank you for your continued commitment and trust in EPAM. Over the past few years, we’ve continued to navigate a dynamic global environment, while simultaneously driving new levels of transformation within our business and adapting our services for the markets of the future. Our commitment to executing our global business strategy enabled us to become one of the world’s most geographically-balanced companies and positioned us to lead the market with advanced talent in AI-native digital business services. By demonstrating our resiliency and adept handling of evolving conditions throughout the years, we have maintained our brand and client reputation for superior quality and relentless execution across the most complex and advanced technological solutions. Today, we believe we are on a solid foundation to execute our continuing mission to become a top five global leader in Digital Business and Technology Transformation Services and Solutions.
Let me share a few key highlights from 2024, which we believe strengthens our strategic positioning and further supports our trajectory to return to higher levels of growth:
1.
Continued investment in advanced GenAI capabilities and solutions – Our market-leading suite of advanced IP and accelerators, such as EPAM DIAL, EPAM AI/Run™, and EPAM EliteA™, are helping clients transform their businesses across the value chain and accelerate their AI journey, bringing highly differentiated speed to value. Internally, we focused on education and upskilling across the entire company, leveraging our market leading suite of learning tools and platforms to keep us ahead of the tech curve.

2.
Accelerated our global business strategy – Our two most recent acquisitions, NEORIS and First Derivative (or FD), allowed us to meaningfully expand our talent access and go-to-market capabilities by bringing new market opportunities in LATAM and new domain capabilities to new and existing client relationships. While still early, we are taking a very pragmatic approach with integration and see meaningful progress across a range of net new opportunities. We strongly believe the joint pursuits that combine EPAM, NEORIS and FD capabilities will bring unique differentiators to our clients across our global delivery hubs.

3.
Further Diversified our Global Delivery Footprint – Now more diversified than ever before, our four global hubs across Europe, India, Latin America, and Central & Western Asia, provide a highly differentiated footprint of advanced skills and capabilities, giving our clients more choices with EPAM than ever. In India, we reached an important milestone, growing 10X in 10 years and numbering over 10,000 people, giving us meaningful client scale in an important and fast-growing geography.

In 2024, after uneven demand at the beginning of the year, our business stabilized which was followed by strong execution in the second half of the year, where we improved our stand-alone business and built sequential momentum. Key financial highlights include:
•	Revenues of approximately $4.7 billion, an increase of 0.8% year-over-year on a reported basis
•	GAAP operating margins of 11.5% and Non-GAAP operating margins* of 16.5%, exceeding our initially guided range established at the beginning of 2024
•	From an earnings per share perspective, GAAP diluted earnings per share (EPS) of $7.84, an increase of 11.0%, and Non-GAAP diluted EPS* of $10.86, an increase of 2.5%
•	Completing the year with a strong balance sheet, with $1.3 billion in cash and cash equivalents, after deploying $0.9 billion on two significant acquisitions
Even as we focused on business execution, we continued to bring strong contributions to the communities in which we operate, championing corporate social responsibility efforts, including:
•
Continuing to support our employees and our local communities worldwide, delivering programs for immediate disaster relief and long-term recovery. Our teams have responded to severe flooding in multiple countries—including Austria, Czech Republic, Germany, Hungary, Poland, Romania, Slovakia, and India. Since 2022, we’ve steadily expanded our support for Ukraine by delivering essential supplies to meet evolving needs.

2 | 2025 Proxy Statement

•
Advancing our sustainability journey by establishing near-term carbon reduction targets that align with the Science Based Targets initiative, aiming to limit global warming to 1.5°C. Additionally, we have committed to setting a Net Zero target in line with the Science Based Targets Initiative (SBTi) guidelines

•
Through our comprehensive educational programs and platforms, we continue to share our deep technical expertise and empower the next generation of tech experts in local communities through programs like EPAM E-kids®, Pathway to Tech Future, and EPAM eSeniors™

I am encouraged by the progress we have made throughout the year and the near-term opportunities ahead, as we relentlessly focus on execution and further building sequential momentum. Our differentiation and core DNA remains fully intact, as we strengthen and expand our global delivery footprint, we feel we are well positioned to capture market share.
In conclusion, I want to thank our stockholders, who have been faithful and believe in the long-term value creation story for which EPAM stands. I look forward to our continued partnership and this year’s Annual Meeting.

Arkadiy Dobkin President, Chief Executive Officer and Chairman of the Board
April 9, 2025

* Non-GAAP operating margins and non-GAAP diluted EPS are non-GAAP financial measures. Refer to “Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” for additional information.

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Notice of 2025 Annual Meeting of Stockholders

Time & Date	10:00 a.m. EDT – May 22, 2025
Place	Live audio webcast of the Annual Meeting will be available at https://www.virtualshareholdermeeting.com/EPAM2025.
Access
You will be able to attend the Annual Meeting, vote, and submit your questions during the live audio webcast of the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/EPAM2025. You will be able to vote and submit questions before the Annual Meeting at www.proxyvote.com by logging in using the 16-digit control number provided with your proxy materials.

Record Date
The record date for the determination of the stockholders entitled to vote at the Annual Meeting (“Record Date”), or any adjournments or postponements thereof, was the close of business on April 1, 2025.

Additional Information	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying proxy statement.
Proxy Voting	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET, TELEPHONE, OR MARK, SIGN, DATE AND RETURN YOUR PROXY CARD.

4 | 2025 Proxy Statement

Board Recommendation
Items of Business	1.	To elect three Class I directors to hold office for a three-year term or until their successors are elected and qualified	Vote FOR all
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025	Vote FOR
	3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement	Vote FOR
	4.	To approve the EPAM Systems, Inc. 2025 Long Term Incentive Plan	Vote FOR
	5.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to declassify the Board of Directors (the “Declassification Amendment”)	Vote FOR
6.
To approve an amendment to the Third Amended and Restated Certificate of Incorporation to reduce the written supermajority vote requirements to a majority vote requirement (the “Majority Vote Amendment”)
Vote FOR
	7.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to elect out of Section 203 of the Delaware General Corporation Law (the “Section 203 Amendment”)	Vote FOR
	8.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to exculpate certain officers as permitted by Delaware law (the “Liability Limit Amendment”)	Vote FOR
	9.	To hold an advisory vote on a stockholder proposal relating to a simple majority vote	Vote AGAINST
	10.	To transact such other business as may properly come before the Annual Meeting.	N/A

By Order of the Board of Directors of EPAM Systems, Inc.:

Edward Rockwell
Senior Vice President, General Counsel and Corporate Secretary
April 9, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 22, 2025. The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 are available at https://www.proxyvote.com.

5 | 2025 Proxy Statement

6 | 2025 Proxy Statement

7 | 2025 Proxy Statement

Executive Summary & Voting Guide
This summary does not contain all information that stockholders should consider, and we encourage stockholders to read the entire Proxy Statement carefully before voting.

Proposal		Board Recommends:	Proposal Page
1	Election of Directors The Board of Directors has nominated each of Richard Michael Mayoras, Karl Robb, and Helen Shan for election to serve a three-year term as an independent director. Information regarding the skills and qualifications of each nominee begin on page 13.	FOR	68
2	Ratification of Independent Registered Public Accounting Firm Deloitte & Touche LLP has been appointed by the Audit Committee to be the independent registered public accounting firm for our fiscal year ending December 31, 2025 and the Board is asking stockholders to ratify this appointment. Information regarding fees paid to and services rendered by Deloitte & Touche LLP can be found on page 67.	FOR	69
3	Advisory Vote to Approve Executive Compensation We are asking our stockholders to approve, on an advisory basis, the compensation of certain of our executive officers. Our executive compensation program is designed to motivate, reward and retain our executive team by awarding compensation that emphasizes performance. A detailed discussion of our compensation practices begins on Page 43.	FOR	70
4	Approval of the EPAM Systems, Inc. 2025 Long Term Incentive Plan We are asking our stockholders to approve the EPAM Systems, Inc. 2025 Long Term Incentive Plan, a replacement for our 2015 Long-Term Incentive Plan that expires in June. Information about how we aligned the 2025 Long Term Incentive Plan with stockholder interests begins on page 71.	FOR	71
5	Approval of the Declassification of EPAM’s Board of Directors We are seeking stockholder approval to amend our Certificate of Incorporation to phase out the classification of the Board and provide for the annual election of all directors. A detailed discussion of the proposed amendment begins on page 78.	FOR	78
6	Approval to Eliminate Supermajority Voting Provisions We are asking for stockholder approval to eliminate the provisions written into our Certificate of Incorporation that require a supermajority of stockholder votes to take certain actions and replace those provisions with a majority voting requirement. For a detailed discussion of the proposed amendment, see page 80.	FOR	80
7	Approval to Elect Out of Section 203 of the Delaware General Corporation Law We are asking our stockholders to approve an amendment to our Certificate of Incorporation to “opt out” of Section 203 of the Delaware General Corporation Law which would eliminate the supermajority voting provisions inherent in Section 203 and together with Proposal 6, eliminate all supermajority voting provisions from our Certificate of Incorporation. For additional detail of the proposed amendment, see page 82.	FOR	82
8	Approval to Permit Officer Exculpation under Delaware Law We are seeking stockholder approval to add specific provisions to our Certificate of Incorporation that would add provisions consistent with updated Delaware law that permit officer exculpation. A discussion of the proposed amendment can be found on page 84.	FOR	84
9	Advisory Vote on a Stockholder Proposal Related to a Simple Majority Vote Stockholders will be asked to vote on a stockholder proposal entitled “Simple Majority Vote” if it is properly presented at our Annual Meeting. The Board has considered this stockholder proposal and determined that it is unnecessary in light of the proposals to eliminate supermajority voting set forth in Proposal 6 and Proposal 7. The stockholder proposal, as well as the Board’s opposition statement, begin on page 86.	AGAINST	86

8 | 2025 Proxy Statement

General Information
The Board of Directors (the “Board”) of EPAM Systems, Inc., a Delaware corporation (“we,” “us,” “our,” “Company,” or “EPAM”), is soliciting proxies to be used at the annual meeting of stockholders of EPAM to be held on Thursday, May 22, 2025, at 10:00 a.m. EDT through a live audio webcast, and any postponement, adjournment or continuation thereof (the “Annual Meeting”).
This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about April 9, 2025. The Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting.
The proxy solicitation materials, including the Notice of 2025 Annual Meeting of Stockholders, this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2024, which includes our audited consolidated financial statements for the year ended December 31, 2024 (the “2024 Annual Report”) and the proxy card or voting instruction card (collectively, the “Proxy Materials”), are being furnished to the holders of our common stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by the Board for use in voting at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
Throughout this Proxy Statement you will find links to our website. The information on our website is not incorporated by reference into this Proxy Statement or into our 2024 Annual Report. The Proxy Materials are available at https://www.proxyvote.com on or about April 9, 2025 to all stockholders entitled to vote at the Annual Meeting.
Notice of Internet Availability
of Proxy Materials
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making the Proxy Materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the Proxy Materials, lowers the costs incurred by EPAM for the Annual Meeting and helps to conserve natural resources.
On or about April 9, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials, and how to vote on the Internet.
If you received the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you request a printed copy, currently or on an ongoing basis. If you received a Notice by mail and would like to receive a paper or email copy of the Proxy Materials, follow the instructions on the Notice. Stockholders who requested paper copies of the Proxy Materials or previously elected electronic receipt did not receive a Notice and will receive the Proxy Materials in the format requested.

9 | 2025 Proxy Statement

In 2024, EPAM successfully executed our global business strategy while simultaneously addressing challenges. The business stabilized after a start of uneven demand at the beginning of the year, followed by solid execution and improvement in the stand-alone business, generating sequential growth momentum in the back half of 2024. We accelerated our global business strategy, both organically and through acquisitions, with a continuous focus on strengthening our geographic footprint across key markets. Our brand and reputation for superior quality and execution across core engineering and advanced GenAI capabilities continues to differentiate us. Even in uncertain times, clients continue to turn to us for their most complex and strategic business needs. We were pleased to end the year with underlying improvement in our stand-alone business, where we saw better than expected client sentiment and engagement across all our verticals and geographies, particularly around our advanced AI-native capabilities. In Q4, we saw a notable return to year-over-year organic sequential growth* of 1.0% in constant currency. EPAM was able to accomplish all of this while delivering GAAP income from operations of 11.5% and non-GAAP income from operations* of 16.5%.

*
Constant currency and non-GAAP income from operations are non-GAAP financial measures. Refer to “Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” for additional information.

10 | 2025 Proxy Statement

Board of Directors
Our certificate of incorporation and bylaws provide that the Board will consist of no fewer than three and no more than 10 persons and that the exact number of members of the Board will be determined from time to time by resolution of a majority of our entire Board. The Board currently consists of 10 members.
The Board is currently divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders.We have considered the results of the vote on the stockholder proposal in 2024, in which our stockholders demonstrated their support for declassification of the Board. Taking this feedback, along with feedback of stockholders with whom we met during 2024 and early 2025, we are proposing an amendment to our Certificate of Incorporation to declassify the Board.
Director Selection Process
The Nominating and Corporate Governance Committee recommends to the Board those directors to stand as nominees for election at the annual meeting of stockholders and makes recommendations to the Board for appointment of a director to fill any vacancy or expansion of the Board. The Nominating and Corporate Governance Committee evaluates the composition of the Board and its committees at each regular meeting, and considers the individual and aggregate characteristics, professional backgrounds, and areas of expertise with the goal of a well-balanced and effective Board. All of our directors and director candidates must possess integrity and high ethical standards, excellent business judgment, and be willing to commit appropriate time and effort to service on the Board. The Nominating and Corporate Governance Committee reviews feedback from the most recent Board and committee evaluations in assessing the makeup of the Board, its committees, and future needs.
The Nominating and Corporate Governance Committee assesses the appropriate size of the Board from time to time and considers new director candidates for potential expansion of the Board or to fill any vacancies. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms engaged by the committee, stockholders, members of management, or others. The committee reviews recommendations, evaluates biographical information and considers background checks and material relating to potential candidates and, as appropriate, interviews selected candidates. A candidate may meet with our management as appropriate. These candidates may be evaluated at meetings of the committee and may be considered at any point during the year.
At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any minimum qualifications or skills for directors, however the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines.
Corporate Governance Guidelines:
Director Selection
The Board considers several criteria when evaluating candidates for director, including a nominee’s:
•	Judgment
•	Diversity
•	Personal integrity
•	Skills
•	Actual or potential conflicts of interest
•	Knowledge of our business and industry
•	Independence
•	Background and experience
•	Experience in various geographies
•	Other board commitments
•	Risk oversight experience and strategy
•	Ability to address the needs of the Board
and its committees
•	Financial literacy and expertise
•	Ability to devote time and attention to the
Board and its committees

11 | 2025 Proxy Statement

There are no specific criteria or weights that the Nominating and Corporate Governance Committee uses to evaluate potential nominees, and not every criterion may be relevant or required for a given nominee. We think that the directors should have a range of backgrounds and qualifications that enable the Board to perform its duties. The Board values diversity and has included diversity as a consideration for director candidates in our Corporate Governance Guidelines. The Board has included, and instructed search firms to include, diverse candidates in the group of possible director candidates that the Nominating and Corporate Governance Committee considers.
Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the three director nominees identified below for election as Class I directors at the Annual Meeting. These directors will serve until the annual meeting of stockholders in 2028, or until their respective successors have been elected and qualified. The director nominees set forth below have consented to being named in this Proxy Statement as nominees and have agreed to serve as directors if elected. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.
Stockholder Recommendations & Nominations of Director Candidates
The Nominating and Corporate Governance Committee utilizes a variety of methods to identify and evaluate director nominees, including nominees recommended by stockholders. Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The committee’s policy is to consider stockholder nominations using the same process and criteria as all other director candidates. In evaluating all director nominations, the committee seeks to balance an individual’s knowledge, experience, capabilities, and compliance with the membership criteria established by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee.
Our bylaws also provide for proxy access stockholder nominations of director candidates by eligible stockholders. Appropriately nominated proxy access candidates will be included in the Company’s proxy statement and ballot. A stockholder who wishes to formally nominate a candidate, whether for inclusion in our proxy statement or not, must follow the procedures described in our bylaws, which are summarized in this Proxy Statement under the heading “Stockholder Proposals for the 2026 Annual Meeting.”
A stockholder who wishes to suggest a director candidate for consideration should send the candidate’s name and qualifications to our Corporate Secretary using the contact information that can be found in this Proxy Statement under the heading “Communications to the Board.”
Board Composition
Our Board is comprised of active and engaged experts in fields related to EPAM’s business, from a variety of professional backgrounds. Moreover, our Board believes that a diverse representation of characteristics broadens our Board’s views on issues that matter to our people, customers, and other stakeholders.
The table below summarizes the key qualifications, skills, and attributes in up to five areas of focused expertise that each director possesses. Many of our directors have more than five of these qualifications, however. The table below also summarizes the diversity and experience of our Board. Our Board and our Nominating and Corporate Governance Committee believe that the overall mix of professional qualifications, diverse backgrounds and viewpoints, and experience of our directors creates an environment for effective oversight of the business and its management.
In addition to these varied qualifications and expertise areas, our Board believes every member should possess high integrity, an understanding of our business, and a commitment to EPAM’s principles and creation of stockholder value.

12 | 2025 Proxy Statement

Key Qualifications	Dobkin	Mayoras	Aguirre	McMahon	Robb	Roman	Segert	Shan	Smart	Vargo
Financial		✔		✔		✔	✔	✔		✔
Leadership	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Global Business	✔		✔	✔	✔	✔		✔	✔	✔
Human Capital	✔	✔					✔		✔
Technology & Innovation	✔	✔	✔	✔	✔	✔	✔
Mergers & Aquisitions	✔					✔	✔	✔		✔
Sales & Marketing		✔	✔		✔			✔
Public Company Board			✔		✔				✔	✔

Board Diversity & Experience	Dobkin	Mayoras	Aguirre	McMahon	Robb	Roman	Segert	Shan	Smart	Vargo
Gender Diversity	Male	Male	Female	Female	Male	Male	Male	Female	Female	Male
Ethnic & Geographic Diversity	Born outside US				Born outside US	Born outside US		Asian
Tenure (Years)	22	12	2	1	21	5	13	6	8	13

Key Qualification Definitions
Financial	Experience with complex financial management, financial reporting, and strategic capital allocation
Leadership	Demonstrated executive leadership, including delivering operating results and long-term growth
Global Business	Experience in business enterprises in global markets, including understanding geopolitical, cultural, operational, regulatory, and other relevant aspects
Human Capital
Experience ensuring the organization has the talent (human capital) that it needs to deliver on its stated mission and outcomes by defining the talent needs, creating an inclusive and values-driven culture, and creating a value proposition to attract, develop and retain talent in competitive markets

Technology & Innovation	Experience in relevant technology; understanding of technology trends; ability to anticipate and plan for new business models
Mergers & Aquisitions	Experience leading inorganic growth through acquisitions, including understanding of valuation, synergy planning, and operational integration execution
Sales & Marketing	Experience growing sales, branding, and developing market awareness
Public Company Board	Service as a member of a public company board of directors (other than EPAM)

13 | 2025 Proxy Statement

Our Board includes directors that have served a range of tenures to allow for institutional knowledge and continuity, balanced with diversity as well as refreshed perspectives. The graphics below summarizes the age, tenure, gender, and committee leadership characteristics of the Board.

Biographical information concerning the nominees and the current directors of the Board whose terms will continue after the Annual Meeting appears below. Ages are as of April 9, 2025.

					Board Committees
Name	Age	Position	Director Since	Class	AC*	NGC*	CC*	Term Ends**
Arkadiy Dobkin	64	Chairman, President and CEO	2002	III				2027
Richard Michael Mayoras	62	Lead Independent Director	2013	I		Member	Member	2025
DeAnne Aguirre	64	Independent Director	2023	III		Member		2027
Chandra McMahon	58	Independent Director	2023	III	Member			2027
Karl Robb	62	Independent Director	2004	I				2025
Eugene Roman	67	Independent Director	2020	II	Member			2026
Robert E. Segert	56	Independent Director	2012	III		Member		2027
Helen Shan	57	Independent Director	2018	I	Chair		Member	2025
Jill Smart	65	Independent Director	2016	II			Chair	2026
Ronald Vargo	71	Independent Director	2012	II	Member	Chair		2026

*AC = Audit Committee; NGC = Nominating and Corporate Governance Committee; CC = Compensation Committee
** See Proposal 5 for revised director terms if the Declassification Amendment is approved at the Annual Meeting

14 | 2025 Proxy Statement

Director Nominees
Class I Directors with Terms Expiring at the Annual Meeting in 2025 or in 2028 if elected
The Board nominees possess specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that such persons should serve as directors of EPAM, in light of our business and structure.

Richard Michael Mayoras Age: 62 Director Since: 2013 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Human Capital, Technology & Innovation, Sales & Marketing
Our Board believes that Mr. Mayoras is qualified to serve as a director based on his prior executive leadership roles in the IT services industry and his experience and prior service as a member of the boards of directors of technology companies, which enable him to provide valuable insight to the Board regarding financial and business strategy issues.

Career Highlights OnSolve, LLC • Executive Chairman (2018 – 2024) RedPrairie Corporation • President and CEO (2007 – 2013) • Various executive roles (2004 – 2007) DigiTerra, Inc. • President (2001 – 2004)
Board Roles & Committees
•
Lead Independent Director
•
Member – Compensation Committee
•
Member – Nominating and Corporate Governance Committee
Select Professional &
Community Contributions
•
Softeon Inc. – Director
Other Public Company Boards
None

15 | 2025 Proxy Statement

Karl Robb Age: 62 Director Since: 2004 Birthplace: United Kingdom Independent Director Key Qualifications: Leadership, Global Business, Technology & Innovation, Sales & Marketing, Public Company Board
Our Board believes that Mr. Robb’s extensive experience in and knowledge of the IT services industry in North America and Europe, as well as his experience starting two software companies and his extensive service and responsibilities at EPAM prior to his retirement, provide him with the necessary skills to serve as a member of our Board.
Our Board also believes this background enables Mr. Robb to provide valuable insight to the Board regarding strategy, business development, sales, operational and management issues, and general industry trends.

	Career Highlights EPAM Systems, Inc. • Executive Vice President and President of EU Operations (2004 – 2015) Fathom Technology Kft. • Co-Founder (2001 – 2004) Board Roles & Committees None	Select Professional & Community Contributions • Ajax Systems – Director Other Public Company Boards • Noventiq Holdings plc

Helen Shan Age: 57 Director Since: 2018 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Mergers & Aquisitions, Sales & Marketing
Our Board believes Ms. Shan’s financial management expertise, as well as her previous experience in global strategy development and execution, provide her with the necessary skills to serve as a member of our Board and enable her to contribute valuable insight regarding financial and strategic business issues.

Career Highlights
FactSet Research Systems
•
Executive Vice President and Chief Financial Officer (2018 – 2021; 2024 - Present)
•
Executive Vice President and Chief Revenue Officer (2021 – 2024)
Mercer
•
Chief Financial Officer (2014 – 2018)
Marsh & McLennan Companies
•
Vice President and Treasurer
(2013 – 2014)

Board Roles & Committees
•
Chair – Audit Committee
•
Member – Compensation Committee
Select Professional &
Community Contributions
•
S.C. Johnson College of Business, Cornell University – Member of Johnson Advisory Council
Other Public Company Boards
None

16 | 2025 Proxy Statement

Continuing Directors
Class II with Terms Expiring at the Annual Meeting in 2026

Eugene Roman Age: 67 Director Since: 2020 Birthplace: Canada Independent Director Key Qualifications: Financial, Leadership, Global Business, Technology & Innovation, Mergers & Aquisitions
Our Board believes that Mr. Roman’s more than 35 years of experience as an information technology and telecommunications executive in the retail and business services industries and his financial background provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding technology, financial, and strategic issues.

Career Highlights
Design AI Ltd.
•
Principal (2019 – Present)
Metrolinx
•
Chief Information Officer
(2020-2021)
Canadian Tire Corporation
•
Executive Vice President
(2012 – 2018)
Nortel Networks Corporation,
Bell Canada Enterprises Inc., and
Open Text Corporation
•
Progressively senior business and technology roles
Board Roles & Committees
•
Member – Audit Committee and Cybersecurity Subcommittee

Select Professional &
Community Contributions
•
Lakeland Holding Ltd. – Director
•
York University – Board of Governors
 •
Finance and Audit Committee
 •
Governance and Human Resources Committee
Other Public Company Boards
•
Current – None
•
Past Five Years – The Stars Group

17 | 2025 Proxy Statement

Jill Smart Age: 65 Director Since: 2016 Birthplace: USA Independent Director Key Qualifications: Leadership, Global Business, Human Capital, Public Company Board
Our Board believes Ms. Smart’s industry experience, more than 20 years of consulting experience, and human resources leadership expertise enable Ms. Smart to provide valuable insight to the Board regarding human capital, executive compensation, and strategy.

Career Highlights
National Academy of Human Resources
•
President Emeritus (2023 – 2024)
•
President (2015 – 2023)
JBSmart Consulting, LLC
•
Founder and CEO (2021 – Present)
Accenture
•
Chief Human Resources Officer
(2004-2014)
•
Various positions of increasing authority (1981 – 2004)
Board Roles & Committees
•
Chair – Compensation Committee

Select Professional &
Community Contributions
•
AlixPartners – Director
•
Cerity Partners – Advisory Board Member
•
Certree – Advisory Board Member
•
SucceedSmart – Advisory Board Member
•
University of Illinois Chicago Athletic Advisory Board and Gies College of Business Dean’s Business Council – Member
•
Goodman Theater – Trustee
Other Public Company Boards
•
World Kinect Corporation
•
Past Five Years - HireRight Holdings Corporation

Ronald Vargo Age: 71 Director Since: 2012 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Mergers & Acquisitions, Public Company Board
Our Board believes Mr. Vargo’s 30-plus years of experience as a financial and business executive, and his experience serving as a member of the board of directors of other public companies, provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding strategic, financial, compliance and investor relations issues.

Career Highlights
ICF International, Inc.
•
Executive Vice President and CFO
(2010 – 2011)
Electronic Data Systems Corporation
•
Executive Vice President and CFO
(2006 – 2008)
•
Vice President and Treasurer
(2004 – 2006)
TRW, Inc.
•
Vice President (1991 – 2003)
•
Investor Relations and Treasurer
(1991 – 1994, 1999 – 2002)
•
Strategic Planning and Business Development (1999 – 2002)
Board Roles & Committees • Chair – Nominating and Corporate Governance Committee • Member – Audit Committee Other Public Company Boards • Current – Enersys • Past Five Years – Ferro Corporation

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Class III with Terms Expiring at the Annual Meeting in 2027

Arkadiy Dobkin Age: 64 Director Since: 2002 Birthplace: Belarus Key Qualifications: Leadership, Global Business, Human Capital, Technology & Innovation, Mergers & Acquisitions
Our Board believes Mr. Dobkin’s experience as an IT professional and executive in the IT services industry coupled with his in-depth understanding of our global delivery model provide him with the necessary skills to serve as a member of our Board and will enable him to provide valuable insight to the Board and our management team regarding operational, strategic and management issues as well as general industry trends.

Career Highlights EPAM Systems, Inc. • Co-Founder (1993 – Present) • Chairman and CEO (2002 – Present) Board Roles & Committees • Chairman
Select Professional &
Community Contributions
•
GLOBSEC Tatra Summit Business Leadership Award, 2021
•
Ernst & Young World Entrepreneur of the Year Academy (Inducted 2015)
Other Public Company Boards
None

Robert E. Segert Age: 56 Director Since: 2012 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Human Capital, Technology & Innovation, Mergers & Acquisitions
Our Board believes Mr. Segert’s 20-plus years of experience as an executive in the business services and consulting industry provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding financial and investor relations issues.

Career Highlights
athenahealth, Inc.
•
Chairman and CEO (2019 – Present)
Virence Health Technologies
•
Chairman and CEO (2018 – 2019)
Aspect Software
•
Executive Chairman (2016 – 2018)
Expert Global Solutions, Inc.
•
President and CEO (2014 – 2016)
GXS Worldwide, Inc.
•
President and CEO (2008 – 2014)
Board Roles & Committees • Member – Nominating and Corporate Governance Committee Other Public Company Boards None

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DeAnne Aguirre Age: 64 Director Since: 2023 Birthplace: USA Independent Director Key Qualifications: Leadership, Global Business, Technology & Innovation, Sales & Marketing, Public Company Board
Our board believes Ms. Aguirre is qualified to serve as a director based on more than 30 years of experience in leadership roles in the global strategy and technology consulting industry along with her experience as a member of both public and private company boards and their committees.

Career Highlights
PricewaterhouseCoopers
•
Managing Partner (2015 – 2020)
 •
North America Strategy Business
 •
Health Strategy Business
 •
Global Leader – Katzenbach Center
Booz Allen & Hamilton, Inc./
Booz & Co.
•
Global and Regional Leadership Positions (1996 – 2015)
 •
Global Co-Leader – Organization & Strategic Leadership Business
 •
Technology Leader – Southern Cone
 •
Global Chief Human Resources Officer
Board Roles & Committees • Member – Nominating and Corporate Governance Committee Select Professional & Community Contributions • Cisive – Director Other Public Company Boards • Hercules Capital, Inc.

Chandra McMahon Age: 58 Director Since: 2023 Birthplace: USA Independent Director Key Qualifications: Financial, Leadership, Global Business, Technology & Innovation
Our board believes Ms. McMahon is qualified to serve as a director based on her breadth of experience in cybersecurity, information technology solutions, and enterprise resiliency and her executive leadership roles in the health, telecommunications, and defense industries, which enable her to provide valuable insight to the Board regarding information security and business strategy issues.

Career Highlights
CVS Health
•
Senior Vice President and Chief Information Security Officer
(2020 – 2024)
Verizon Communications
•
Senior Vice President and Chief Information Security Officer
(2015 – 2020)
Lockheed Martin
•
Vice President and Chief Information Security Officer
•
Vice President of Commercial Markets
•
President of Corporate Properties
Board Roles & Committees • Member – Audit Committee and Cybersecurity Subcommittee Other Public Company Boards None

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Corporate Governance
A Letter from the Nominating and Corporate Governance Committee
In the last year, EPAM has taken several steps to ensure we are listening to our stockholders and strengthening the alignment of our interests with them. As its charter mandates, the Nominating and Corporate Governance Committee oversaw the efforts relating to our stockholder engagement program and consideration of feedback from that program, results of voting by stockholders, and other ways our stockholders communicate with us.
Engaging with, listening to, and considering the opinions of our investors all impact the long-term success of EPAM. After the 2024 Annual Meeting of Stockholders, we launched a stockholder engagement program as a way to seek the views of key stakeholders on issues including board declassification, for which our stockholders demonstrated support in the last vote. Following the discussions initiated under our engagement program, we are asking stockholders to approve the declassification of our Board as set out in Proposal 5.
The Committee also welcomed the opportunity to discuss the extensive and varied expertise of our Board members, including the three Directors standing for re-election at this meeting. This Committee oversaw the expansion of the Board over the last two years, adding deep knowledge in consulting and cybersecurity to the broad experience of our Board. As a group, our Board members have experience in executive leadership, finance, technology, human capital, mergers and acquisitions, and other areas important to our business. More information about the directors can be found starting on page 11 of this Proxy Statement.
As we continually evaluate our corporate governance practices, we are also recommending that our stockholders approve certain changes to our Certificate of Incorporation. These changes, which are detailed in Proposals 5 through 8 which begin on page 78 of this Proxy Statement, will enhance stockholder rights and create more opportunities for stockholder voices to be heard.
We value the input of our stockholders and encourage you to communicate thoughts or concerns with us. See page 24 of this Proxy Statement for information on how stockholders can communicate with directors.
The Nominating and Corporate Governance Committee
•	Ronald Vargo, Chair
•	DeAnne Aguirre
•	Richard Michael Mayoras
•	Robert E. Segert

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Corporate Governance Practices
Our corporate governance practices cultivate and support our long-term organizational achievements. Our Board brings a mix of backgrounds, experience, and other factors that are essential to strong oversight. The Board is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. The Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals.
CORPORATE GOVERNANCE HIGHLIGHTS
•	Nine of the Board’s 10 directors are independent
•	The Board annually elects a Lead Independent Director
•	Each of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees consist of only independent directors
•	The independent directors regularly schedule and hold executive sessions
•	The Nominating and Corporate Governance Committee conducts annual Board and committee evaluations
•	The “Say-On-Pay” advisory vote is conducted annually
•	Our bylaws provide for majority voting with a resignation policy for directors in uncontested elections and provide proxy access rights for stockholders
•	We do not have a shareholder rights, or “poison pill,” plan
•	Our stock ownership guidelines are applicable to both executives and directors and include a mandatory holding of 50% and 100% of net shares, respectively, until compliance is met
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the Board’s leadership structure on an annual basis.
The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of Chairman of the Board (the “Chairman”) and Chief Executive Officer in a way that is in EPAM’s best interests at a given point in time. The Board has determined that it is in the best interests of EPAM and our stockholders for both the positions of Chairman and Chief Executive Officer to be held by our co-founder, Arkadiy Dobkin, at this time. If circumstances change in the future, the Board may determine that these positions should be separated. This policy allows the Board to evaluate regularly whether EPAM is best served at any particular time by having the Chief Executive Officer or another director hold the position of Chairman. Our Board considers this issue carefully in light of the structure the Board believes will be in the best interests of EPAM and our stockholders.
The Board believes that Mr. Dobkin is best suited to serve as Chairman because, as our co-founder, he is the director most familiar with our business and industry and can lead the Board in identifying and prioritizing our strategies and initiatives. The combined role fosters greater communication between the Board and management and facilitates development and implementation of our Board-approved corporate strategy and oversight of risk management practices.
In 2024, the Board appointed Richard Michael Mayoras as Lead Independent Director. Mr. Mayoras succeeded Mr. Vargo in this role; Mr. Vargo served from 2015 to 2024. The Lead Independent Director Charter establishes a defined set of responsibilities, including Board leadership, ensuring the Board functions independently of management and other non-independent directors, presiding over executive sessions of independent directors, liaising with the Chairman, and facilitating distribution of information to the Board and its committees. Annually, the Nominating and Corporate Governance Committee recommends to the Board a candidate to fill this position, selected from among the independent members of the Board. The Board considers this recommendation and elects the Lead Independent Director.
We believe this current leadership structure is effective. Our independent directors and management have different perspectives and roles in business and strategy development. Our independent directors bring experience, oversight and expertise from outside EPAM and both from within and outside our industry.

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Director Independence
Director independence is a key component of our governance standards, enabling the Board to be objective in fulfilling its responsibilities. The Board elects a Lead Independent Director each year.
Our Board has determined that, except for our Chairman and CEO, Arkadiy Dobkin, all directors are independent in accordance with the listing standards of NYSE and the applicable rules and regulations of the SEC. In making its determinations about the independence of each Board member, the Board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and EPAM and its subsidiaries and affiliates. See “Certain Relationships and Related Transactions and Director Independence.” There are no family relationships among any of our executive officers, directors, or nominees for director.
Only independent directors serve on EPAM’s committees. The compensation consultant retained by the Compensation Committee is independent of the Company and management. At each regular meeting of the Board and each Committee, time is allocated for executive session, in which the Board or the committee meets without management present.
Risk Oversight
The Board is responsible for oversight of EPAM’s risk management practices while management is responsible for the day-to-day risk management processes. The Board receives and provides regular feedback through periodic reports from management regarding the most significant risks we face and also receives reports from its committees on specific risk areas at each quarterly meeting. We believe this risk oversight structure complements our current Board leadership structure of having a combined Chairman and CEO with a lead independent director and each of the committees of the Board being comprised solely of independent directors.
The Board exercises its oversight directly over areas of strategic importance not specifically delegated to a committee. The Board has responsibility for overseeing our enterprise risk management (ERM) program and exercises this oversight responsibility by assigning specific areas of responsibility to committees based on areas of expertise and charter scope, and receiving regular briefings and information from management and other experts on the types of risks we face. The Board and the committees assess whether management has appropriate risk management frameworks and whether the developed frameworks are operating effectively. Our robust ERM involves a cross-functional team to identify and prioritize the mitigation of risks facing the Company and is also supported by the regular work of our internal audit, compliance, and legal functions at EPAM. In addition, the Board, the committees and management regularly engage on issues of strategic importance which include interrelated risks. With this oversight framework, our management team has built and continuously improves our culture of risk awareness so EPAM operates at an appropriate level of risk when executing our business objectives.
The specific areas of risk oversight for which the Board and each committee are responsible are summarized in this graphic:

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Under this oversight framework, our management team has built and continuously improves our culture of risk awareness so EPAM operates at an appropriate level of risk when executing our business objectives. We have a robust enterprise risk management program, which involves a cross-functional team to identify and prioritize the mitigation of risks facing the Company. This process is also supported by the regular work of our internal audit, compliance, and legal functions at EPAM.
The additional responsibilities of the Board’s Committees, the members of each committee and the number of meetings held in 2024, and additional information about the charter of each committee can be found later in this Proxy Statement under the heading “Committees of the Board.”
Succession Planning
As set out in our Corporate Governance Guidelines, one of the primary responsibilities of the Board is to plan for CEO succession and monitor management’s succession planning for other senior executives. The Compensation Committee is responsible for periodically reviewing our management succession planning and reporting to the Board on our succession planning. Our CEO provides an annual report to the Committee recommending and evaluating potential successors, along with a review of their development plans. The Board, with Committee input, considers this information, as well as procedures and recommendations as to a successor in the event of an unexpected emergency or incapacitation.
The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession, as well as short-term plans in the event needed for emergency or other contingencies. To facilitate this, succession planning is a regular item on the Board and Compensation Committee agendas throughout the year. Effective succession planning is important to our long-term success, and the Board and our executive team is focused on development of internal talent and succession planning. The Board has the opportunity to meet with senior management of various levels and functions within EPAM throughout the year, both through formal Board meetings and events and informal opportunities. This allows our Board members to better understand the longer-term succession planning goals and development of management for future growth.
Board Meetings
The Board held 9 meetings in 2024. Each of our directors attended at least 75% of the total number of all meetings of the Board and committees on which the director served that were held during 2024.
Directors are expected to attend the meetings of the Board and of any committees on which the director serves and are encouraged, but not required, to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2024.
Communications to the Board
Stockholders and other interested parties may communicate directly with our Lead Independent Director or our independent directors as a group by sending a written communication in an envelope addressed to: Board of Directors, Attention: Lead Independent Director, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.
Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.
Our Audit Committee has established an anonymous, confidential process for communicating complaints regarding accounting or auditing matters or other matters that may violate EPAM’s Code of Ethical Conduct. In order to submit a complaint, you may call our hotline at the dedicated local phone number found at ethics.epam.com (+1 866 786-9137 in the U.S.) or submit a written report at the EthicsLine webpage at ethics.epam.com. Any such complaints received or submitted are reviewed with the Audit Committee in accordance with a standard escalation protocol to take such action as may be appropriate.

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Stockholder Engagement
We believe that both active and passive stockholder engagement is an important part of EPAM’s long-term value proposition. In 2024, we initiated a new Stockholder Outreach Program, where we met with several stewardship teams to discuss EPAM’s corporate governance, stockholder proposals, executive compensation, and effective oversight of management.
We plan to conduct our outreach program annually, as we work to continuously collect input and integrate it into our governance decisions and practices.

Engagement Approach
In addition to our new annual Stockholder Outreach Program across stewardship teams, we remain highly engaged across the investment community. We interact through multiple channels which include quarterly earnings calls, video conferences, live meetings, virtual calls, investor conferences, and marketing events. Through our collective engagement across channels, we continuously seek input from our stockholders across corporate governance topics as well as our overall business strategy.
Our Stockholder Outreach Program this year was led by the Chair of our Nominating and Corporate Governance Committee, Ronald Vargo, and by Helen Shan, Chair of the Audit Committee. Ms. Shan also serves as a member of the Compensation Committee and Mr. Vargo is also a member of the Audit Committee. Accompanying our Board members in each discussion were Ed Rockwell, our General Counsel and Corporate Secretary, and Mike Rowshandel, Head of Investor Relations.

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Code of Ethical Conduct & Corporate Governance Guidelines
EPAM has a Code of Ethical Conduct that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Chief Compliance Officer has the responsibility of maintaining an effective ethics and compliance program and to provide updates to our ethics and compliance programs to the Nominating and Corporate Governance Committee and the Board. The foundational principles in our Code of Ethical Conduct and our core values mean that we strive for excellence and do the right things in the right way by:

Respect, value and support people
Behave with integrity in all communications, records and business activities
Protect and enhance EPAM’sinformation and assets
Comply with laws

The Code of Ethical Conduct is approved and reviewed annually by the Board. Any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from a provision of the Code of Ethical Conduct for directors and officers must be approved by the Board and will be promptly disclosed to our stockholders.
The Board has also adopted Corporate Governance Guidelines in accordance with NYSE corporate governance rules that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including:
•	The size and composition of the Board;
•	Board membership criteria and director qualifications;
•	Board diversity;
•	director responsibilities;
•	director overboarding;
•	Board agendas;
•	roles of the Chairman, Chief Executive Officer and Lead Independent Director;
•	meetings of independent directors;
•	committee responsibilities and assignments;
•	Board member access to management and independent advisors;
•	director communications with third parties;
•	director compensation;
•	director orientation and continuing education; and
•	evaluation and succession planning for senior management.
Our Code of Ethical Conduct and our Corporate Governance Guidelines are publicly available through the “Investor Relations – Leadership & Governance” section of our website at http://investors.epam.com/leadership-and-governance.

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Sustainability Commitment
The Nominating and Corporate Governance Committee oversees EPAM's ongoing commitment to integrating ethical and positive environmental, social, and governance practices into our overall sustainability strategy. The Nominating and Corporate Governance Committee engages with and refers matters falling under the sustainability umbrella to other committees for their consideration. The Board is regularly involved in assessing the progress and effectiveness of individual components within our sustainability program—such as corporate social responsibility, human capital, ethics and governance, environmental footprint, data privacy, cybersecurity and information security, and supplier sustainability. Our approach to addressing material sustainability topics is key to our continual growth as a business, driving value for our employees, clients, business partners, stockholders, and the broader community.
One important way EPAM demonstrates the principles of our Code of Ethical Conduct and core values is through our commitment to making a positive impact in the communities where we operate. Through our focused efforts in the following areas—our Sustainability Pillars—we leverage the expertise and capabilities of our highly skilled global workforce to effectively address the needs of both the world at large and the communities in which we live and work.
Sustainability Pillars

Education & Digital Literacy
The EPAM E-KIDS® program has now expanded to 25 countries, where our employees volunteer to teach elementary school-aged children—regardless of gender, race, or ethnic identity—STEM concepts and introductory coding skills. We have also launched the E-Seniors program to help older adults improve their digital literacy and confidently navigate modern technology.

Environmental & Sustainable Practices
Our Science Based Targets (SBTi) have been verified, and we have submitted our long-term Net-Zero targets for independent review, reaffirming our commitment to a sustainable future. EPAM has also expanded its Supplier Code of Conduct program to incorporate comprehensive sustainability assessments for our suppliers, ensuring that our partners align with our environmental and ethical standards.

Community Support & Disaster Response
At EPAM, we deliver robust programs for immediate disaster relief and long-term recovery. Our teams have responded to severe flooding in multiple countries—including Austria, Czech Republic, Germany, Hungary, Poland, Romania, Slovakia, and India—with ongoing efforts across affected regions. Since 2022, we’ve steadily expanded our support for Ukraine by delivering essential supplies to meet evolving needs.

Inclusive Culture & Community
At EPAM, our guiding principle is to “Respect, Value and Support People.” These tenets were fundamental when we were founded and continue to be as critical as ever. We are fortunate to grow our Company with people from different geographies and cultures, with distinct perspectives, opinions, and backgrounds, and above all, exceptional capabilities. EPAMers respect and support each other as colleagues, build productive relationships with our clients, listen to and learn from each other and foster a culture and work environment that is inclusive and supportive. We also partner with our employee groups and external organizations to provide education and support to disadvantaged communities around the globe. In addition, we remain, as always, committed to treating people fairly and in compliance with all applicable laws.

Recognition & Impact
Our comprehensive social impact initiatives have earned public recognition and awards in multiple countries. Our programs—from digital solutions for nonprofits and educational initiatives to efforts that build a culture of respect and collaboration at work—underscore our commitment to driving sustainable change and making a meaningful difference in the communities we serve.

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Committees of the Board
The Board assigns responsibilities to committees in order to focus on certain issues in detail. The committees report their progress and results of their meetings to the Board and make recommendations to the Board when appropriate. The Board currently has three standing committees – an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of our committees operates under a charter that has been approved by our Board and which is reviewed annually. We post the charters on the “Investor Relations – Leadership & Governance” section of our website at http://investors.epam.com/investors/leadership-and-governance.
The primary responsibilities of each of our committees, as well as the current composition of our committees and the number of committee meetings held during 2024, are described below:

Audit Committee MEMBERS • Helen Shan (Chair) • Chandra McMahon • Eugene Roman • Ronald Vargo MEETINGS IN 2024 8
The primary responsibilities of our Audit Committee include:
•
appoint, compensate, retain and oversee our independent auditors;
•
pre-approve the independent auditors’ audit and non-audit services rendered, and recognize and prevent prohibited non-audit services;
•
review the proposed scope and results of the audit;
•
review, in conjunction with the Chief Executive Officer and Chief Financial Officer of our Company, disclosure controls and procedures and internal control over financial reporting with the independent auditors and our financial and accounting staff;
•
establish procedures for complaints received by us regarding accounting, internal control over financial reporting, or auditing matters;
•
oversee internal audit functions;
•
prepare the report of the Audit Committee that SEC rules require to be included in our annual proxy statement; and
•
review our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps taken to monitor and control such exposures.
The Audit Committee currently consists exclusively of directors who are financially literate, and each of Ms. Shan, Mr. Roman, and Mr. Vargo is considered an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. Ms. McMahon and Mr. Roman both have extensive experience in the information technology and information security industries and make up the Cybersecurity Subcommittee of the Audit Committee which is solely focused on EPAM’s cybersecurity and information security, including risk monitoring, assessment, and management systems and policies. The Board has determined that each of the current members of the Audit Committee is an “independent director” within the meaning of the applicable NYSE rules and as defined by Rule 10A-3 of the Exchange Act.

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Compensation Committee MEMBERS • Jill Smart (Chair) • Richard Michael Mayoras • Helen Shan MEETINGS IN 2024 7
The primary responsibilities of our Compensation Committee include:
•
review and approve cash compensation arrangements, and recommend to the Board equity-based compensation arrangements, for executive officers, including for our Chief Executive Officer;
•
identify corporate goals and objectives relevant to executive compensation;
•
evaluate each executive officer’s performance in light of identified goals and objectives and determine each executive officer’s compensation based on that evaluation;
•
review and evaluate the long-term incentive components of each executive officer’s compensation;
•
consider the results of the most recent stockholder advisory vote on executive compensation;
•
review and evaluate the Company’s executive compensation and benefits policies generally, including the review and recommendation of any incentive compensation and equity-based plans of the Company that are subject to Board approval, including making grants thereunder;
•
retain or obtain the advice of a compensation consultant, legal counsel or other adviser in its sole authority and be responsible for the appointment, compensation, termination and oversight of the work of any such adviser that is retained;
•
delegate to one or more of our officers the authority to make grants and awards of equity-based compensation to any of our non-Section 16 officers under our equity- based incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of the plans;
•
review, evaluate, and recommend to the Board for approval any changes in Board compensation;
•
prepare the report of the Compensation Committee to the extent required by SEC rules to be included in our annual proxy statement;
•
in consultation with our CEO, review management succession planning and development plans for potential CEO successors;
•
evaluate its own performance at least annually and report such evaluation to the Board; and
•
review and assess risks arising from the Company’s compensation policies and practices.
The Board has determined that each of the members of the Compensation Committee is an “independent director” within the meaning of the rules set forth in Rule 10C-1 and Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described in “Compensation Discussion and Analysis.”

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Nominating & Corporate Governance Committee MEMBERS • Ronald Vargo (Chair) • DeAnne Aguirre • Richard Michael Mayoras • Robert E. Segert MEETINGS IN 2024 5
The primary responsibilities of our Nominating and Corporate Governance Committee include:
•
identify and nominate members for election to the Board;
•
recommend to the Board a candidate for the position of Lead Independent Director of the Board from among the independent members of the Board;
•
develop and recommend to the Board a set of corporate governance principles and code of conduct applicable to EPAM and to oversee compliance with them;
•
oversee and report to the Board on a periodic basis on corporate responsibility and sustainability considerations;
•
oversee the orientation and continuing education program for directors;
•
oversee our corporate governance practices and procedures, and consider stockholder proposals; and
•
oversee the evaluation of the Board and its committees.
The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the applicable NYSE rules.

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Our Executive Officers
Executive officers are appointed by the Board. The following table sets forth the names, ages and positions of our executive officers as of April 9, 2025:

Name	Age	Position
Arkadiy Dobkin	64	Chairman of the Board of Directors, President and Chief Executive Officer
Balazs Fejes	50	President of Global Business and Chief Revenue Officer
Viktar Dvorkin	52	Senior Vice President, Head of Global Engineering, Cloud and Platforms
Jason Peterson	62	Senior Vice President, Chief Financial Officer and Treasurer
Edward Rockwell	57	Senior Vice President, General Counsel and Corporate Secretary
Elaina Shekhter	55	Senior Vice President, Chief Marketing and Strategy Officer
Boris Shnayder	68	Senior Vice President, Co-Head of Global Business
Larry Solomon	60	Senior Vice President, Chief People Officer
Sergey Yezhkov	51	Senior Vice President, Co-Head of Global Business
Gary Abrahams	57	Vice President, Corporate Controller, Chief Accounting Officer

Information about Mr. Dobkin is provided under “Board of Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.
Balazs Fejes
Balazs Fejes is our President of Global Business and Chief Revenue Officer, where he heads market activities across the regions and co-leads global business operations. Mr. Fejes also oversees the strategy of our Banking and Financial Services Industry business unit, helping to drive evolution of key service lines across the unit’s global portfolio. From 2015 through March 2021, Mr. Fejes was our Executive Vice President, Co-Head of Global Business, and before that, he held the position of Senior Vice President, Global Head of Banking and Financial Services business unit from 2012 to 2015. From 2004 to August 2012, Mr. Fejes served as EPAM’s Chief Technology Officer (“CTO”) and was responsible for ensuring that all global offshore and nearshore software development centers of EPAM were at the leading edge of industry standards for efficiency and quality. Mr. Fejes joined EPAM in 2004 as part of the acquisition of Fathom Technology, a Hungarian software engineering firm which he co-founded and where he served as CTO. Prior to co-founding Fathom Technology, Mr. Fejes was a chief software architect/line manager with Microsoft Great Plains (Microsoft Business Solutions). He also served as chief software architect of Scala Business Solutions. He is the recipient of numerous awards for programming excellence and has worked extensively in the US and Russia.
Viktar Dvorkin
Viktar Dvorkin is our Senior Vice President, Head of Global Engineering, Cloud and Platforms and is responsible for the strategy and operation of the company’s Delivery Organization as well as our Solution Practices and Competency Centers. In his current role, Mr. Dvorkin also oversees EPAM’s Advanced Technology programs including EngX and Delivery Excellence. Prior to his current role, he led the North American business unit, where he oversaw the operation of EPAM’s largest book of business, with overall responsibility for services delivered in the North American region. Mr. Dvorkin joined EPAM in 1997 and has been instrumental in driving our growth in key technology and solution practices, and in helping EPAM to build and deploy multi-disciplinary teams for successful client engagements. Having worked and lived in the United States and Eastern Europe, Mr. Dvorkin has in-depth understanding of global delivery models and brings hands-on technology experience and working knowledge of multiple industries including travel, healthcare, insurance and oil & gas. Mr. Dvorkin holds a master’s degree in Applied Mathematics from the Belarusian National Technical University.

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Jason Peterson
Jason Peterson joined EPAM in 2017 and is our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Peterson leads EPAM’s Global Finance, Corporate Development, and Procurement organizations and has over 25 years of finance experience. From 2008 to 2017, he was employed by Cognizant Technology Solutions, and in his most recent role, he was Vice President of Finance, M&A and Due Diligence, a position that he held while leading a large-scale corporate business process transformation program. Prior to that, he was CFO of the Emerging Business Accelerator and led the Corporate Financial Planning and Analysis Function. Before joining Cognizant, Mr. Peterson was the CFO for E&C Medical Intelligence, a venture-backed software and services company, and prior to that, he served in various accounting and finance roles at ATI Technologies, Philips Semiconductors, and Hewlett-Packard. Mr. Peterson holds an MBA from Columbia Business School and a Bachelor’s degree in economics from Claremont McKenna College.
Edward Rockwell
Edward Rockwell joined EPAM in October of 2018 and is our Senior Vice President, General Counsel and Corporate Secretary overseeing the legal activities of the organization and providing strategic counsel and legal guidance to senior leadership and EPAM’s Board of Directors. From June 2014 to October 2018, Mr. Rockwell served as Vice President & Assistant General Counsel at Red Hat, a leading global provider of open source, enterprise IT solutions where he led a global team of legal professionals that supported all sales and operations during a period of significant company growth. From April 2012 to January 2014, Mr. Rockwell was General Counsel and Vice President, Legal and Human Resources for DDN Storage. He previously served as Vice President and Associate General Counsel at Hewlett-Packard Company (HP) with roles that included General Counsel for HP Services, HP Americas, and HP Software. Additionally, he spent five years in Milan, Italy, where he served as Director and Managing Counsel for HP’s Outsourcing Services business in EMEA and later Senior Director and Managing Counsel for Outsourcing Services worldwide. Mr. Rockwell is a member of the board of directors of the Greater Philadelphia Chapter of the Association of Corporate Counsel. Mr. Rockwell received a BA degree in Foreign Affairs from University of Virginia and a JD from the University of Richmond School of Law.
Elaina Shekhter
Elaina Shekhter is our Senior Vice President, Chief Marketing and Strategy Officer. Ms. Shekhter had been our Chief Marketing Officer from March 2015 through March 2021. In her role, Ms. Shekhter works to integrate a variety of functions that influence EPAM’s strategy, positioning and messaging. Ms. Shekhter has been with EPAM since 2001 in a number of roles, including the Global Head of Business Development and prior to that, the Global Head of our Travel and Consumer Business Unit. Ms. Shekhter is an advisory board member for the MACH Alliance and is active in the software startup and emerging technology communities, representing EPAM in its investment in the Go Philly Fund and as a board member of the EPAM seed investment, Sigma Ledger. Additionally, Ms. Shekhter takes a special interest in artificial intelligence and sustainability initiatives. Before joining EPAM, Ms. Shekhter was with the global hospitality and travel company Carlson Companies, in a number of operational and business development roles including Head of Retail and Entertainment for 24K, a spin-off of Carlson Marketing Group. Prior to Carlson, Ms. Shekhter was a Manager with Ernst & Young Consulting, specializing in CRM and analytics engagements. Ms. Shekhter holds an MS degree in Information Systems and BS/BA degrees in Economic Theory and Political Science from The American University.
Boris Shnayder
Boris Shnayder is our Senior Vice President, Co-Head of Global Business with a primary focus on operations in the Americas. Mr. Shnayder joined EPAM in July 2015 and is responsible for a portfolio of business in the region, including oversight of service programs and client acquisition. Mr. Shnayder also oversees strategy and execution of our emerging verticals portfolio. With over 20 years of experience in the IT and telecommunications industries, Mr. Shnayder brings both industry and global operations leadership. Prior to his role at EPAM, Mr. Shnayder served in a variety of roles at GlobalLogic, Inc. from 2007 to 2015, including Chief Delivery Officer, Senior Vice President, Head of Telecom & Healthcare and General Manager, and Vice President of Telecommunications. He also held senior software management positions at Motorola and Telcordia, managing teams throughout the United States, China, India and Russia. Mr. Shnayder received his MS degree in Mechanical Engineering from the Lyiv University in Ukraine.

32 | 2025 Proxy Statement

Larry Solomon
Larry Solomon is our Senior Vice President, Chief People Officer, responsible for overseeing all aspects of talent management, talent acquisition, workforce planning and management, as well as other human resource related functions within EPAM globally. Mr. Solomon joined EPAM in October 2016, and prior to that he held a number of leadership positions at Accenture beginning in 1986. His most recent responsibilities as Senior Managing Director and North America Operating Officer from 2013 to 2016 included overseeing and managing the full employee life cycle of all Accenture people in the United States and Canada, resource planning, recruitment, staffing and deployment, and performance management. Prior to that, he was Accenture’s Global COO of Human Resources from 2011 to 2013, with overall responsibility for human resources operations. Mr. Solomon received a bachelor’s degree in Business Administration from the State University of New York at Albany with a Finance/MIS major and Spanish language minor. He graduated with Magna Cum Laude distinction in 1986.
Sergey Yezhkov
Sergey Yezhkov is our Senior Vice President, Co-Head of Global Business, focusing on a North American book of business. Mr. Yezhkov also oversees strategy and operation of our Life Science & Healthcare portfolio. Prior to his current role, Mr. Yezhkov served as Co-Head of Global Delivery where he oversaw delivery operations across EPAM’s diverse geographic footprint with overall responsibility for building and growing professional software engineering skills and delivery know-how. Mr. Yezhkov joined EPAM in 2006 as part of the acquisition of Vested Development Inc. (VDI), where he served as Managing Director and CTO. Through his work with EPAM’s Independent Software Vendors business unit, Mr. Yezhkov brings an in-depth understanding of commercial software product development and agile approaches as well as a working knowledge of the healthcare, life science and high-tech industries. Mr. Yezhkov has an MS in Computational Mathematics from Lomonosov Moscow State University.
Gary Abrahams
Gary Abrahams is our Vice President, Corporate Controller, and Chief Accounting Officer. Mr. Abrahams joined EPAM in 2016 and was named Chief Accounting Officer in April 2017. Mr. Abrahams has over 25 years of experience in global corporate financial management and public accounting. From December 2015 to March 2016, Mr. Abrahams worked as an independent contractor at CMF Associates, LLC, a management and financial services advisory firm. From June 2014 to April 2015, he served as Senior Vice President, Chief Accounting Officer at Preferred Sands, a producer of high-performance sands and proppant materials used in the oil and gas industry. From May 2006 to April 2014, Mr. Abrahams served in several senior finance roles at Shire Pharmaceuticals, a global biotechnology company, last serving as Vice President, Finance Operations - The Americas, where he was responsible for leading the Controller’s teams in North and South America and enhancing the finance infrastructure to support the growth of the multinational business. Before joining Shire, Mr. Abrahams held finance and Controller positions at Bracco Diagnostics, a subsidiary of a multinational healthcare company, from 1994 to 2006. He began his career at Arthur Andersen LLP in New York City. Mr. Abrahams holds a BBA in Accounting from Hofstra University.

33 | 2025 Proxy Statement

Security Ownership of Certain
Beneficial Owners & Management
As of March 14, 2025, there were 57,068,646 shares of our Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock for:
•	each of our directors and executive officers individually;
•	all directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.
We have calculated beneficial ownership in accordance with the rules of the SEC, and such ownership includes voting and dispositive power with respect to shares. In the table below, shares of Common Stock issuable pursuant to options currently exercisable or exercisable within 60 days of March 14, 2025, shares of Common
Stock issuable upon settlement of restricted stock units, and restricted Common Stock are deemed to be outstanding for calculating the percentage of outstanding shares beneficially owned by the person holding those options, but are not deemed to be outstanding for computing the percentage of shares beneficially owned by any other person.
To our knowledge, except as indicated, the stockholders named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them, based on the information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is c/o EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Named Executive Officers and Directors
Arkadiy Dobkin(1)	1,971,488	3.5%
Jason Peterson(2)	54,824	*
Balazs Fejes(3)	51,373	*
Boris Shnayder(4)	66,352	*
Elaina Shekhter(5)	47,812	*
Larry Solomon(6)	45,838	*
Viktar Dvorkin(7)	83,854	*
Sergey Yezhkov(8)	55,486	*
Edward Rockwell(9)	18,156	*
Gary Abrahams(10)	3,121	*
DeAnne Aguirre	2,265	*
Richard Michael Mayoras	9,321	*
Chandra McMahon	2,386	*
Eugene Roman	1,551	*
Karl Robb	6,367	*
Robert E. Segert(11)	17,289	*
Helen Shan	4,927	*
Jill Smart	7,952	*
Ronald Vargo	9,554	*
All executive officers and directors as a group (19 people)	2,459,916	4.3%
5% Stockholders
The Vanguard Group(12)	6,825,589	11.83%
BlackRock, Inc.(13)	4,722,559	8.2%

*	Denotes less than 1% of the shares of Common Stock beneficially owned.

34 | 2025 Proxy Statement

(1)
Includes: (i) 1,275,628 shares of Common Stock held directly by Mr. Dobkin; (ii) 248,271 shares of Common Stock issuable to Mr. Dobkin upon exercise of options exercisable within 60 days of March 14, 2025; and (iii) 447,589 shares of Common Stock held by the Arkadiy Dobkin GST Exempt Grantor Trust (the “Dobkin Grantor Trust”) for the benefit of Mr. Dobkin’s children, for which Mr. Dobkin’s spouse acts as the trustee. Mr. Dobkin may be deemed to have shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of the shares held by the Dobkin Grantor Trust and identified as beneficially owned by him above. Mr. Dobkin disclaims beneficial ownership of the securities held by the Dobkin Grantor Trust except to the extent of his pecuniary interest therein.

(2)	Includes 31,442 shares of Common Stock issuable to Mr. Peterson upon exercise of options exercisable within 60 days of March 14, 2025.
(3)	Includes 39,801 shares of Common Stock issuable to Mr. Fejes upon exercise of options exercisable within 60 days of March 14, 2025.
(4)	Includes 53,980 shares of Common Stock issuable to Mr. Shnayder upon exercise of options exercisable within 60 days of March 14, 2025.
(5)	Includes 38,978 shares of Common Stock issuable to Ms. Shekhter upon exercise of options exercisable within 60 days of March 14, 2025.
(6)	Includes 31,616 shares of Common Stock issuable to Mr. Solomon upon exercise of options exercisable within 60 days of March 14, 2025.
(7)
Includes: (i) 20,714 shares of Common Stock held directly by Mr. Dvorkin; (ii) 36,966 shares of Common Stock issuable to Mr. Dvorkin upon exercise of options exercisable within 60 days of March 14, 2025; and (iii) 26,174 shares of Common Stock held by the Dvorkin Family Trust for the benefit of Mr. Dvorkin’s children, for which Mr. Dvorkin’s spouse acts as the trustee. Mr. Dvorkin may be deemed to have shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of the shares held by the Dvorkin Family Trust and identified as beneficially owned by him above. Mr. Dvorkin disclaims beneficial ownership of the securities held by the Dvorkin Family Trust except to the extent of his pecuniary interest therein.

(8)	Includes 41,537 shares of Common Stock issuable to Mr. Yezhkov upon exercise of options exercisable within 60 days of March 14, 2025.
(9)	Includes 11,798 shares of Common Stock issuable to Mr. Rockwell upon exercise of options exercisable within 60 days of March 14, 2025.
(10)	Includes 524 shares of Common Stock issuable to Mr. Abrahams upon exercise of options exercisable within 60 days of March 14, 2025.
(11)
Includes: (i) 3,545 shares of Common Stock held directly by Mr. Segert; and (ii) 13,744 shares of Common Stock held in a revocable living trust in which Mr. Segert and his spouse are trustees. Mr. Segert has beneficial ownership of the shares held in the trust.

(12)
Information based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group has sole voting power over 0 shares, shared voting power over 75,863 shares, sole dispositive power over 6,578,867 shares and shared dispositive power over 246,722 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Information based on a Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock, Inc., a parent holding company, reports on behalf of the following subsidiaries which hold the shares: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power over 4,353,085 shares, shared voting power over 0 shares, sole dispositive power over 4,722,559 shares, and shared dispositive power over 0 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

35 | 2025 Proxy Statement

Certain Relationships & Related Transactions
Our Related Person Transaction Policy
The Board has designated the Nominating and Corporate Governance Committee as responsible for the review, approval, or ratification of “related person transactions” involving EPAM or its subsidiaries and related persons. Under SEC rules, a related person is director, executive officer, nominee for director since the beginning of the previous fiscal year, or a holder of greater than 5% of our stock or securities exchangeable for our stock, and their immediate family members. The Board has adopted a related person transaction policy to apply to any transaction or series of transactions in which EPAM or a subsidiary is a participant, the amount exceeds $120,000, and a related person has a direct or indirect material interest.
Pre-Cleared Transaction Categories
The following types of transactions are deemed not to create or involve a material interest, absent other facts and circumstances which require consideration:
•	transactions involving the purchase or sale of products or services in the ordinary course of business not exceeding $120,000
•	transactions involving the purchase or sale of products or services in the ordinary course of business involving a related person who is a related person by virtue of its ownership of our Common Stock
•
transactions in which the related person’s interest derives solely from (a) service as a director of another corporation or organization that is a party to the transaction; (b) ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (c) ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis; and (d) service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from EPAM, which donations are made pursuant to a company matching program, as a result of contributions by employees, that is available on the same terms to all EPAM employees

•
compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the Compensation Committee

•	director compensation arrangements that have been approved by the Board
•	indemnity payments made to directors and executive officers in accordance with the Company’s Certificate of Incorporation, by-laws and applicable laws
Transaction Review Process
Each director, director nominee, and executive officer notifies the EPAM legal department of any transaction involving EPAM and a related person and provides a complete description of the transaction. If the transaction does not fall into one of the exceptions listed above, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances to determine whether the transaction involves a direct or indirect material interest and if the transaction is determined to involve a direct or indirect material interest of the related person, the Nominating and Corporate Governance Committee then determines whether to approve or ratify the transaction. In making its decision the Nominating and Corporate Governance Committee reviews commercial reasonableness, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s interest, and any actual or apparent conflict of interest. A related person transaction will not be approved or ratified unless it is determined that the transaction is in, or not inconsistent with, the best interests of EPAM and our stockholders.
Transactions in 2024
Since the beginning of 2024, there have been no related person transactions meeting the description above approved or ratified by the Nominating and Corporate Governance Committee. As part of the ongoing review, the Nominating and Corporate Governance Committee has considered ordinary course of business commercial arrangements between EPAM, on the one hand, and customers or vendors where members of our Board serve as executive officers or directors. Following the policy and required review procedures, the Nominating and Corporate Governance Committee (with appropriate recusals, as necessary) has determined that these directors do not have a direct or indirect material interest in the arrangement.

36 | 2025 Proxy Statement

Indemnification Agreements
Our certificate of incorporation includes provisions that authorize and require us to indemnify our officers and directors to the fullest extent permitted under Delaware law, subject to limited exceptions. Proposal 8 in this Proxy Statements seeks stockholder approval of amendments to our Certificate of Incorporation that would permit exculpation of our officers consistent with the protections offered to our directors as permitted by Delaware law. We have separate indemnification agreements with our directors and executive officers, which require us to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Insider Trading Policy; Prohibition on Hedging & Transactions in Derivatives
We have an insider trading policy and procedures that are reasonably designed to promote compliance with insider trading laws, rules, regulations, and the listing standards of the New York Stock Exchange. The policy and procedures prohibit, among other things, our employees and directors from engaging in (i) any hedging transactions that are designed to hedge or speculate on any change in the market value of EPAM’s equity securities, (ii) trading in options or other derivatives involving EPAM’s stock, and (iii) pledging EPAM securities in any circumstance, including by purchasing securities in margin or holding securities in a margin account. These prohibitions apply to EPAM’s equity securities whether issued as compensation or acquired otherwise and prohibit transactions such as zero-cost collars and forward sale contracts. None of our employees or directors has pledged EPAM stock as collateral for personal loans or other obligations. We have made our insider trading policy publicly available by including it as an exhibit to our 2024 Annual Report.

37 | 2025 Proxy Statement

Report of the Audit Committee
EPAM’s Board has adopted a charter that details the role and responsibilities of the Audit Committee. Pursuant to that charter, the Audit Committee oversees EPAM’s independent registered public accounting firm and internal audit function as well, along with management, EPAM’s disclosure controls and procedures and internal control over financial reporting.
In fulfilling its responsibilities, the Audit Committee met eight times during 2024. During those meetings, the Audit Committee executed its responsibilities consistent with its charter, which is available in the Investor Relations section of our website.
Our management is primarily responsible for EPAM’s internal control and financial reporting process. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of EPAM’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of EPAM’s internal control over financial reporting. The Audit Committee monitors EPAM’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements with EPAM’s management.
2.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.
The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in EPAM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.

The Audit Committee
•	Helen Shan, Chair
•	Chandra McMahon
•	Ronald Vargo
•	Eugene Roman

38 | 2025 Proxy Statement

Compensation of Directors
Our independent directors are compensated under our Non-Employee Directors Compensation Plan and related policy. Directors who are employees of EPAM or any of our subsidiaries receive no compensation for serving as directors.
Under our plan and policy, each director who is not an employee of EPAM or any subsidiary of EPAM receives an annual cash retainer (which the director may elect to receive in shares) and an annual grant of restricted stock units. In addition, new non-employee directors receive an initial award of restricted stock units upon joining the Board. In addition, the Lead Independent Director, and the chair and members of each committee of the Board of Directors each receives an additional cash fee.
In the event that there are more than 10 meetings of the Board or any committee in a calendar year, our non-employee directors are entitled to additional cash amounts for each additional meeting they attend (in person or telephonically, with different amounts applicable to each) for the Board or committee on which such non-employee director serves.
We offer our directors the option to defer receipt of shares of our Common Stock delivered upon conversion of restricted stock units until the July 15th immediately following their retirement from the Board, or in one to five annual installments following retirement from the Board through our Non-Employee Directors Deferral Plan. This deferral plan permits the deferred receipt of shares relating to restricted stock units granted during or after 2017.
The Compensation Committee reviews the compensation components and levels for non-employee directors, considering the director compensation practices of industry and other peer companies among other factors in a report prepared by the Compensation Committee’s independent compensation consultant no less than every other year. The Compensation Committee most recently performed this review at the end of 2024 and made no changes to the current levels.
The amounts of each element of non-employee director compensation for 2024 are set forth below.

39 | 2025 Proxy Statement

The following table contains information about the fees and other compensation earned or paid to the members of the Board in the year ended December 31, 2024. Mr. Dobkin did not receive any compensation for his service as a director, and therefore is not included in the following table. The compensation received by Mr. Dobkin for his service to EPAM as President and Chief Executive Officer in 2024 is presented in “Executive Compensation.”

Name	Fees earned or paid in cash ($)	Stock awards (1) (2) ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
DeAnne Aguirre	$73,000 (3)	$187,004	–	–	–	–	$260,004
Richard Michael Mayoras	$103,417 (4)	$187,004	–	–	–	–	$290,421
Chandra McMahon	$78,000 (5)	$187,004	–	–	–	–	$265,004
Karl Robb	$65,000 (6)	$187,004	–	–	–	$ 94,000 (7)	$346,004
Eugene Roman	$78,000 (8)	$187,004	–	–	–	–	$265,004
Robert E. Segert	$75,917 (9)	$187,004	–	–	–	–	$262,921
Helen Shan	$100,000 (10)	$187,004	–	–	–	–	$287,004
Jill Smart	$85,000 (11)	$187,004	–	–	–	–	$272,004
Ronald Vargo	$ 109,333 (12)	$187,004	–	–	–	–	$296,337

(1)
Represents the aggregate grant date fair value of restricted stock units granted to the directors in 2024, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For further information on how we account for stock-based compensation, please see Notes 1 and 15 to the consolidated financial statements included in our 2024 Annual Report.

(2)
Represents a single annual Board service grant of 1,051 restricted stock units to each director on May 31, 2024 that fully vest on May 31, 2025 (or, upon termination of service from the Board at any time, a portion of restricted stock units will vest as of the date of such termination on a pro rata basis). Certain of our directors have elected to defer receipt of shares of our Common Stock delivered on conversion of restricted stock units until after their retirement from the Board, pursuant to our Non-Employee Directors Deferral Plan.

(3)
Represents fees of $8,000 earned for service as a member of the Nominating and Corporate Governance Committee and $65,000 earned as an annual retainer for service on the Board. Ms. Aguirre held an aggregate of 2,386 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(4)
Represents a fee of $10,000 earned for service as a member of the Compensation Committee; $8,000 earned for service as a member of the Nominating and Corporate Governance Committee; $20,417 earned for pro rated service as Lead Independent Director from June 1 through December 31, 2024; and $65,000 earned as an annual retainer for service on the Board. Mr. Mayoras held an aggregate of 9,321 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(5)
Represents fees of $13,000 earned for service as a member of the Audit Committee and $65,000 earned as an annual retainer for service on the Board. Ms. McMahon held an aggregate of 2,386 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(6)
Represents $65,000 earned as an annual retainer for service on the Board. Mr. Robb held an aggregate of 6,367 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(7)	Fees for consulting services pursuant to an independent contractor agreement with EPAM.
(8)
Represents a fee of $13,000 earned for service as a member of the Audit Committee and $65,000 earned as an annual retainer for service on the Board. Mr. Roman held an aggregate of 1,551 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(9)
Represents pro rated fee of $6,250 earned for pro rated service as chair of the Nominating and Corporate Governance Committee from January 1 to May 31, 2024; $4,667 earned for pro rated service as a member of the Nominating and Corporate Governance Committee from June 1 to December 31, 2024; and $65,000 earned as an annual retainer for service on the Board. Mr. Segert held, directly or indirectly, an aggregate of 17,289 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(10)
Represents a fee of $25,000 earned for service as a chair of the Audit Committee; $10,000 earned for service as a member of the Compensation Committee; and $65,000 earned as an annual retainer for service on the Board. Ms. Shan held an aggregate of 4,927 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

40 | 2025 Proxy Statement

(11)
Represents a fee of $20,000 earned for service as chair of the Compensation Committee; and $65,000 earned as an annual retainer for service on the Board. Ms. Smart held an aggregate of 7,952 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

(12)
Represents a fee of $13,000 earned for service as a member of the Audit Committee; $8,000 earned for service as a member of the Nominating and Corporate Governance Committee; $8,750 earned for pro rated service as chair of the Nominating and Governance Committee from June 1 to December 31, 2024; $14,583 earned for pro rated service as Lead Independent Director; and $65,000 earned as an annual retainer for service on the Board. Mr. Vargo held an aggregate of 9,554 shares of Common Stock, including the 1,051 restricted stock units granted on May 31, 2024 and shares deferred under our Non-Employee Directors Deferral Plan, if any, as of December 31, 2024.

41 | 2025 Proxy Statement

Executive Compensation
A Letter from the Compensation Committee
Thank you to our stockholders for your continued support of our executive compensation programs. In 2024, the “say on pay” proposal received 93.7% support from our stockholders. Nevertheless, throughout 2024, we continued to evaluate and mature our philosophy, approach, and programs relating to executive compensation.
The highlight of our executive compensation actions in 2024 was the launch of our Key Executive Performance Stock Program, which responds to stockholder feedback to more strongly link pay with Company performance. The program also enhances the competitiveness of the overall compensation packages we are able to offer our executives and other key employees. We adopted the program during a challenging time for EPAM and other companies in our industry, but the Compensation Committee remains committed to setting annual and long-term incentive targets that motivate our team and challenge them to work toward our operational goals. As a result of EPAM’s financial and operational results in 2024, the annual incentive plan earned 0% of the revenue metric and 144% of the profitability metric. We continue to monitor our relative total stockholder return (“TSR”) as well. You can find additional information about our 2024 results in page 43 of this Proxy Statement. Overall, we are confident that this additional equity vehicle is an effective tool for our compensation programs.
While the addition of performance awards increased the total potential compensation for our executives, we kept base salary and time-based equity compensation generally flat compared to 2023. Short-term cash incentives to our named executive officers increased, on average, 53% for 2024, which reflected an improvement in financial performance against the revenue and profitability metrics set for the year as compared to 2023. We are committed to continuing to set goals for all elements of executive compensation that challenge our team and build sustained, long term stockholder value.
Looking forward, we are asking stockholders to approve a new equity compensation plan that will support our continued ability to offer compensation elements that align our executives’ and other employees’ interests with those of stockholders – creating and sustaining long-term value. Our current long term incentive plan has existed since 2015 and expires in June 2025. Equity compensation is a core part of our compensation philosophy as it rewards executives for balance of long-term stock price appreciation, retention, and financial performance. This Committee has led an effective effort to make our use of equity compensation more efficient, with reasonable usage and managed dilution, and we have demonstrated responsible use of equity compensation as a key tool to motivate our executives and employees. We commit to governing the 2025 Long Term Incentive Plan with the same level of rigor that we have shown over the term of the current plan.
The Compensation Committee
•	Jill Smart, Chair
•	Richard Michael Mayoras
•	Helen Shan

42 | 2025 Proxy Statement

Compensation Committee Interlocks & Insider Participation
The Compensation Committee’s members are Jill Smart, Richard Michael Mayoras, and Helen Shan. No member of the Compensation Committee who served during 2024 is or was an employee during 2024 or is or has ever been an officer of our Company. None of our executive officers has served during 2024 on the board of directors of another public company with executive officers who serve as members of our Board. No member of the Compensation Committee who served during 2024 had any relationship requiring disclosure by us under Item 404 of Regulation S-K.
Compensation Committee Report
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with our management and the Compensation Committee’s independent consultant. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation Committee
•	Jill Smart, Chair
•	Richard Michael Mayoras
•	Helen Shan
Compensation Discussion & Analysis
This Compensation Discussion and Analysis provides information about our executive compensation philosophy, objectives, and programs overseen by the Compensation Committee (referred to as the “Committee” in this section). This section focuses on the compensation of our Named Executive Officers (“NEOs”) and the decisions made by the Committee regarding the compensation of these officers in 2024.
EPAM relies on its talented leadership team to support EPAM’s objectives for sustainable growth, client service and long-term stockholder value creation. Our executive compensation program is designed to attract, motivate, reward and retain our executive team by awarding compensation that emphasizes performance, while remaining flexible and responsive to changing business conditions.
Our Named Executive Officers

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Compensation Philosophy and Objectives
We believe that the value we deliver to our customers, and ultimately to our stockholders, depends in large part upon the quality and capability of our people. Our executive compensation program is based on these guiding principles:
•	Attract, motivate, develop and retain quality executives who will increase long-term stockholder value.
•	Provide total compensation to each of our NEOs that is commensurate with position and experience, largely in annual incentive and long-term incentives.
•	Grant performance-based equity awards to align executive interests with long-term interests of EPAM stockholders.
•	Reward exceptional performance and long-term commitment to EPAM.
We use a mix of short-term compensation, in the form of base salaries and annual cash incentive payments, and long-term compensation, in the form of equity-based awards, as the total compensation structure to meet these objectives. This compensation program serves to complement the strong alignment our NEOs have with our stockholders because of the equity holdings our NEOs have in EPAM, and our stock ownership guidelines strengthen this alignment. The Compensation Committee continues to evaluate the elements of our executive compensation program to ensure strong pay and performance alignment.
2024 Company Performance
In 2024, revenues increased 0.8% to $4.728 billion, a year-over-year increase of $37.4 million; income from operations increased 8.6% to $544.6 million, an increase of $43.3 million; and diluted earnings per share (“EPS”) was $7.84, an increase of $0.78, or 11.0%. Our compensation programs have always been heavily dependent on Company performance, but we strengthened our pay-for-performance philosophy in 2024 by launching the Key Executive Performance Stock Program. The key financial measures for our short-term cash incentives and the long-term equity-based incentives – revenue growth, adjusted income from operations, adjusted earnings per share, and relative total shareholder return – are reflective of our business strategy, are used internally and externally to evaluate our success, and align with long-term value creation. To evaluate performance in a manner consistent with how management evaluates our operating results and trends, the key financial measures in our annual and long-term incentive plans are measured on a non-GAAP basis.

Metric (Year Over Year)	GAAP	Non-GAAP
Revenue growth	0.8%	—
Income from operations growth	8.6%	1.8%*
Diluted earnings per share growth	11.0%	2.5%*

*	Adjusted income from operations and Non-GAAP diluted earnings per share are non-GAAP financial measures. Refer to Appendix A: Reconciliation of Non-GAAP Financial Measures for additional information.
The revenue and adjusted income from operations results led to the corporate performance factor for our short-term cash incentives being funded at 72%. (See “Short-Term Cash Incentive Awards” for more information). The revenue and adjusted EPS results correspond to 0% and 144%, respectively, for the portion of the first-year tranche of the 2024-2026 performance-vesting stock units (“PSUs”) relating to those measures. The 2024-2026 PSUs will not become earned and vested until the conclusion of the 3-year performance period and all tranches and the 3-year relative TSR performance period have been completed. See “Key Executive Performance Stock Program” for more information.

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Compensation Objectives
Our executive compensation structure includes a mix of short-term compensation, in the form of base salaries and annual cash incentive payments, and long-term compensation, in the form of equity-based awards. Our compensation program is heavily weighted in equity awards, which, together with our stock ownership guidelines, complements the strong alignment our NEOs have with our stockholders.

	Component	Payment Form	Objective	Alignment with Stockholder Value Creation
Short-Term Compensation	Base Salary	Cash	Provide a base amount of fixed compensation to attract and retain highly qualified executives Reflects individual seniority, skills, prior experience, scope and responsibility	Salary levels and year-over-year increases set based on market data to provide competitive pay
	Performance-based Cash Incentives	Cash	Reward executives for a combination of strong corporate performance and individual contributions to our success
Short-term cash incentives for executives funded based on our operational and financial results, with annual awards for our NEOs determined based on EPAM financial performance in 2024, and considering individual performance

Long-Term Compensation	Equity Awards	Equity
Provide annual awards to executives via performance-vested PSUs and time-vested restricted stock units (“RSUs”), and ending with 2024, stock options, to realize future stock price appreciation and serve as a retention tool for highly qualified executive leadership. Beginning in 2025, equity awards for NEOs will consist of 50% PSUs and 50% RSUs.
Reward executives for long-term financial success
Ultimate value of equity awards based on sustained, long-term EPAM stock price appreciation and financial performance
Other Compensation	Benefits and Perquisites	N/A	Promote EPAM’s approach and culture by avoiding special perquisites for executives
EPAM provides its executives with broad-based, non-discriminatory benefit plans available to all employees to focus executive pay on incentive-based cash or equity compensation
EPAM does not provide supplemental executive perquisites or retirement benefits

	Post-employment Compensation	N/A
Lack of pension plans, retiree benefits and other post-employment benefits keeps fixed compensation costs conservative
Equity awards vest upon death or disability (100% in the case of two or more years of service, and 50% in case of less than 2 years of service)
Beginning with 2022 grants, equity awards held for at least one year from the date of grant accelerate upon retirement for Section 16 officers who retire with a combined age and service of 70 (minimum age 60 and minimum tenure 5 years)

No pre-set severance terms or employment agreements
Double-trigger change of control requirements for acceleration of unvested equity awards
Equity vesting in death, disability, or retirement intended to provide programmatic vesting of equity in limited circumstances to minimize need for Committee discretion

	Employee Stock Purchase Plan (ESPP)	Equity	EPAM maintains an ESPP for eligible employees, including our executive officers (available in select countries) with a market competitive design	Creates incentive for employees to share in EPAM’s value creation

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Governing our Compensation Program
The Committee oversees the design and administration of our executive compensation program, which reflects many best practices.

WHAT WE DO	WHAT WE DON‘T DO
•
Align our executive pay with performance
•
Appropriately balance short- and long-term incentives
•
Provide for “double trigger” change of control vesting for all equity grants
•
Award PSUs which vest, if at all, at the end of a three-year performance period and equity grants which vest over a four-year term
•
Hold an annual “say-on-pay” advisory vote to approve executive compensation
•
Award PSUs tied to our long-term performance as a significant portion of our NEO’s overall compensation
•
Maintain meaningful stock ownership guidelines for executives, members of senior management and directors
•
Maintain a robust compensation recoupment or “clawback” policy that complies with SEC and corresponding NYSE Listed Company Manual requirements
•
Retain and utilize an independent compensation consultant to advise the Committee

•
No contracts with multi-year guaranteed salary increases or bonus arrangements
•
No excise tax gross-ups upon a change of control
•
No “single trigger” change of control vesting for equity awards
•
No “golden parachutes” or automatic change of control severance payments
•
No supplemental executive retirement plan or supplemental pension benefits
•
No repricing of equity awards without stockholder approval
•
No hedging, pledging, and speculative transactions in our securities by our executive officers, employees and directors
•
No excessive perquisites for our named executive officers

2024 Compensation Snapshot
The graphics below show the components of our CEO’s and other NEOs’ compensation relative to each other. As these charts demonstrate, a substantial amount of our CEO’s and other NEOs’ overall compensation for 2024 has value linked to the long-term stock performance of EPAM. This underscores our dedication to ensuring our executives’ interests align with those of our stockholders.

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Base salaries for our NEOs were unchanged in 2024 compared to 2023. Cash incentive payouts increased due to an improvement in operating performance against our revenue and profitability targets compared to 2023. Long-term equity incentives increased, on the whole, as we added PSUs under our Key Executive Performance Stock Program and rebalanced the mix of equity awards. In 2024, our CEO’s long-term equity incentive package was 50% PSUs, 17% options, and 33% time-based RSUs, and our other NEOs’ long-term equity incentive package were one-third each PSUs, options, and time-based RSUs. With a substantial amount of our CEO’s and other NEOs’ overall compensation linking to the short-term operational performance and long-term stock performance of EPAM, our dedication to ensuring our executives’ interests align with those of our stockholders is clear. Continuing this commitment and taking industry trends into account, the Committee determined that it would no longer include stock options as part of the long-term equity compensation beginning with 2025. As a result, equity packages to our NEOs beginning with 2025 are 50% PSUs and 50% RSUs.
2024 Compensation Oversight
Design, administration, and oversight of our compensation program is a primary responsibility of the Committee. The Committee works year-round to ensure that its objectives are met, including seven meetings in 2024. These meetings, which at times included management and the Committee’s executive compensation consultant, permitted the Committee the ability to discuss, deliberate, and make informed decisions on all areas within its remit. When evaluating compensation reported in the 2024 Summary Compensation Table against EPAM company performance, it is important to consider the timing of compensation decisions and the applicable performance period relating to the annual and long-term incentive awards. For example:
•	Short-term cash incentive awards reported for 2024 were decided in February 2025 and reflect performance against goals established in February 2024.
•	Long-term equity incentive awards reported for 2024 were granted in March 2024 and reward future contributions.
Highlights from our 2024 Committee agenda are set forth below:

January – March	April – June	July – September	October – December
•
Set performance measures and targets for 2024 performance cycle relating to short-term cash incentive program and Key Executive Performance Stock Program

•
Determined salary adjustments and target short-term cash opportunities for executives

•
Recommended NEO long-term equity incentive awards to Board for approval
	• Reviewed results of “say on pay” advisory vote • Remained informed on progress toward meeting performance goals associated with executive compensation program	• Evaluated and set executive compensation peer group • Reviewed management succession plan • Reviewed executive compensation program designs for 2025	• Reviewed compensation risk assessment • Evaluated executive compensation philosophy • Considered publicly available compensation benchmarking data and peer group compensation data

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Stockholder Engagement and Results of the 2024 Advisory Vote on Executive Compensation
EPAM’s relationship with our stockholders is critical to our success. We endeavor to ensure that management and our Board hear, understand and respond to issues of importance to our stockholders, including executive compensation matters. At the 2025 Annual Meeting, we are again holding an advisory vote to approve executive compensation and will continue to consider the results of the advisory vote when making future compensation decisions.
At our 2024 annual meeting of stockholders, approximately 93.7% of votes cast by our stockholders were in favor of approving the 2023 compensation of our NEOs. Following that annual meeting, the Committee reviewed the results of the advisory vote of stockholders approving executive compensation. The Company engaged with stockholders on a number of matters, including executive compensation in its stockholder outreach program over the last year. In these engagements, stockholders have expressed support for our recent compensation initiatives, particularly our Key Executive Performance Stock Program. Through these interactions with stockholders, we have underscored our commitment to maintaining programs that focus on pay for performance and delivering long-term value and sustained growth, while following our strong corporate governance practices. Overall, we are encouraged by the feedback from our stockholders as it relates to our executive compensation program.
How We Make Compensation Decisions
Role of the Board & Compensation Committee
The Committee is responsible for developing, implementing and administering our executive compensation policies and programs. The Committee sets base salary levels, short-term cash incentive targets and payouts, and makes recommendations to the Board for executive equity compensation awards. The Board approves all long-term equity incentive awards for NEOs.
The Committee uses several resources and tools, including data about market competitiveness and the advice and analysis of its independent executive compensation consultant, to make compensation decisions in line with our guiding principles. The Committee determines the appropriate amount and mix of compensation for each NEO considering the recommendations of our CEO and Chief People Officer.
Role of Management
Mr. Dobkin, as CEO, and Mr. Solomon, as Chief People Officer, provide substantial input in determining compensation paid to our other NEOs. The Committee meets periodically with Mr. Dobkin and Mr. Solomon to address executive compensation matters, including the rationale for our compensation programs and the effectiveness and market relevancy of the programs in achieving our compensation objectives. Our annual process and the interaction between our management and the Committee to review and evaluate performance and determine, adjust, and approve compensation for our NEOs is depicted below.

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Compensation Process for NEOs

Our CEO and Chief People Officer review the performance of the NEOs and recommend changes in base salary, cash incentives and equity awards to the Committee.	The Committee determines and approves base salary adjustments and short-term cash incentives and recommends equity compensation to the full Board.	The Board approves the equity compensation.

Compensation Process for CEO

The Lead Independent Director solicits input from all Board members regarding CEO performance and shares insights with the Committee.	The Committee evaluates the CEO's performance based on Company and individual criteria.	The Committee decides on the base salary increase and short-term cash incentives and recommends equity compensation to the Board.	The Board approves the equity compensation.

Role of the Compensation Consultant
In considering and making executive compensation decisions, the Committee retains the services of an independent executive compensation consultant, Pay Governance LLC (“Pay Governance”).
At the Committee’s request during 2024, Pay Governance performed the following services:
•	Provided analysis and reports on market pay for named executive officers
•	Performed a competitive review of peer company share usage and dilution
•	Consulted on executive compensation peer group composition
•	Advised on trends and policies relating to compensation
•	Assisted with the design and launch of the Key Executive Performance Stock Program
•	Performed a competitive review of director compensation.
In addition, Pay Governance provided advice on the Compensation Discussion and Analysis included in this Proxy Statement. Pay Governance attends meetings as appropriate at the invitation of the Committee and meets with our management from time to time to collect compensation data and information about the business.
To ensure the independence of Pay Governance, the Committee annually reviews its work, fees and relationship. During 2024, Pay Governance did not perform any other services for EPAM or any of its affiliates and the Committee concluded that there was no conflict of interest within the meaning of Section 10C-1 of the Exchange Act affecting Pay Governance’s independence.
Peer Group
EPAM uses a compensation peer group to help us understand pay levels and compensation program design for similarly sized publicly traded companies. We use peer group information to better understand the external marketplace, but compensation paid at other companies is only one factor in our decision-making process.
For our reference group, we focus on technology companies of similar revenue and market cap size to EPAM that also generally have significant non-US revenue and strong fundamentals. Every year, the Committee reviews and, if appropriate, adjusts the criteria for our peer group, and confirms the companies included. In 2024, we removed Palo Alto Networks, Inc., ServiceNow, Inc., Splunk, Inc., and Synopsys, Inc., and added ASGN Incorporated, Genpact Limited, and PTC Inc. to our comparator group. These changes better reflect a peer group with more closely related revenues and market cap to that of EPAM.

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COMPENSATION PEER GROUP
•	Akamai Technologies, Inc.	•	Genpact Limited
•	ASGN Incorporated	•	Open Text Corporation
•	Autodesk, Inc.	•	PTC Inc.
•	Cadence Design Systems, Inc.	•	Science Applications Int’l Corp.
•	CGI Inc.	•	SS&C Technologies Holdings, Inc
•	Cognizant Technology Solutions	•	Verisk Analytics, Inc.
•	Fortinet, Inc.	•	Workday, Inc.

Factors Considered in Determining Compensation
We do not typically enter into employment agreements with our executives unless required by law, so our executive compensation arrangements are generally not determined by contractual obligations.
Instead, the Committee reviews executive target pay levels for the NEOs annually to ensure they remain competitive, overall, within our industry. The Committee also considers historical and current compensation for each member of management, and it receives guidance and information from Pay Governance.
Informed by these resources, the Committee consults with our CEO and Chief People Officer to determine the overall compensation package for each NEO, and the value of each component.
Timing of Compensation Decisions
We do not grant stock options or PSUs to our executive officers in anticipation of the release of significant earnings announcements or other material non-public information likely to result in changes to the price of our Common Stock. Similarly, we do not time the release of material non-public information based on equity award grant dates. In the event material non-public information becomes known to the Committee prior to granting an equity award, the Committee will take the existence of such information into consideration and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.
As required by Item 402(x) of Regulation S-K under the Exchange Act, during fiscal 2024, the Committee awarded stock options to our NEOs in the period beginning four business days before our filing of a periodic report on Form 10-K or Form 10-Q or the filing or furnishing of a current report on Form 8-K that disclosed material non-public information, and ending one business day after the filing or furnishing of such report (the “Designated Periods”). In this case, EPAM disclosed the new grant of PSUs on March 20, 2024. Pursuant to SEC Rules, we are providing the following information relating to stock options awarded to our NEOs in the Designated Periods occurring during fiscal year 2024:

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Share)	Grant date fair value of the award
Percentage change in the closing
market price of the securities
underlying the award between
the trading day ending immediately prior to
the disclosure of material non-public
information and the trading day
beginning immediately following the
disclosure of material non-public
information

Arkadiy Dobkin	March 15, 2024	9,365	$298.89	$1,550,095	(4.02%)
Jason Peterson	March 15, 2024	9,063	$298.89	$1,500,108	(4.02%)
Balasz Fejes	March 15, 2024	9,063	$298.89	$1,500,108	(4.02%)
Viktar Dvorkin	March 15, 2024	6,042	$298.89	$1,000,072	(4.02%)
Larry Solomon	March 15, 2024	6,042	$298.89	$1,000,072	(4.02%)

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Compensation Risk Assessment
Our management team has assessed our compensation policies and practices for all our employees with the Committee. This risk assessment is done annually, led by our Chief People Officer with feedback from other stakeholders, and includes a thorough review of each compensation and incentive program, including the participants, funding, types of awards and criteria on which awards under these programs are made. In addition, the Committee Chair meets with our independent auditors annually to discuss our practices to mitigate risks relating to compensation policies and practices. The Committee has determined, based on this review, that our compensation policies, practices, plans, and programs are not reasonably likely to have a material adverse effect on EPAM. The Committee concluded that for all employees, including our NEOs, our compensation programs do not promote excessive risk taking and instead encourage behaviors that support long-term value creation for our stockholders. Our Board agreed with all of the Committee’s conclusions with respect to risks related to our compensation programs.
Elements of Executive Compensation
The fundamental elements of our compensation program are base salary, short-term cash incentive awards, and long-term equity incentives. We also provide broad-based benefits in line with those offered to our employees generally. We have selected these elements as the principal components of our executive compensation program because we have found them to be effective in attracting, retaining, and motivating our NEOs within the context of our business and operating environment. The Committee and the Board continually evaluate all aspects of our compensation program to ensure we are motivating our leadership and rewarding performance and long-term value creation.
Each NEO’s compensation package is individually tailored and is intended to encourage executive performance that supports our organizational strategy, while remaining aligned with our compensation philosophy.

Cash Compensation	Long-Term Equity Compensation
• Base salary	• Key Executive Performance Stock Program
• Short-term cash incentive awards	• Restricted Stock Units
• Stock Options (ended in 2024)

Cash Compensation Components
Cash compensation to our NEOs consists of base salary and short-term (annual) cash incentives. Base salary is a fixed level of compensation determined using peer group comparison and other relevant factors, including seniority of the executive, functional role of the position, the executive’s unique skills and prior experience, responsibility level, and other subjective performance criteria for each executive. Base salaries are reviewed annually. Increases to base compensation, if any, generally take effect in April of each year. For 2024, base salaries for our NEOs remained unchanged from 2023.
Short-term cash incentive awards are designed to be a meaningful component of our NEOs’ total compensation package. The Committee applies an executive incentive framework designed to reward executives for achieving annual performance goals, considering corporate performance and, to a lesser extent, individual performance. Actual cash incentives paid to our NEOs are based on corporate performance, and for NEOs other than for our CEO, potential adjustment of the overall award upward or downward considering individual contributions to EPAM’s success. The cash incentive paid to our CEO is 100% based on corporate performance.
Under this framework, the Committee approves:
•	Corporate financial performance measures and goals (and any deviation from them)
•	The aggregate Company-wide funding level, based on EPAM revenue and profitability results for the year, and considering management’s recommendation for any adjustments based on structured judgment
•	Individual annual cash incentive targets for each NEO
•	Actual annual cash incentive awards for each NEO
The corporate performance funding level for executives focused equally on revenue growth and profitability as measured by adjusted income from operations. In setting the revenue and profitability targets for overall funding, the Committee considered EPAM’s earning guidance, market forces on the industry and macro-economic factors. The Committee believed that the targets and the funding formula set appropriately challenging and incentivizing goals that align corporate and stockholder interests. The following table sets forth the target and actual 2024 results for each measure.

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Measure	Target for 100% Funding	Actual 2024 Results	Achievement Earned
Revenue growth (year over year)	6.6%	0.8%	72%
Adjusted income from operations (as a percentage of revenue)*	15%	16.5%
*	Adjusted income from operations is a non-GAAP financial measure. Refer to Appendix A: Reconciliation of Non-GAAP Financial Measures for additional information.
To calculate the funding coefficient, we use linear interpolation from the target to the results for both revenue and profitability, as they are dependent variables. The Committee reviews the resulting funding coefficient and determines whether it is appropriate given the performance of the Company for the year. For our NEO’s short-term incentive compensation, based on the formulaic calculation using our 2024 operating results, the Committee applied the resulting 72% funding level for corporate performance. For each NEO other than the CEO, the Committee also considered individual performance to confirm the final incentive payment amount. Payments of this element are made after each fiscal year-end.
Each NEO was assigned a target payout in the first quarter of the 2024 fiscal year. An NEO may earn more or less than his target award based on performance, ranging from a minimum payout of 0% up to a maximum of 200%, as shown below. For 2024, target payouts for our NEOs remained unchanged from 2023.

NEO	2024 cash incentive minimum	2024 cash incentive target	2024 cash incentive maximum	2024 cash incentive award — actual ($)	Payout as a percentage of target (%)
Arkadiy Dobkin	$ 0	$ 1,062,500	$ 2,125,000	$ 765,000	72%
Jason Peterson	$0	$600,000	$1,200,000	$432,000
Balazs Fejes	$0	$600,000	$1,200,000	$432,000
Viktar Dvorkin	$0	$450,000	$900,000	$324,000
Larry Solomon	$0	$450,000	$900,000	$324,000
Long Term Equity Compensation Components
Long-term equity compensation to our NEOs in 2024 consisted of Key Executive Performance Stock Program PSU awards, time-vested RSUs and stock options. Beginning in 2025, EPAM will grant long-term incentives awards to our NEOs using an equal mix of PSUs and time-vested RSUs. These long-term equity incentives provide our NEOs with a personal financial interest in EPAM’s success through stock ownership, aligning their interests with that of our stockholders.
EPAM introduced PSUs into the long-term incentive mix in 2024 and in 2025, eliminated stock options as an equity compensation vehicle. The Committee believes this change strengthens our pay-for-performance philosophy. The equity vehicle mix for our CEO and other NEOs in 2024 and 2025, respectively, is summarized in the graphic below.

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Due to rules for how the grant date fair value of long-term incentive awards are calculated for GAAP purposes, the 2024 Summary Compensation Table and Grants of Plan-Based Awards Table do not reflect the long-term incentive mix summarized in the charts above. To determine the number of PSUs and RSUs awarded, the target dollar value of the grant was divided by a 30-day average closing stock price. To determine the number of stock options awarded, the target dollar value was divided by the Black-Scholes valuation of each stock option award.

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Key Executive Performance Stock Program
In 2024 we launched the Key Executive Performance Stock Program to strengthen the link between executive pay and Company performance. Ultimate vesting of PSUs granted under this program is based on adjusted revenue growth, adjusted EPS, and relative TSR. The revenue and EPS portions are weighted 37.5% each, and relative TSR accounts for 25%. This approach recognizes that our financial performance more accurately reflects our progress toward our strategic goals. The revenue and EPS targets are one-year metrics set annually by the Committee due to the challenge in forecasting and setting long-term goals in a volatile information technology spending environment, and the relative TSR target is a three-year target set prior to the grant date. Except in limited termination scenarios, PSUs are also subject to the continued employment of each NEO through the applicable performance period.
The number of PSUs that are actually earned and eligible to vest will be determined as a percentage of the target number, between 50% (subject to threshold performance) and 200% for maximum performance, based on our level of achievement of each performance measure. Since vesting of PSU grants under this program depends on our performance for these metrics over a three-year performance period, a meaningful proportion of our NEOs’ realizable total compensation is determined based on long-term company achievements.

•
Revenue Growth Results: 37.5% of the PSUs will vest, if at all, at the end of the three-year performance period based on the achievement of adjusted revenue growth targets by EPAM during the performance period.

•	EPS Results: 37.5% of the PSUs will vest, if at all, at the end of the three-year performance period based on the achievement of adjusted EPS targets by EPAM during the performance period.
•
Relative TSR Results: 25% of the PSUs will vest, if at all, at the end of the three-year performance period based on EPAM’s total shareholder return as compared to the total shareholder return of the S&P 500 IT Index. In order to determine EPAM’s relative TSR, each company in the comparator group is ranked in order of its total shareholder return.

For each fiscal year during the performance period, the Committee approves revenue growth and EPS goals for this program that it deems to be challenging and motivating. A payout percentage, based on performance against target, is certified by the Committee after the completion of each fiscal year. Relative TSR performance will be certified by the Committee at the conclusion of the 3-year performance period.
The performance period for the 2024 grants began on January 1, 2024 and ends on December 31, 2026. Awards under the 2025 Key Executive Performance Stock Program have a performance period of January 1, 2025 through December 31, 2027. Performance measures for fiscal 2024 are shown in the table below.

	1-Year Measures				3-Year Measure
	Adjusted Revenue Growth		Adjusted EPS		Relative TSR
Performance Level (1)	Performance vs. Target	% of PSUs that Vest (out of 37.5%)	Performance vs. Target	% of PSUs that Vest (out of 37.5%)	EPAM % Rank	% of PSUs that Vest (out of 25%)
Below Threshold	<0%	0%	<$9.76	0%	Below 30th Percentile	0%
Threshold	0%	50%	$9.76	50%	30th Percentile	50%
Target	3.4% - 6.6%	100%	$ 10.12	100%	55th Percentile	100%
Maximum	13.2%	200%	$ 11.35	200%	85th Percentile	200%

In February 2025, the Committee certified the results and payout percentages relating to the 2024 revenue and EPS components at 0% and 144%, respectively. The actual number of PSUs that are earned and vested will be determined following the completion of the performance period on December 31, 2026. Company performance over the remaining two years of the performance period will determine the number of PSUs earned, if any. Results will be certified in the first quarter of 2027.

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Time-Based Equity Awards
We award time-based equity grants in the form of RSUs and until 2024, stock options. The Committee has determined and recommended to the Board that these equity wards align with our philosophy to retain and incentivize our NEOs and reward absolute long-term stock appreciation. These awards generally vest in equal annual installments over a four-year period. The service-based vesting and forfeiture provisions included in our awards provide an additional incentive to our leadership to act in furtherance of our long-term success and our stockholders’ interests, strongly linking pay with EPAM’s performance.
Other Broad-based Employee Benefits
Our NEOs participate in the same retirement, health and other broad-based benefits as the larger population of EPAM employees, as applicable. These plans provide for basic retirement needs and serve as a safety net to protect against the financial hardships that can result from illness, disability, or death. There are no special or enhanced benefits for our NEOs. Our broad-based benefits include the following:
•
401(k) retirement plan, which is a tax-qualified self-funded retirement plan. Under this plan employees may elect to defer their current compensation up to the statutory limit. We provide discretionary matching contributions equal to 100% of the employee’s contribution up to 2% of the employee’s eligible compensation, and 50% matching on the next 4% of eligible compensation contributed.

•	Employee stock purchase plan with market competitive terms in certain countries.
•	Group health insurance (including medical, dental, and vision), long- and short-term disability, group life, AD&D and paid time off.
Mr. Fejes receives statutory benefits required by Swiss law. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. Consistent with our compensation philosophy, we do not provide special perquisites to our NEOs.
Other Employment Arrangements
We believe in mutual trust, loyalty and commitment between EPAM and our NEOs, and it is our belief that employment agreements are not necessary to achieve our goals and meet our NEOs’ needs. This assertion is supported by the long tenure of several of our NEOs and our success in attracting new executives to our leadership team. There are no effective employment agreements or offer letters with our NEOs other than Mr. Fejes, who has an employment agreement with our Swiss subsidiary as required by law.
Tax Deductibility
Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers in one calendar year over $1 million per executive. While the Committee considers tax deductibility as one of the many factors in determining executive compensation, it continues to have the flexibility to pay nondeductible compensation if it believes it is in the best interests of EPAM.
Stock Ownership Guidelines
Our Stock Ownership Guidelines require our executive officers, directors, and certain other key EPAM personnel and require holding a certain value of shares of Common Stock (directly or indirectly held), shares underlying vested RSUs and vested PSUs, and/or shares held by immediate family members sharing a household. Our CEO’s requirement was effective immediately in 2015, and all other individuals are required to satisfy the stock ownership guidelines within five years from the date he or she becomes subject to them. All executive officers are required to hold 50% of net shares until they meet the compliance guidelines, and all non-employee directors must hold 100% of net shares until they meet the requisite stock ownership level.

Non-Employee Directors	Non-CEO Excecutive Officers	CEO
10x annual retainer	2x annual salary	10x annual salary

Our CEO and all of our other NEOs met or exceeded the guidelines as of December 31, 2024. All non-employee directors except for Mr. Roman met or exceeded the guidelines as of December 31, 2024 or were expected to do so by the time his or her grace period for compliance ends.
Hedging or Pledging EPAM Common Stock
We maintain policies that prohibit our employees and directors from pledging EPAM stock or engaging in activities considered to be hedging of our stock. Our insider trading policy and procedures, which prohibit pledging or hedging EPAM securities, are described above.

55 | 2025 Proxy Statement

No Change in Control Arrangements
We do not provide our NEOs with guaranteed bonus amounts, “golden parachutes,” multi-year severance packages or guarantees, accelerated vesting of stock awards or other payments triggered by a change in control (excluding equity awards which have “double-trigger” acceleration). We do not provide our executives any tax gross ups with respect to Section 280G, 409A, or 4999 of the Internal Revenue Code.
Post-Termination Compensation
Other than for Mr. Fejes, who receives a statutory notice period required by Swiss law, we do not have a formal severance plan or similar arrangement that provides our NEOs (or other employees) with cash severance, equity acceleration, or other payments in connection with a termination of his or her employment with EPAM (except due to death or disability or retirement, provided age and years of service conditions are met). Equity awards granted to our NEOs under our 2015 LTIP may accelerate in certain circumstances relating to termination of employment. See “Potential Payments on Termination and Change of Control” for details of post-termination equity acceleration.
Clawback Policy
We maintain the EPAM Systems, Inc. Compensation Recoupment Policy in accordance with Rule 10D-1 and NYSE Listed Company Manual Section 303A.14. Under our Compensation Recoupment Policy, the Committee will, to the extent permitted by law, recoup any incentive-based compensation (cash and equity) received by our executive officers in the event of a restatement of financial-based measures, regardless of whether detrimental conduct has occurred. In the case of a restatement of financial-based measures, the Committee will reasonably promptly recover the amount by which the incentive-based compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the Committee determines that the financial measure contains a material error.
Accounting for Stock-Based Compensation
We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of FASB ASC Topic 718.

56 | 2025 Proxy Statement

Summary Compensation Table
The following table sets forth information regarding the compensation of our NEOs for services rendered to us in all capacities for 2024, 2023, and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($) (1)(2)(3)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Arkadiy Dobkin President and Chief Executive Officer	2024	$850,000	–	$5,866,069	$1,550,095	$765,000	$15,478	$9,046,642
	2023	$ 812,500	–	$ 3,118,869	$ 3,099,953	$500,000	$ 13,808	$ 7,545,130
	2022	$775,000	–	$2,166,810	$2,500,047	$ 1,000,000	$11,400	$6,453,257
Jason Peterson Senior Vice President, Chief Financial Officer and Treasurer	2024	$600,000	–	$2,392,545	$1,500,108	$432,000	$16,293	$4,940,946
	2023	$525,000	–	$4,527,159	$1,499,977	$282,000	$14,488	$6,848,624
	2022	$493,750	–	$1,083,272	$1,249,959	$500,000	$11,400	$3,338,381
Balazs Fejes President of Global Business and Chief Revenue Officer	2024	$681,536 (6)	–	$2,392,545	$1,500,108	$432,000 (6)	–	$5,006,189
	2023	$587,197 (6)	–	$1,509,053	$1,499,977	$282,000 (6)	–	$3,878,227
	2022	$512,201 (6)	–	$1,083,272	$1,249,959	$500,000 (6)	–	$3,345,432
Viktar Dvorkin Senior Vice President, Engineering, Cloud and Platforms	2024	$475,000	–	$1,594,712	$1,000,072	$324,000	$13,800	$3,407,584
	2023	$456,250	–	$1,006,135	$999,985	$212,000	$16,584	$2,690,954
	2022	$437,500	–	$736,764	$849,982	$400,000	$11,400	$2,435,646
Larry Solomon Senior Vice President and Chief People Officer	2024	$475,000	–	$1,594,712	$1,000,072	$324,000	$13,800	$3,407,584
	2023	$456,250	–	$1,006,135	$999,985	$212,000	$15,178	$2,689,548
	2022	$437,500	–	$736,764	$849,982	$400,000	$11,400	$2,435,646

(1)
The amounts in these columns represent the aggregate grant date fair value of the performance stock unit, restricted stock unit and option awards granted to our named executive officers in 2024, 2023, and 2022, respectively, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of these stock-based compensation awards in Note 15 to the audited consolidated financial statements included in our 2024 Annual Report. With respect to amounts included for the performance stock units under our Key Executive Performance Stock Program awards, the grant date fair value determined in accordance with Topic 718 is based on the probable outcome as of the grant date (which we have determined is the same as target for the portion of PSUs granted to the NEOs in 2024 and represented in this table), using historical total stockholder return performance, anticipated adjusted revenue growth, anticipated adjusted EPS, and assumes vesting at target. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.

(2)
Assuming the achievement of either target or maximum performance as of the grant date, the aggregate grant date fair value of the Key Executive Performance Stock Program awards for 2024 (the Key Executive Performance Stock Program was launched in 2024 and did not exist in the 2023 or 2022 fiscal years) included in this column would be as follows:

Name	Key Executive Performance Stock Program
	Year	Grant Date Fair Value at Target	Grant Date Fair Value at Maximum
Arkadiy Dobkin	2024	$2,765,384	$5,530,768
Jason Peterson	2024	$892,117	$1,784,234
Balazs Fejes	2024	$892,117	$1,784,234
Viktar Dvorkin	2024	$594,626	$1,189,252
Larry Solomon	2024	$594,626	$1,189,252

(3)
The amounts in this column include the grant date fair value of a portion of a grant of 32,293 PSUs made in March 2024 to our NEOs. As further described under the heading "Key Executive Performance Stock Program" in the Compensation Discussion and Analysis above, the remaining portion of those PSUs are not considered granted for accounting purposes because the future vesting conditions were not determined as of the date of grant and therefore grant date fair value cannot be determined in accordance with Topic 718.

(4)
The amounts in this column represent cash payout amounts earned under our annual cash incentive program for each of the NEOs for 2024. For additional details regarding the annual cash incentives, see the disclosure under the heading “Cash Compensation Components” in the Compensation Discussion and Analysis above.

(5)	The amounts in this column represent 401(k) plan matching contributions.
(6)
Mr. Fejes’ cash compensation was paid in Swiss francs. For 2024, 2023, and 2022, the applicable exchange rates used were $1.12, $1.11, and $1.05, per Swiss franc, based on the average exchange rates from oanda.com.

57 | 2025 Proxy Statement

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards to our NEOs for the year endedDecember 31, 2024.

Name	Grant date	Award approval date (1)	Estimated payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	All other option awards: Number of securities underlying options (#) (4)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (5)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)
Arkadiy Dobkin	2/20/2024	2/20/2024	–	$ 1,062,500	$ 2,125,000
	3/15/2024	2/20/2024								9,365	$ 298.89	$ 1,550,095
	3/15/2024	2/20/2024							10,374			$ 3,100,685
	3/15/2024	2/20/2024				7,781	15,561	31,122				$ 2,765,384
Jason Peterson	2/20/2024	2/20/2024	–	$600,000	$1,200,000
	3/15/2024	2/20/2024								9,063	$298.89	$1,500,108
	3/15/2024	2/20/2024							5,020			$1,500,428
	3/15/2024	2/20/2024				2,510	5,020	10,040				$892,117
Balazs Fejes	2/20/2024	2/20/2024	–	$600,000	$1,200,000
	3/15/2024	2/20/2024								9,063	$298.89	$1,500,108
	3/15/2024	2/20/2024							5,020			$1,500,428
	3/15/2024	2/20/2024				2,510	5,020	10,040				$892,117
Viktar Dvorkin	2/20/2024	2/20/2024	–	$450,000	$900,000
	3/15/2024	2/20/2024								6,042	$298.89	$1,000,072
	3/15/2024	2/20/2024							3,346			$1,000,086
	3/15/2024	2/20/2024				1,673	3,346	6,692				$594,626
Larry Solomon	2/20/2024	2/20/2024	–	$450,000	$900,000
	3/15/2024	2/20/2024								6,042	$298.89	$1,000,072
	3/15/2024	2/20/2024							3,346			$1,000,086
	3/15/2024	2/20/2024				1,673	3,346	3,346				$594,626

(1)
On February 20, 2024, the Compensation Committee approved non-equity incentive plan award targets and recommended grants of stock options, performance stock units, and restricted stock units to our named executive officers which our Board of Directors then approved.

(2)	Reflects performance stock unit grants made pursuant to the Key Executive Performance Stock Program, the terms of which are summarized in the Compensation Discussion and Analysis above.
(3)	These restricted stock units are scheduled to vest as to 25% of the shares on each of March 15, 2025, 2026, 2027, and 2028.
(4)	Each stock option will become exercisable as to 25% of the shares on each of March 15, 2025, 2026, 2027, and 2028.
(5)
The amounts in this column represent the aggregate grant date fair value of the performance stock units, restricted stock units and option awards granted to our named executive officers in 2024, computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. We provide information regarding the assumptions used to calculate the value of these stock-based compensation awards in Note 15 to the audited consolidated financial statements included in our 2024 Annual Report and in Footnotes 1 through 3 to the Summary Compensation Table. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.

58 | 2025 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the holdings of stock options and stock awards that remained outstanding as of December 31, 2024 for each of our NEOs.

Name (a)	Option awards				Stock awards
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)	Market value of shares or units of stock that have not vested (#) (1) (g)
Arkadiy Dobkin	50,000		$61.38	3/23/2025
	41,026		$70.52	3/25/2026
	39,594		$73.27	3/24/2027
	28,830		$ 112.62	3/23/2028
	22,733		$ 169.13	3/29/2029
	25,289 (2)		$ 175.22	3/27/2030
	10,611 (3)	3,536 (3)	$ 387.74	3/26/2031
	9,645 (4)	9,644 (4)	$ 266.75	3/25/2032
	4,922 (5)	14,763 (5)	$ 299.00	3/31/2033
		9,365 (6)	$ 298.89	3/15/2034
					23,600 (7)	$ 5,518,152
					15,561 (8)	$ 3,638,473
Jason Peterson	1,088		$ 169.13	3/29/2029
	9,726 (2)		$ 175.22	3/27/2030
	4,775 (3)	1,591 (3)	$ 387.74	3/26/2031
	4,822 (4)	4,822 (4)	$ 266.75	3/25/2032
	2,382 (5)	7,143 (5)	$ 299.00	3/31/2033
		9,063 (6)	$ 298.89	3/15/2034
					18,168 (7)	$ 4,248,042
					5,020 (8)	$ 1,173,776
Balazs Fejes	9,093 (2)		$ 169.13	3/29/2029
	9,726 (2)		$ 175.22	3/27/2030
	5,040 (3)	1,680 (3)	$ 387.74	3/26/2031
	4,822 (4)	4,822 (4)	$ 266.75	3/25/2032
	2,382 (5)	7,143 (5)	$ 299.00	3/31/2033
		9,063 (6)	$ 298.89	3/15/2034
					11,472 (7)	$ 2,682,383
					5,020 (8)	$ 1,173,776

59 | 2025 Proxy Statement

Name (a)	Option awards				Stock awards
	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Option exercise price ($) (d)	Option expiration date (e)	Number of shares or units of stock that have not vested (#) (f)	Market value of shares or units of stock that have not vested (#) (1) (g)
Viktar Dvorkin	12,868		$73.27	3/24/2027
	8,649		$ 112.62	3/23/2028
	6,721		$ 169.13	3/29/2029
	5,544 (2)		$ 175.22	3/27/2030
	3,499 (3)	1,149 (3)	$ 387.74	3/26/2031
	3,280 (4)	3,278 (4)	$ 266.75	3/25/2032
	1,588 (5)	4,762 (5)	$ 299.00	3/31/2033
		6,042 (6)	$ 298.89	3/15/2034
					7,685 (7)	$1,796,907
					3,346 (8)	$782,362
Larry Solomon	3,299		$ 112.62	3/23/2028
	6,721		$ 169.13	3/29/2029
	7,392 (2)		$ 175.22	3/27/2030
	3,499 (3)	1,149 (3)	$ 387.74	3/26/2031
	3,280 (4)	3,278 (4)	$ 266.75	3/25/2032
	1,588 (5)	4,762 (5)	$ 299.00	3/31/2033
		6,042 (6)	$ 298.89	3/15/2034
					7,685 (7)	$1,796,907
					3,346 (8)	$ 782,362

(1)	The closing market price of our Common Stock on the NYSE on December 31, 2024, the last trading day of 2024, was $233.82.
(2)	The option became exercisable as to 25% of the total grant on each of March 27, 2021, 2022, 2023 and 2024.
(3)	The option became exercisable as to 25% of the total grant on each of March 15, 2022, 2023 and 2024 and will become exercisable as to 25% of the total grant on March 15, 2025.
(4)	The option became exercisable as to 25% of the total grant on each of March 15, 2023, 2024 and will become exercisable as to 25% of the total grant on March 15, 2025 and 2026.
(5)	The option became exercisable as to 25% of the total grant on March 15, 2024, and will become exercisable as to 25% of the total grant on March 15, 2025, 2026 and 2027.
(6)	The option becomes exercisable as to 25% of the total grant on each of March 15, 2025, 2026, 2027, and 2028.
(7)
Represents restricted stock units awarded in 2021 that are scheduled to vest as to 25% of the shares on March 15, 2025; restricted stock units awarded in 2022 that are scheduled to vest as to 25% of the shares on each of March 15, 2025 and 2026; restricted stock units awarded in 2023 that are scheduled to vest as to 25% of the shares on each of March 15, 2025, 2026, and 2027; restricted stock units awarded in 2024 that are scheduled to vest as to 25% of the shares on each of March 15, 2025, 2026, 2027, and 2028; and in the case of Mr. Peterson, 6,729 restricted stock units that are scheduled to vest as to one-third of the shares on each of March 15 2025, and 2026.

(8)
Results for the PSUs granted in 2024 under the Key Executive Performance Stock Program cannot be determined at this time and so the amounts reflected in the column with respect to those programs are the target amounts. The selection of target amounts in this Outstanding Equity Award at Fiscal Year-End table does not indicate the expected achievement of any particular performance level as of the date of this Proxy Statement. The PSUs granted in 2024 under the Key Executive Performance Stock Program will vest, if at all, based on the Company’s achievement of the specified performance criteria for the period beginning January 1, 2024 and ending on December 31, 2026, as determined by the Compensation Committee following the fiscal year ending December 31, 2026. The terms of the Key Executive Performance Stock Program are summarized above in the Compensation Discussion and Analysis.

60 | 2025 Proxy Statement

Options Exercised & Stock Vested
The following table sets forth information regarding the exercise of stock options and shares acquired upon vesting of stock awards by our NEOs during the year ended December 31, 2024.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (3)
Arkadiy Dobkin	80,000	$ 21,658,550	7,943	$ 2,334,298
Jason Peterson	2,000	$281,760	7,000	$2,090,165
Balazs Fejes	–	–	3,668	$1,083,101
Viktar Dvorkin	12,000	$2,264,520	2,542	$748,904
Larry Solomon	5,350	$1,016,500	2,542	$748,904

(1)	Calculated based on the closing market price of EPAM Common Stock on the trading day prior to the exercise date minus the exercise price.
(2)	Represents gross number of shares acquired on vesting. EPAM’s practice is to withhold shares to satisfy the tax withholding requirement arising from the vesting of restricted stock units.
(3)	Calculated based on the closing market price of EPAM Common Stock on the trading day prior to the vest date.
Potential Payments on Termination and Change of Control
As discussed above, in 2024 we did not have a formal severance plan or similar arrangement that provides our NEOs (or other employees) with cash severance, equity acceleration, or other payments in connection with a termination of his or her employment with EPAM (except due to death or disability or retirement, provided age and years of service conditions are met) or a change of control of EPAM. In addition, EPAM does not provide excise tax gross-ups to any of our NEOs, and the 2015 Plan and the proposed 2025 Long Term Incentive Plan expressly prohibits providing such gross-ups.
Treatment of Equity Awards in Termination and Change of Control Situations
Equity awards granted to our NEOs under our 2015 Plan may forfeit or accelerate in certain circumstances relating to termination of employment or change of control as follows:
•
Upon a termination of service for cause, any unvested restricted stock units, any unvested performance stock units, and any unexercised portion of the option (both vested and unvested) forfeit as of the termination date.

•
All or a portion of equity awards granted to our NEOs will vest (with performance stock units deemed earned at target) upon the death or disability of the NEO, depending on years of service at the time of death or disability (100% in the case of two or more years of service and 50% in case of less than two years of service).

•
Beginning with awards granted to our NEOs in 2022, upon a termination of service due to retirement, any unvested restricted stock units and any unvested portion of an option, in each case granted at least one year prior to the date of retirement will vest so long as the NEO is at least 60 years old, has worked for EPAM for at least five years, and the sum of the NEO’s age and years of service with EPAM equals at least 70. Awards granted prior to 2022 do not vest upon a termination of service due to retirement. Performance stock units are subject to the same grant date, age, and years of service requirements as our other equity awards and remain eligible to be earned post-retirement in accordance with the performance period requirements and performance objectives in the award agreement.

•
Stock options, performance stock units, and restricted stock units awarded to our executives that are not assumed by the surviving entity following a change of control are subject to a “double-trigger” accelerated vesting upon a change of control, such that outstanding unvested awards will only accelerate upon a termination of employment by EPAM (or an affiliate) without cause, or by the executive for good reason during the one year period following the change of control.

•
Upon termination of service for any other reason, any unvested restricted stock units, unvested performance stock units, and any unvested portion of the option forfeit as of the termination date. Any vested portion of the option will remain exercisable until the earlier of 90 days following the termination date and the expiration date of the option, unless the Compensation Committee determines that the option should be exercisable to some greater extent or remain exercisable for some longer period (but not after the tenth anniversary of the grant date).

61 | 2025 Proxy Statement

The following tables set forth the estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming a termination of service by EPAM or an affiliate without cause, or by the NEO for good reason, due to the death or disability of the NEO, or due to the retirement of an NEO who met the age and tenure requirements, in each case assuming that such termination occurred on December 31, 2024. In the case of a termination of service without cause or by the NEO for good reason, the following table assumes that the date of termination of services was within one year following a change of control. In the case of a termination of service due to the death or disability of the NEO, the table assumes that the date of termination of service followed at least two years of service to EPAM or an affiliate, and in the case of retirement, only includes equity awards granted at least one year prior to the date of termination of service. For our NEOs, Mr. Dobkin is the only NEO who qualifies for retirement acceleration as of December 31, 2024 and therefore only his equity awards are included in the retirement table below.

Name	Value of accelerated unvested equity upon qualifying termination after change of control				Value of accelerated unvested equity upon qualifying death or disability
	Stock Options (1)	Restricted Stock Units (2)	Performance Stock Units (3)	Total	Stock Options (1)	Restricted Stock Units (2)	Performance Stock Units (3)	Total
Arkadiy Dobkin	$ 0	$ 5,518,152	$3,412,079	$ 8,930,231	$ 0	$ 5,518,152	$3,638,473	$ 9,156,625
Jason Peterson	$0	$4,248,042	$1,100,741	$ 5,348,783	$0	$4,248,042	$1,173,776	$5,421,818
Balazs Fejes	$0	$2,681,214	$1,100,741	$ 3,781,955	$0	$2,681,214	$1,173,776	$3,854,990
Viktar Dvorkin	$0	$1,796,907	$733,681	$ 2,530,588	$0	$1,796,907	$782,362	$2,579,268
Larry Solomon	$0	$1,796,907	$733,681	$ 2,530,588	$0	$1,796,907	$782,362	$2,579,268

(1)
The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024, minus the applicable exercise price.

(2)
The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024.

(3)
The value associate with the acceleration of eligible earned and unearned performance stock units is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024.

Name	Value of accelerated unvested equity upon qualifying termination after retirement
	Stock Options (1)	Restricted Stock Units (2)	Performance Stock Units (4)	Total
Arkadiy Dobkin	$ 0	$ 2,778,717	$ 0	$ 2,778,717
Jason Peterson (3)	–	–	–	–
Balazs Fejes (3)	–	–	–	–
Viktar Dvorkin (3)	–	–	–	–
Larry Solomon (3)	–	–	–	–

(1)
The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024, minus the applicable exercise price.

(2)
The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024.

(3)	None of the equity grants made to Messrs. Peterson, Fejes, Dvorkin, or Solomon qualified for acceleration upon retirement as of December 31, 2024.
(4)
The value associate with the acceleration of eligible earned and unearned performance stock units is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024. Upon retirement, performance stock units remain eligible to be earned based on actual performance at the end of the three-year measurement period and earned performance stock units vest as scheduled in the applicable award agreement and therefore no performance share units would vest as of December 31, 2024.

62 | 2025 Proxy Statement

2024 Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2024:
•	the median of the annual total compensation of all our employees (other than our Chief Executive Officer) was $41,273;
•	the annual total compensation of Chief Executive Officer was $9,046,642; and
•	the ratio of these two amounts was 219 to 1.
We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, estimates and assumptions, our pay ratio may not be comparable with the pay ratios reported by other companies. As permitted by the Pay Ratio Rule, we have used the same median employee identified in our 2023 Pay Ratio Disclosure section of our definitive proxy statement for our 2024 Annual Meeting (the “2023 Pay Ratio Disclosure”) because during 2024 there was no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to or otherwise significantly impact our pay ratio disclosure. For a full description of the methodology we used to identify our “median employee” and determine the annual total compensation for such median employee, please see our 2023 Pay Ratio Disclosure; however, the information therein is not incorporated by reference into this Proxy Statement.

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Pay Versus Performance
We structure our compensation using a mix of short-term compensation, in the form of base salaries and annual cash incentive payments, and long-term compensation, in the form of equity-based awards, to meet our NEO compensation objectives of:
•	Attracting, motivating, developing, and retaining quality executives who will increase long-term stockholder value.
•	Rewarding exceptional performance and long-term commitment to EPAM.
•	Grant performance-based equity awards to align executive interests with long-term interests of EPAM stockholders.
Our Compensation Discussion and Analysis provides more information on our approach and methodology for making executive compensation decisions. As noted in the Compensation Discussion and Analysis, our compensation decisions are made using the value of equity-based awards measured as of the date the equity award was granted, which differs from the values in the table below which are calculated according to prescribed SEC rules. Particularly, the amounts listed in the tables and graphs below labeled as “Compensation Actually Paid” does not represent the value of cash and equity awards that we paid to our NEOs during any year, but rather is an amount calculated under SEC rules and includes, among other things, adjustments to values of unvested and vested equity awards based on year-end stock prices and various accounting valuation assumptions.
Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for PEO (1) (b)	Compensation Actually Paid to PEO (2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands) (6) (h)	Annual Revenue Growth (7) (i)
					Total Shareholder Return (4) (f)	Peer Group Total Shareholder Return (5) (g)
2024	$9,046,642	$2,256,961	$4,190,576	$1,339,977	$110.21	$299.72	$454,533	0.8%
2023	$ 7,545,130	$ 5,251,802	$ 4,026,838	$ 4,783,721	$ 140.15	$ 219.40	$ 417,083	(2.8%)
2022	$6,453,257	($13,933,984)	$2,888,776	($4,103,371)	$154.48	$139.00	$419,416	28.4%
2021	$5,930,172	$26,698,904	$2,618,780	$9,947,826	$315.07	$193.58	$481,652	41.3%
2020	$4,704,626	$15,462,041	$1,875,283	$5,775,470	$168.91	$143.89	$327,160	24.5%

(1)
The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024, minus the applicable exercise price.

(2)
The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 31, 2024 ($233.82), the last trading day of 2024.

	Year
	2020	2021	2022	2023	2024
SCT Total Compensation	$4,704,626	$5,930,172	$6,453,257	$7,545,130	$ 9,046,642
Subtract equity award values in SCT	($3,250,908)	($4,000,024)	($4,666,857)	($6,218,822)	($7,416,164)
Add year-end value of unvested equity awards granted in the year	$8,210,331	$8,830,693	$6,369,771	$6,281,375	$4,178,183
Change in value of unvested equity awards granted in prior years	$7,457,887	$15,195,140	($11,264,101)	($1,188,374)	($3,069,716)
Change in value of equity awards granted in prior years which vested in the year	($1,659,895)	$742,923	($10,826,054)	($1,167,507)	($481,984)
Total	$ 15,462,041	$ 26,698,904	($ 13,933,984)	$ 5,251,802	$ 2,256,961

Stock option grant date fair values included in SCT Total Compensation are estimated using the Black-Scholes option valuation model as of grant date. For the purposes of calculating Compensation Actually Paid, we estimated the stock option fair values using the Black-Scholes option valuation model as of each applicable measurement date using the stock price as of the measurement date and updated assumptions (i.e., expected

64 | 2025 Proxy Statement

term, expected volatility, expected dividends, risk-free interest rate) as of the measurement date. Restricted stock unit grant date fair values are calculated as set forth in the footnotes to the Summary Compensation Table. For performance-based awards, fair values were calculated based on the probable outcome of the performance conditions as of the relevant valuation date. With respect to the portion of performance stock unit awards for which performance achievements had not yet been established, we have assumed target performance. For the purposes of calculating Compensation Actually Paid, adjustments were made using the stock price as of the last trading day of each applicable year and as of each applicable measurement date.
(3)
Column (e) reflects the average Compensation Actually Paid to our four NEOs that are not our CEO in each of 2024, 2023, 2022, 2021 and 2020, calculated as set forth in the table below and in accordance with SEC rules. No dividends or other earnings were paid on stock or option awards in any of the covered fiscal years and no equity awards were cancelled due to a failure to meet vesting conditions. The dollar amounts reflected in column (e) of the table above do not reflect the actual amount of compensation earned by or paid to our NEOs during any of the applicable years. For information regarding the decisions made by our Compensation Committee about our NEO’s compensation for each fiscal year, please see the Compensation Discussion and Analysis section of this Proxy Statement and the proxy statements for each of the fiscal years covered in the table above.

	Year
	2020	2021	2022	2023	2024
SCT Total Compensation	$1,875,283	$2,618,780	$2,888,776	$4,026,838	$4,190,576
Subtract equity award values in SCT	($1,099,974)	($1,575,157)	($1,959,989)	($1,631,051)	($3,243,718)
Add year-end value of unvested equity awards granted in the year	$2,778,712	$3,477,363	$2,675,178	$3,283,130	$1,917,026
Change in value of unvested equity awards granted in prior years	$2,647,489	$5,085,424	($4,009,358)	($467,560)	($1,354,543)
Change in value of equity awards granted in prior years which vested in the year	($426,040)	$341,416	($3,697,978)	($427,636)	($169,363)
Total	$ 5,775,470	$ 9,947,826	($ 4,103,371)	$ 4,783,721	$ 1,339,977

Stock option fair values and time-vested restricted stock unit fair values as of the applicable measurement date were calculated as set forth in footnote 2.
(4)	Column (f) represents EPAM’s cumulative total shareholder return (EPAM TSR).
(5)	Column (g) represents the cumulative TSR of the S&P 500 Information Technology Index (“S&P 500 IT Index”) for the years ending December 31, 2024, 2023, 2022, 2021 and 2020.
(6)	Reflects “Net Income” in our Consolidated Statements of Income included in our Annual Report on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
(7)
The table below lists, in our assessment, the most important financial performance measures we use to link compensation of our NEOs for each year in the table above to EPAM’s performance. The following tabular list represents all of the financial and non-financial measures used to link compensation to performance.

Measure	Explanation
Annual Revenue Growth	Company-Selected Measure and a financial measure of revenue growth generated from year-to-year as a percentage increase over the immediately preceding year
Adjusted Income from Operations*
A non-GAAP financial measure that consists of income from operations that is then adjusted to eliminate the effect of certain expenses, costs, and impairments and is used to illustrate underlying trends in our business, establish budgets and operational goals, communicate internally and externally, and for managing our business and evaluating our performance

Adjusted Revenue Growth
Annual Revenue Growth as adjusted to exclude revenues from acquisitions and dispositions not included in the annual operating plan approved by the Board and applying foreign currency exchange rates utilized in the development of the approved annual operating plan

Adjusted Diluted Earnings Per Share*	A non-GAAP financial measure that consists of GAAP earnings per share that is then adjusted to exclude the effect of certain expenses, costs, and impairments and is used in evaluating our performance
Relative TSR	The TSR of the Company as compared to the TSR of the companies included in the S&P 500 IT Index, as determined on the grant date and stated as a percentile

*	Refer to “Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” for additional information.

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Below are graphs showing the relationship of Compensation Actually Paid to our CEO and average Compensation Actually Paid to our NEOs that are not the CEO in 2020, 2021, 2022, 2023 and 2024 to the EPAM TSR, S&P 500 IT Index TSR, EPAM’s net income, and EPAM’s annual revenue growth.

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Independent Registered Public Accounting Firm
The Audit Committee, which is composed entirely of independent directors, has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2025. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2006. Representatives from Deloitte & Touche LLP will attend the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.
Changes in and Disagreements with Accountants on Accounting & Financial Disclosure
None.
Fees to Independent Registered Public Accounting Firm
The following table summarizes the fees incurred by Deloitte & Touche LLP and certain of its affiliates (collectively, the “Deloitte Entities”) and billed to us for each of the last two years for audit services, and billed to us in each of the last two years for audit related, tax and other services:

	2024 (in thousands)	2023 (in thousands)
Audit Fees	$ 4,773	$ 4,152
Audit-Related Fees	$ 290	$276
Tax Fees	$ 615	$983
All Other Fees	$ 2	$2
Total Fees	$ 5,680	$5,413

Audit Fees. Audit Fees consist of fees billed by Deloitte Entities for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, reviews of condensed consolidated financial statements included in our quarterly Form 10-Q reports, consents issued in the current year, and foreign statutory audits.
Audit-Related Fees. Audit-Related Fees consist of fees billed for professional services rendered in connection with service organization internal control audit and assurance procedures.
Tax Fees. Tax Fees primarily consist of fees billed for professional services rendered in connection with transfer pricing studies and tax consulting services.
All Other Fees. All Other Fees consist of fees billed for accounting research tools and related database subscriptions.
Pre-Approval of Services
In accordance with its charter and legal requirements, the Audit Committee is required to approve in advance all audit and permitted non-audit services performed by our independent registered public accounting firm. As permitted by our pre-approval policy, the Audit Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services involving estimated fees of up to $250,000 to be provided by our independent registered public accounting firm; provided that the Chair then communicates such pre-approvals to the full Audit Committee at its next regularly scheduled meeting. The pre-approval policy also includes full Audit Committee pre-approval of certain categories of audit and permitted non-audit services, up to $250,000 in the aggregate per year for each particular category of service.
As part of its review, the Audit Committee considers whether any non-audit services will, or may potentially, impact the independence of our independent registered public accounting firm. The Audit Committee pre-approved all audit and non-audit services provided to EPAM by the Deloitte Entities in 2024 and 2023. None of the services described in the table above were exempt from the pre-approval requirement set forth in the SEC rules and regulations.

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Proposal 1: Election of Directors
We are soliciting proxies in favor of the re-election of the three director nominees identified below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the director nominees named below to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2028.
If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy or the Board may reduce its size. As of the date of this Proxy Statement, the Board has no reason to believe that any person named below will be unable or unwilling to serve as a nominee or as a director, if elected.
Directors
Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Richard Michael Mayoras, Karl Robb, and Helen Shan for election as Class I directors at the Annual Meeting.
Each of these directors will hold office until the annual meeting of stockholders in 2028, or until their respective successors have been elected and qualified, subject to their earlier resignation, death, or removal. The director nominees have consented to being named in this Proxy Statement as nominees for election as director and have agreed to serve as directors if elected.
Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.
Vote Required
Directors are elected by a majority of the votes of the shares of our Common Stock cast with respect to that nominee's election at the Annual Meeting if a quorum is present.
As prescribed by our bylaws, in the event that one or more Directors does not receive a majority of votes cast FOR his or her election at the Annual Meeting, each such director shall immediately tender his or her resignation to the Board. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board shall act, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision by releasing a press release and filing appropriate disclosure with the SEC within 90 days following certification of the election results.
Recommendation
The Board recommends a vote FOR each of the director nominees as Class I directors.

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Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2025. In deciding to engage Deloitte & Touche LLP, the Audit Committee noted that there were no auditor independence issues raised with Deloitte & Touche LLP.
The Board recommends that stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may, in their discretion, retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of EPAM and its stockholders.
The Audit Committee reviews audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP can be found in the following sections of this Proxy Statement: “Corporate Governance – Committees of the Board – Audit Committee” and “Report of the Audit Committee.” For additional information about Deloitte& Touche LLP, see “Independent Registered Public Accounting Firm” elsewhere in this Proxy Statement.
Vote Required
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present and entitled to vote on the subject matter in person or by proxy.
Recommendation
The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

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Proposal 3: Annual Advisory Vote to Approve Executive Compensation
In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed and individually tailored to attract, motivate, and retain our named executive officers, each of whom is critical to our success. The components of our executive compensation programs encourage performance in support of our organizational strategy and reward our named executive officers based on Company performance and the objective and subjective evaluation of individual performance. EPAM’s equity plans are intended to align compensation with the long-term interests of our stockholders. Please read the “Executive Compensation – Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2024 compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures described and explained in “Executive Compensation – Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement continues to support EPAM’s long-term success.
Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the adoption of the following resolution:
“RESOLVED, that the compensation paid to the named executive officers of EPAM Systems, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this advisory vote to approve executive compensation is non-binding, the Board and the Compensation Committee will carefully assess the voting results and may consult directly with stockholders to better understand any issues or concerns raised through the stockholder vote.
The Board has determined, following an advisory vote by our stockholders at our 2021 annual meeting, to hold annual say-on-pay advisory votes. Unless the Board determines otherwise, the next say-on-pay frequency advisory vote will be held at our 2027 annual meeting of stockholders.
Vote Required
The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote on the subject matter in person or by proxy.
Recommendation
The Board recommends that you vote FOR approval of our executive compensation.

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Proposal 4: Approval of the EPAM Systems, Inc. 2025 Long Term Incentive Plan
We are asking our stockholders to vote to approve the EPAM Systems, Inc. 2025 Long Term Incentive Plan (the “2025 Plan”). The Board approved the 2025 Plan on March 27, 2025, subject to stockholder approval at the Annual Meeting. We have issued awards under our 2015 Long Term Incentive Plan (the “2015 Plan”) since its adoption by our stockholders on June 11, 2015. The 2015 Plan is expiring by its terms this year, and our intent is that the 2025 Plan will replace the 2015 Plan for future equity awards.
If approved by our stockholders, the effective date of the 2025 Plan will be the date of the Annual Meeting. The aggregate number of shares to be authorized for issuance under the 2025 Plan is equal to the sum of (i) 2.5 million shares and (ii) any shares subject to outstanding awards granted under the 2015 Plan, the EPAM Systems, Inc. 2012 Long Term Incentive Plan (the “2012 Plan”), and the EPAM Systems, Inc. Amended and Restated 2006 Stock Option Plan (the “2006 Plan”) that return to the share pool as a result of cancellation or forfeiture in accordance with the terms of the 2015 Plan. No shares can be granted under the 2012 Plan or the 2006 Plan. The Board and our Compensation Committee carefully considered our anticipated future equity needs as well as our historical equity compensation practices and the advice of the Compensation Committee’s independent compensation consultant in determining the requested share authorization.
The 2015 Plan is scheduled to terminate on June 11, 2025; therefore, if the 2025 Plan is not approved at the Annual Meeting, we will not have the ability to issue any equity or equity-based awards.
Considerations for the Approval of the 2025 Plan
We are proposing the 2025 Plan, which includes best governance practices aligned with stockholder interests, allows us flexibility to grant equity and equity-based compensation, and provides a share authorization we expect will last the next one to two years. We have incorporated the following best governance practices into the 2025 Plan to further stockholder interests:
•
No Liberal Share Recycling. Shares that are tendered or withheld to satisfy any tax withholding liabilities or payment of an option exercise price may not again be available for issuance under the 2025 Plan.

•	No option repricing. No repricing of options is permitted without stockholder approval, except with respect to permitted adjustments in connection with certain capitalization events.
•	No discounted options or SARs. No discounted stock options or stock appreciation rights may be granted under the 2025 Plan.
•
Clawbacks. In 2023, we adopted the EPAM Systems, Inc. Compensation Recoupment Policy (the “Clawback Policy”) in accordance with Rule 10D-1 and NYSE Listed Company Manual Section 303A.14. Under our Clawback Policy, our Compensation Committee will, to the extent permitted by law, recoup any incentive-based compensation (cash and equity) received by our executive officers, including incentive-based compensation granted under the 2025 Plan, in the event of a restatement of financial-based measures (regardless of whether detrimental conduct has occurred). In the case of a restatement of financial-based measures, the Compensation Committee will recover the amount by which the incentive-based compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the Compensation Committee determines that the financial measure contains a material error.

•	No evergreen share authorization. The 2025 Plan does not contain an evergreen provision allowing for an increase in the share pool without stockholder approval.
•	Stock ownership. Our executive officers are subject to stock ownership guidelines, as described on page 54 of this Proxy Statement.
•
No Dividends on Outstanding Awards. No stock options or SARs will be eligible for the payment of dividends or dividend equivalents. For awards other than stock options and SARs, the Compensation Committee may provide that participants may earn dividends or dividend equivalents, as applicable, subject to such terms, conditions, restrictions and limitations as our Compensation Committee may establish. However, dividends or dividend equivalents (i) will have the same vesting dates and will be paid in accordance with the same terms as the awards to which they relate, and (ii)

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with respect to any award subject to the achievement of performance criteria, will not be paid unless and until the relevant performance criteria have been satisfied.
Your approval of the 2025 Plan will allow us to continue attracting, motivating and retaining the talent necessary for EPAM’s success, while aligning their interests with those of our stockholders to maximize long-term value creation. We grant equity awards to a broad-based group of our employees, not just to our executive officers. The broad reach of our equity award program is evident from our historic practices; for example, in 2024, 88% of all equity awards granted under the 2015 Plan were granted to employees other than our named executive officers (assuming PSUs granted in 2024 fully vest at target). Equity awards are an essential part of the total compensation package for our employees, including our executive officers, and it is this employee base that has fueled EPAM’s performance. Our ability to grant equity awards is especially critical because the value of these awards can form a substantial part of our employees’ overall compensation packages, including those of our executive officers. As of December 31, 2024, stock options comprised 47% of outstanding equity awards and full-value awards comprised the remaining 53% of such outstanding awards under the 2015 Plan, (assuming PSUs granted in 2024 fully vest at target).
Your approval of the 2025 Plan also provides us with the ability to grant equity awards to personnel who have joined EPAM through strategic acquisitions. Completing strategic acquisitions provides us with new revenue streams, enhances stockholder value, and adds additional employees to support our business and its expansion. It is important to the successful execution of our strategy that we have the ability to retain and incentivize a broad base of employees, which is growing in part through acquisitions.
If our stockholders’ approve the 2025 Plan, we anticipate that the number of shares authorized under the 2025 Plan will last us through the next one to two years based on what we believe is a reasonable expectation of future stock usage. We intend to continue our historic practices with respect to the vesting period of awards under the 2025 Plan. For information about our overhang and burn rate, see the “Historical Annual Common Stock Usage” section below.
Effect of Not Approving the 2025 Long Term Incentive Plan
Because the 2015 Plan is scheduled to terminate on June 11, 2025, if our stockholders do not approve the 2025 Plan at the Annual Meeting, we anticipate that we will not be able to continue our current approach to competitive total compensation or our current equity practices supporting our acquisition strategy. Without the requested share authorization, we may need to make significant changes to our equity award and total compensation practices, which would limit our flexibility to provide competitive compensation and thus our ability to attract, motivate and retain qualified talent. The loss of an essential element of our compensation program and acquisition strategy would compromise our ability to directly align the interests of our employees, including our executive officers, with the interests of our stockholders, as described in greater detail in the Compensation Discussion and Analysis beginning on page 43.
Historical Annual Common Stock Usage
Our gross burn rate for the period from January 1, 2024 to December 31, 2024 was 1.31% and the three-year average burn rate for the period ending December 31, 2024 was 1.32%. The burn rate does not take into account equity awards that have been cancelled or forfeited. We calculate burn rate by dividing the total number of common shares subject to stock options and full value awards (such as RSUs and PSUs) granted during the period by the total weighted-average number of common shares outstanding during the period. This burn rate calculation assumes performance-based share units vest at target.
For additional information about our overhang and burn rate, see our audited consolidated financial statements included in our 2024 Annual Report.
The following table sets forth the number of shares available for issuance and shares subject to outstanding awards under the 2015 Plan and the 2022 Amended and Restated EPAM Systems, Inc. Non-Employee Directors Compensation Plan (the “2022 Directors Plan”), including shares under out predescessor stock incentive plans that have been incorporated into the 2015 Plan and 2022 Directors Plan by their terms, as of March 16, 2025. As noted below, the table does not include shares subject to the EPAM Systems, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). No shares remain available for future issuance under any predecessor plan, including the 2012 Plan, the 2006 Plan, or the 2012 Amended and Restated

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EPAM Systems, Inc. Non-Employee Directors Compensation Plan (the “2012 Directors Plan”), which is the predecessor to the 2022 Directors Plan. We plan to grant our annual director stock awards equal to $225,000 per non-employee director from the 2022 Directors Plan on May 22, 2025, the date of the Annual Meeting, and these grants will reduce the pool of shares available for grant under the 2022 Directors Plan accordingly. If we grant awards under the 2015 Plan after March 16, 2025 and prior to the date the 2025 Plan is approved by the stockholders at the Annual Meeting, the number of shares reserved for issuance under the 2025 Plan will be reduced by the number of shares subject to any such awards. No shares will be issued under the 2015 Plan following stockholder approval of the 2025 Plan.

As of March 16, 2025
Shares subject to outstanding stock options (1)	974,298
Shares subject to outstanding time-based stock awards (2)	900,638
Shares subject to outstanding performance-based awards (3)	133,590
Shares available for future awards under the 2015 Plan (4)	2,374,531
Share available for future awards under the 2022 Directors Plan (5)	499,355
Shares of Common Stock issued and outstanding as of March 16, 2025	57,270,168

(1)	As of March 16, 2025, options outstanding under the 2015 Plan had a weighted average per share exercise price of $185.48 and a weighted average remaining term of 4.3 years.
(2)	Represents shares subject to time-based restricted stock units. As of March 16, 2025, the weighted average remaining vesting term was 2.4 years.
(3)	Represents shares subject to performance-based restricted stock units at target. As of March 16, 2025, the weighted average remaining vesting term was 2.2 years.
(4)
Excludes the ESPP. No shares will be issued under the 2015 Plan after stockholder approval of the 2025 Plan. The 2015 Plan will expire in June 2025 and the authorized shares remaining under the 2015 Plan will no longer be available for future issuance (subject to the cancellation and forfeiture terms of the 2015 Plan).

(5)	No shares remain available for grant under the 2012 Directors Plan or any predecessor to the 2022 Directors Plan.
Description of the 2025 Plan
The principal terms and conditions of the 2025 Plan are summarized below. The summary, however, is not intended to be a complete description of all of the terms of the 2025 Plan and is qualified in its entirety by reference to the complete text of the 2025 Plan, which is included in Appendix B to this Proxy Statement.
The purpose of the 2025 Plan is to motivate those employees and other individuals who are expected to contribute significantly to our success to perform at the highest level, to reward employees that have performed at that level, and to further our best interests and those of our stockholders.
The 2025 Plan is scheduled to expire after ten years from its effective date, which is the date of stockholder approval. The term will expire sooner if prior to the end of the ten-year term or any extension period, the maximum number of our common shares available for issuance under the 2025 Plan has been issued or our Board terminates the 2025 Plan.
From and after the Annual Meeting, upon approval of the 2025 Plan, we intend to cease making grants under the 2015 Plan and any shares that remain available for issuance under 2015 Plan, the 2012 Plan, or the 2006 Plan will be assumed by the 2025 Plan. Any outstanding awards under the 2015 Plan, the 2012 Plan, or the 2006 Plan will remain subject to the terms of the applicable plan under which the awards were granted, except that any such awards that expire, terminate or would otherwise return to the applicable share reserve will instead become available for issuance under the 2025 Plan.
Subject to adjustment (as described below) and other than with respect to substitute awards, the maximum aggregate number of shares to be authorized for issuance under the 2025 Plan is equal to the sum of (i) 2.5 million shares and (ii) any shares subject to outstanding awards granted under the 2015 Plan, the 2012 Plan and the 2006 Plan that return to the share pool as a result of cancellation or forfeiture in accordance with the terms of the 2015 Plan.
Any employee, consultant, or other individual who provides services to EPAM or any of its affiliates is eligible to be selected for participation in the 2025 Plan, in addition to the holders of any other awards that were previously granted by a company that is acquired by or combined with EPAM who is eligible for a substitute grant under the 2025 Plan.
Our Compensation Committee or our Board will administer the 2025 Plan and has authority to:
•	designate participants;
•	determine the types of awards (including substitute awards) to grant, the number of shares to be covered

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by awards, the terms and conditions of awards, whether awards may be settled or exercised in cash, shares, other awards, other property or net settlement, the circumstances under which awards may be canceled, repurchased, forfeited or suspended, and whether awards may be deferred automatically or at the election of the holder or the Compensation Committee, and prescribe the form of award agreement;
•	interpret and administer the 2025 Plan and any instrument or agreement relating to, or award made under, the 2025 Plan;
•	establish, amend, suspend or waive rules and regulations and appoint agents; and
•	make any other determination and take any other action that it deems necessary or desirable to administer the 2025 Plan.
The Compensation Committee or our Board may delegate the authority to grant awards under the 2025 Plan to a committee of one or more directors or to one or more of our officers unless inconsistent with applicable law.
The 2025 Plan provides for grants of incentive and non-qualified stock options, SARs, restricted stock, RSUs, PSUs, performance awards, other stock-based awards, and other cash-based awards:
•
Stock Options. The per share exercise price of stock option (except in the case of substitute awards) issued under the 2025 Plan, if any, will be determined by our Compensation Committee or our Board but may not be less than the closing price on the grant date. Our Compensation Committee or our Board will determine the vesting schedule and the expiration date of each option. The Compensation Committee or the Board may specify in an award agreement that an “in-the-money” option will be automatically exercised on its expiration date; however, no stock option will be exercisable more than ten years from the grant date. Stock options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Code and no stock option may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such stock options.

•
Stock Appreciation Rights (SAR). The per share exercise price of a SAR (except in the case of substitute awards) will be determined by our Compensation Committee or our Board but may not be less than the closing price on the grant date. Our Compensation Committee or our

Board will determine the exercise or settlement schedule and the expiration date of each SAR. However, no SAR will be exercisable more than ten years from the grant date. No SAR may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SAR.
•	Restricted Stock. Restricted stock is an award of shares of our Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture.
•	RSUs. RSUs will be subject to specified vesting and other restrictions.
•
Performance Awards. Performance awards, which may be denominated and/or settled in cash or shares, will be earned upon the satisfaction of performance conditions specified by our Compensation Committee or our Board.

•
Other Stock-Based Awards. Our Compensation Committee or our Board are authorized to grant other stock-based awards, which may be denominated in shares or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or that of our business units or any other factors that the Compensation Committee designates.

•
Other Cash-Based Awards. Our Compensation Committee or our Board are authorized to grant other cash-based awards, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the 2025 Plan.

In the event that our Compensation Committee or our Board determines that, as a result of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our Common Stock or other securities, issuance of warrants or other rights to purchase our shares or other securities, issuance of our shares pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting our shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2025 Plan, the Compensation Committee or the Board will adjust equitably any or all of:

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•	the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and individual limits under the 2025 Plan;
•	the number and type of shares or other securities subject to outstanding awards; and
•	the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.
Our Compensation Committee or our Board will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle or be forfeited. In the event of a change of control, our Compensation Committee or our Board will determine the effect of such change of control on outstanding awards, which may include: (i) continuation or assumption of outstanding awards, (ii) substitution or replacement of outstanding awards with cash, securities, rights or other property, with substantially the same terms and value of the outstanding award, (iii) acceleration of the vesting of outstanding awards and the lapse of any restrictions of such outstanding awards or acceleration of the right to exercise the outstanding awards, and (iv) cancellation of outstanding awards in consideration of a payment; provided that, for any award subject to performance criteria, the level of performance will be determined at the greater of target and actual performance.
Our Board may amend, alter, suspend, discontinue or terminate the 2025 Plan, subject to approval of our stockholders if required by the rules of the stock exchange on which our shares are principally traded. Our Compensation Committee or the Board may amend, alter, suspend, discontinue or terminate any outstanding award. However, no such Board or Compensation Committee action that would materially adversely affect the rights of a holder of an outstanding award may be taken without the holder’s consent, except to the extent that such action is taken to cause the 2025 Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to impose any “clawback” or recoupment provisions on any awards in accordance with the 2025 Plan.
In addition, our Compensation Committee or our Board may amend the 2025 Plan or create sub-plans in such manner as may be necessary to enable the plan to achieve its stated purposes in any jurisdiction in a tax efficient manner and in compliance with local rules and regulations. In the event of the dissolution or liquidation of our company, each award will terminate immediately prior to the consummation of such action, unless otherwise determined by our Compensation Committee or our Board. Subject to the adjustment provision summarized above, our Compensation Committee or our Board may not directly or indirectly, through cancellation or regrant or any other method, reduce, or have the effect of reducing, the exercise price of any award established at the time of grant without approval of our stockholders.
U.S. Federal Income Tax Consequences.
Non-Qualified Stock Options. A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.
Incentive Stock Options. An incentive stock option is an option that meets the requirements of Section 422 of the Code. A participant will not have taxable income when granted an incentive stock option or when exercising the option. If the participant exercises the option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares will be taxable as long-term capital gain. We will not be entitled to any corresponding tax deduction.
If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant exercises an incentive stock option more than three months after the participant’s employment or service with us terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If the participant is

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disabled and terminates employment or service because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of the participant’s death.
SARs. Generally, a participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the difference between the market value of our Common Stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether our Common Stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in our Common Stock will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for our Common Stock acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, the Company will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.
Restricted Stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the market value of our Common Stock at that time.
Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on our Common Stock of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.
The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, the Company will also be entitled to a deduction, for federal income tax purposes, for dividends paid on restricted stock awards.
RSUs. A participant will generally recognize taxable income upon the settlement of an RSU, in an amount equal to the value of the RSUs received. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Cash Awards. A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Withholding. To the extent required by law, the Company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as the Company deems advisable to enable the Company and the participant to satisfy withholding and tax obligations related to any awards (including by providing for tax withholding obligations due in respect of an award to be satisfied by “net settlement” or by “sell-to-cover”).
Benefits Under the 2025 Plan
All awards under our 2025 Plan will be granted at the discretion of the Compensation Committee or the Board. As a result, it is not possible at this time to indicate the number, name or positions of persons who will receive future awards or the nature and terms of such future awards.

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Equity Compensation Plan Information
The following table provides information about EPAM’s Common Stock that may be issued upon exercise of options and rights under the 2015 Plan, the 2012 Plan, the 2022 Directors Plan, the 2012 Non-Employee Directors Compensation Plan (the “2012 Directors Plan”) and the 2021 Employee Stock Purchase Plan (“ESPP”) as of December 31, 2024. The table does not reflect grants, awards, exercises, terminations or expirations since that date or the requested share authorization under the 2025 Plan described above. For purposes of clarity, as of March 16, 2025, the number of securities available for future issuance under the 2015 Plan is 2,530,313 shares and under the 2022 Directors Plan is 499,355 shares.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
(in thousands, except dollar amounts)
Equity compensation plans approved by security holders	2,481 (1)	$164.47 (2)	3,270 (3)
Equity compensation plans not approved by security holders	—	$—	—
Total	2,481	$164.47	3,270

(1)
Includes the number of shares of Common Stock to be issued under the 2015 Plan, the 2012 Plan, the 2022 Directors Plan and the 2012 Directors Plan. See Note 15 “Stockholders’ Equity” for more information regarding our plans and awards.

(2)	Represents the weighted average exercise price of stock options only.
(3)	Represents the number of shares available for future issuances under the 2015 Plan, the 2022 Directors Plan and the ESPP.
Vote Required
The affirmative vote of the holders of a majority of the shares present and entitled to vote on the subject matter in person or by proxy is required for approval of the 2025 Plan. The 2015 Plan is scheduled to terminate on June 11, 2025; therefore, if the 2025 Plan is not approved at the Annual Meeting, the Company will not have the ability to issue any equity or equity-based awards. Abstentions and broker discretionary votes will have the same effect as votes against the proposal.
Recommendation
The Board recommends a vote FOR approval of the EPAM Systems, Inc. 2025 Long Term Incentive Plan.

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Proposal 5: Approval of the Declassification Amendment
Background of the Declassification
Amendment
The Board has, upon the recommendation of the Nominating and Corporate Governance Committee, approved and declared advisable and in the best interests of the Company, and recommends that our stockholders adopt, an amendment to Article 6 of our Certificate of Incorporation that would phase in the declassification of the Board and provide for the annual election of all directors (the “Declassification Amendment”), as described below. The additions and deletions that will be made to the Certificate of Incorporation to implement this Declassification Amendment, if approved, are set forth in Appendix C to this Proxy Statement and a complete version of all of the amendments to the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement. The Board will make administrative amendments to the Certificate of Incorporation shown in Appendix D) and conforming amendments to our Amended and Restated Bylaws (our “Bylaws”).
Reasons for and Effect of the Declassification Amendment
The Certificate of Incorporation and our Bylaws currently divide the Board into three classes and directors in each class serve staggered, three-year terms with the term of one class of directors expiring at each annual meeting. The Board retained this structure since our initial public offering to provide continuity and stability of the Board and to allow our directors to take a long-term view towards the business and affairs of our Company without undue pressure from stockholders with specific interests. In addition, a classified board structure is thought to limit a company’s exposure to coercive takeover tactics.
A stockholder proposed declassification of our Board and we included the stockholder’s advisory proposal in our 2024 proxy statement. Our Board did not provide a recommendation for or against the stockholder proposal so that we could accurately gauge stockholder interest in declassifying the Board and holding annual elections for each director. Including abstentions, stockholders holding 97.8% of EPAM shares supported the advisory declassification proposal. Given the level of support for the declassification proposal at the 2024 annual meeting and after careful consideration and planning of a three-year phased declassification process, the Board has determined that it is advisable and in the best interests of EPAM and its stockholders to propose a phased-in declassification of the Board, commencing with the Company’s 2026 annual meeting.
If the Declassification Amendment is approved by our stockholders, directors previously elected by our stockholders to three-year terms of office, including those directors elected at this Annual Meeting, will complete their three-year terms, and thereafter they or their successors would be elected to one-year terms at each future annual meeting of stockholders. Beginning at our 2028 annual meeting of stockholders, the declassification of the Board would be complete, and all directors would be subject to annual election to one-year terms.
Additionally, as the General Corporation Law of the State of Delaware (the “DGCL”) provides that directors serving on declassified boards of directors may be removed with or without cause, the Declassification Amendment would permit the removal of directors without cause after our 2028 annual meeting of stockholders but will provide that the directors serving the remainder of a three-year term in office will be removable only for cause.
Phased in Declassification Process
If this Declassification Amendment is approved, we plan to phase-in declassification of the Board as follows:
•
Assuming the Class I directors (currently Messrs. Mayoras and Robb and Ms. Shan) are elected in response to Proposal 1 in this Proxy Statement, each of these three directors will be elected for a three-year term expiring at the 2028 annual meeting.

•	At the 2026 annual meeting, the Class II directors (currently Messrs. Vargo and Roman and Ms. Smart) will be proposed for election to one-year terms ending at the annual meeting in 2027.
•	At the 2027 annual meeting, the Class III directors (currently Messrs. Dobkin and Segert and Mss.

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McMahon and Aguirre) as well as Messrs. Vargo and Roman and Ms. Smart will be proposed for election to one-year terms ending at the annual meeting in 2028.
•	At the 2028 and subsequent annual meetings, all directors will be proposed for election for a one-year term expiring at the next annual meeting.
The above description of the amendments to the Certificate of Incorporation is qualified in its entirety by the actual text of the Certificate of Incorporation as amended in anticipation of approval of this Proposal 5, which is set forth in Appendix C under the heading “Declassification Amendments” with deletions indicated by strikeouts and additions indicated by underlining. The full text of a complete version of the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement.
Vote Required
The approval of this Declassification Amendment requires the affirmative vote of the holders of not less than 66 ⅔% of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.
If our stockholders approve this proposal, the Company will file with the Delaware Secretary of State an amended and restated certificate of incorporation that includes the amendments corresponding to this proposal, which will become effective upon filing. In addition, our Board has approved conforming amendments to Sections 3.02, 3.12 and 3.13 of the Bylaws. The effectiveness of the amendments to Sections 3.02, 3.12 and 3.13 of the Bylaws is contingent upon the effectiveness of the amendments contemplated by this Proposal 5.
Stockholders are also asked to consider proposals 6, 7 and 8, which relate to amendments to the Certificate of Incorporation to reduce the supermajority vote requirement to a majority vote requirement, elect out of Section 203 of the DGCL, and limit the liability of certain officers as permitted by Delaware law, respectively. Proposals 5, 6, 7 and 8 are independent of each other and the approval of this proposal is not conditioned on the approval of any other proposal. Our Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Recommendation
The Board recommends that you vote FOR the Declassification Amendment.

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Proposal 6: Approval of the Majority Vote Amendment
Background of the Majority Vote Amendment
The Board has, upon the recommendation of the Nominating and Corporate Governance Committee, approved and declared advisable and in the best interests of the Company, and recommends that our stockholders adopt, amendments to Articles 5 and current Article 10 our Certificate of Incorporation to eliminate the supermajority voting requirements expressly written into our Certificate of Incorporation (the “Majority Vote Amendment”).
Our Certificate of Incorporation currently require a supermajority vote for stockholders to:
•	approve amendments to our Bylaws,
•	make changes to the structure and election of directors,
•	change how stockholders can call and hold stockholder meetings,
•	change how we indemnify directors, and officers
•	change where corporate disputes involving the Company are heard, and
•	approve amendments to the Certificate of Incorporation.
The additions and deletions that will be made to the Certificate of Incorporation to implement this Majority Vote Amendment proposal, if approved, are set forth in Appendix C to this Proxy Statement and a complete version of all of the amendments to the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement. The Board will make corresponding amendments to our Bylaws to eliminate supermajority vote requirements.
Reasons for and Effect of the Majority Vote Amendment
The Board is asking our stockholders to vote to simplify the voting requirements in our Certificate of Incorporation by removing the supermajority stockholder voting provisions in Articles 5 and current Article 10 that require the affirmative vote of at least 66 ⅔% of the total voting power of all outstanding shares of the Company entitled to vote generally in the election of directors to make amendments to our Certificate of Incorporation that relate to stockholder amendments to our Bylaws (Article 5), stockholder meetings (Article 7), the structure and elections of our Board, and indemnification of our directors and officers (Articles 6 and 8), forum selection (Article 9), and amendments to the Certificate of Incorporation (current Article 10). The Majority Vote Amendment replaces the supermajority voting requirement with a majority of the total voting power of all outstanding shares of the Company entitled to vote thereon.
A stockholder has proposed that the Company amend the Certificate of Incorporation and Bylaws so that each voting requirement that calls for greater than a simple majority vote be replaced by a requirement for a majority of the votes cast.
Our Board considered this proposal as part of its periodic review of the Company's organizational documents and, as part of that review, evaluated the fact that the elimination of supermajority voting provisions in organizational documents is generally viewed as consistent with strong corporate governance standards regardless of the original intent of such provisions when they were enacted at the time of our initial public offering. Given the Board’s actions as further detailed in our opposition statement beginning on page 86, our Board recommends voting against Proposal 9.
The above description of the amendments to the Certificate of Incorporation is qualified in its entirety by the actual text of the Certificate of Incorporation as amended in anticipation of approval of this Proposal 6, which is set forth in Appendix C under the heading “Majority Vote Amendment” with deletions indicated by strikeouts and additions indicated by underlining. The full text of a complete version of the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement.

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Vote Required
The approval of this Majority Vote Amendment requires the affirmative vote of the holders of not less than 66⅔% of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.
If our stockholders approve this proposal, the Company will file with the Delaware Secretary of State an amended and restated certificate of incorporation that includes the amendments corresponding to this proposal, which will become effective upon filing. In addition, our Board has approved conforming amendments to Section 6.06 of the Bylaws to eliminate the supermajority vote requirement for stockholders to amend the Bylaws. The effectiveness of the amendments to Section 6.06 of the Bylaws is contingent upon the effectiveness of the amendments contemplated by this Proposal 6.
Stockholders are also asked to consider proposals 5, 7 and 8, which relate to amendments to the Certificate of Incorporation to declassify the Board, elect out of Section 203 of the DGCL, and limit the liability of certain officers as permitted by law, respectively. Proposals 5, 6, 7 and 8 are independent of each other and the approval of this proposal is not conditioned on the approval of any other proposal. Our Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Recommendation
The Board recommends that you vote FOR the Majority Vote Amendment.

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Proposal 7: Approval of the Section 203 Amendment
Background of the Section 203 Amendment
Our Certificate of Incorporation is silent with respect to certain business combinations, so we are subject to Section 203 of the DGCL (“Section 203”). Section 203 requires a supermajority stockholder vote for certain business combinations between the Company and an “interested stockholder,” which is defined to include a person who acquires ownership of 15% or more of the Company’s voting stock, unless the Board approves either the business combination or the person’s 15% or more stock acquisition before the person becomes an interested stockholder. Under Section 203, the business combination must be approved by the holders of at least two-thirds of the voting stock of the Company that is not owned by the interested stockholder (the “DGCL Supermajority Threshold”).
The Board has, upon the recommendation of the Nominating and Corporate Governance Committee, approved and declared advisable and in the best interests of the Company, and recommends that our stockholders adopt, an amendment to our Certificate of Incorporation to add a new Article 10 to expressly opt out of the DHCL Supermajority Threshold required under section 203 (the “Section 203 Amendment”). The additions and deletions that will be made to the Certificate of Incorporation to implement this Section 203 Amendment proposal, if approved, are set forth in Appendix C to this Proxy Statement and a complete version of all of the amendments to the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement.
Reasons for and Effect of the Section 203 Amendment
If this Proposal 7 is approved, the Certificate of Incorporation will be amended to add a new Article 10 that is substantially similar to Section 203, except that the DGCL Supermajority Threshold will be replaced by a provision requiring approval by a majority of the outstanding stock of the Company that is not owned by the interested stockholder entitled to vote on the matter.
A stockholder has proposed that the Company amend its Certificate of Incorporation and Bylaws so that each voting requirement that calls for greater than a simple majority vote be replaced by a requirement for a majority of the votes cast.
The Board has considered this proposal and reviewed the intent of Section 203 and balanced it against current corporate governance practices which generally disfavor supermajority voting provisions under the theory that they limit a board’s accountability to stockholders and conﬂict with principles of good corporate governance.
As part of our Board’s review of our organizational documents in connection with the Majority Vote Proposal (Proposal 6) and the elimination of the express supermajority voting provisions in the Certificate of Incorporation, the Board also considered the supermajority voting provisions in Section 203 and determined it is advisable to eliminate all explicit and implicit supermajority voting provisions applicable to stockholder voting. Given the Board’s actions, as further detailed in our opposition statement beginning on page 86, our Board recommends voting against Proposal 9.
The above description of the amendments to the Certificate of Incorporation is qualified in its entirety by the actual text of the Certificate of Incorporation as amended in anticipation of approval of this Proposal 7, which is set forth in Appendix C under the heading “Section 203 Amendment” with deletions indicated by strikeouts and additions indicated by underlining. The full text of a complete version of the Certificate of Incorporation assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 is set forth in Appendix D to this Proxy Statement.
Vote Required
The approval of this Section 203 Amendment requires the affirmative vote of the holders of not less than a majority of the total voting power of all shares of the Company entitled to vote thereon.
If our stockholders approve this proposal, the Company will file with the Delaware Secretary of State an amended

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and restated certificate of incorporation that includes the amendments corresponding to this proposal, which will become effective upon filing.
Stockholders are also asked to consider proposals 5, 6 and 8, which relate to amendments to the Certificate of Incorporation to declassify the Board, reduce the supermajority vote requirement to a majority vote requirement, and limit the liability of certain officers as permitted by law, respectively. Proposals 5, 6, 7 and 8 are independent of each other and the approval of this proposal is not conditioned on the approval of any other proposal. Our Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Recommendation
The Board recommends that you vote FOR the Section 203 Amendment.

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Proposal 8: Approval of the Liability Limit Amendment
Background of the Declassification Amendment
The Board has, upon the recommendation of the Nominating and Corporate Governance Committee, approved and declared advisable and in the best interests of the Company, and recommends that our stockholders adopt, an amendment to Article 8 of our Certificate of Incorporation to allow for the exculpation of certain of the Company’s officers to the fullest extend permitted by the DGCL (the “Liability Limit Amendment”). Pursuant to and consistent with Section 102(b)(7) of the DGCL, Article 8 of the Certificate of Incorporation already eliminates the monetary liability of directors to the fullest extent permitted by the DGCL. The Liability Limit Amendment would also provide exculpation to certain of the Company’s officers, only in connection with direct claims brought by stockholders, including class actions, but does not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. Like the provision limiting the monetary liability of directors, the Liability Limit Amendment would not limit the liability of covered officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the covered officer derived an improper personal benefit.
The current exculpation protections available to the directors remain unchanged as a result of the Liability Limit Amendment.
The additions and deletions that will be made to the Certificate of Incorporation to implement this Liability Amendment proposal, if approved, are set forth in Appendix C to this Proxy Statement and a complete version of all of the amendments to the Certificate of Incorporation - assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 - is set forth in Appendix D to this Proxy Statement.
Reasons for and Effect of the Liability Limit Amendment
In 2022, Section 102(b) of the DGCL was amended to enable a Delaware corporation to include a provision in its certificate of incorporation to exculpate certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, this part of the DGCL provided for exculpation for directors only. Under the amendments to the DGCL, a corporation’s officers may be exculpated if the officer is:
•
the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful,

•	is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or
•	has consented to services of process in Delaware by written agreement.
The proposed Liability Limit Amendment would allow exculpation of our officers to the fullest extent permitted by the DGCL, as it currently exists or as it may be amended in the future.
Our Board considered several factors when reviewing and ultimately recommending that the stockholders adopt the Liability Limit Amendment in the best interests of the Company and its stockholders. The Board considered the narrow class and type of claims to which the Liability Limit Amendment would apply, the limited number of officers that are covered by it, and the benefits to the Company our Board believes would result from providing officer exculpation.

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Our Board believes that it is fair to align the protections available to our officers with those already granted to our directors and that it will position EPAM to attract and retain top officers and officer candidates. EPAM’s officers must often make crucial decisions in response to fast-moving opportunities and challenges. The Board believes that the Liability Limit Amendment would enable officers to exercise their business judgment in strong alignment with the interests of the stockholders but without the potential for distraction posed by the risk of personal liability and with the potential for reduced litigation costs generated by frivolous lawsuits.
The above description of the amendments to the Certificate of Incorporation is qualified in its entirety by the actual text of the Certificate of Incorporation as amended in anticipation of approval of this Proposal 8, which is set forth in Appendix C under the heading “Liability Limit Amendment” with deletions indicated by strikeouts and additions indicated by underlining. The full text of a complete version of the Certificate of Incorporation - assuming passage of Proposals 5, 6, 7, and 8 and rejection of Proposal 9 - is set forth in Appendix D to this Proxy Statement.
Vote Required
The approval of this Liability Limit Amendment requires the affirmative vote of the holders of not less than 66 2∕3%
of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.
If our stockholders approve this proposal, the Company will file with the Delaware Secretary of State an amended and restated certificate of incorporation that includes the amendments corresponding to this proposal, which will become effective upon filing.
Stockholders are also asked to consider proposals 5, 6 and 7, which relate to amendments to the Certificate of Incorporation to declassify the Board, reduce the supermajority vote requirement to a majority vote requirement, and elect out of Section 203 of the DGCL, respectively. Proposals 5, 6, 7 and 8 are independent of each other and the approval of this proposal is not conditioned on the approval of any other proposal. Our Board retains the discretion to abandon the amendments and not implement them at any time before they become effective.
Recommendation
The Board recommends that you vote FOR the Liability Limit Amendment.

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Proposal 9: Stockholder Proposal to Hold an Advisory Vote on a Proposal Relating to a Simple Majority Vote
The following proposal was submitted by John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden owns at least 15 shares of our Common Stock.
Proposal 9 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. EPAM Systems’ supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Farrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareholder by opposed by the Board of Directors.
Please vote yes:

Simple Majority Vote – Proposal 9

[END OF STOCKHOLDER PROPOSAL]
Board’s Recommendation and Statement In Response to Stockholder Proposal
The Board has carefully considered this proposal and concluded that its adoption is unnecessary in light of the Company’s proposals to eliminate supermajority provisions that we are asking stockholders to adopt in Proposal 6 and Proposal 7.
The Company’s own proposals will have the effect of eliminating the only supermajority voting requirement in our governing documents, making this proposal unnecessary.
As described in Proposal 6 on page 80, our Certificate of Incorporation includes supermajority voting requirements in Article 5 and 10. The Board cannot unilaterally remove the supermajority voting requirement from our Certificate of Incorporation as the DGCL requires stockholders’ approval. For this reason, the Board has approved and recommended that stockholders approve the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirement, as described in Proposal 6. In addition, in Proposal 7, the Board has approved and recommended that stockholders adopt an amendment to our Certificate of Incorporation to “opt out” of Section 203 of the DGCL which requires a supermajority vote for certain stockholders to engage in a business combination with a company for a period of three years after buying more than 15% of the company’s stock. If stockholders approve these two Company proposals, all supermajority voting requirements in our governing documents will be eliminated.
We believe that the Company’s Proposals 6 and 7 and their accompanying amendment to the Certificate of Incorporation to change the supermajority to majority of outstanding shares is consistent with market practice for simple majority voting in governing documents and will have the effect of removing all supermajority voting standards upon stockholder approval of the Company’s proposals.
The Board recommends that you vote AGAINST the Simple Majority Vote proposal.

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Householding
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports, notices of Internet availability of proxy materials and information statements, to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary, or by telephone at (267) 759-9000 ext. 64588. We undertake to deliver separate copies of these documents promptly upon such written or oral request. Stockholders who currently receive multiple copies of these documents at their address and would like to request householding of their communications should contact their broker.
Questions and Answers About the 2025
Annual Meeting & Voting Your Shares
Why am I receiving these materials?
Our Board has made the Proxy Materials available to you on the Internet or has delivered printed Proxy Materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting via a live audio webcast and are requested to vote on the items of business described in this Proxy Statement.
What is a Proxy?
Our Board is soliciting your vote at the Annual Meeting. You may vote by proxy as explained in this Proxy Statement. A proxy is your formal legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.
Edward Rockwell and Kate Pytlewski have been designated as proxies for the Annual Meeting.
What Proposals will be voted on at the Annual Meeting?
There are nine proposals that will be voted on at the Annual Meeting:
1.	To elect three Class I directors specified in this Proxy Statement to hold office for a three-year term or until their successors are elected and qualified.
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.
3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.
4.	To approve the EPAM Systems, Inc. 2025 Long Term Incentive Plan.
5.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to declassify the Board of Directors.
6.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to reduce the written supermajority vote requirements to a majority vote requirement.
7.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to elect out of Section 203 of the Delaware General Corporation Law.
8.	To approve an amendment to the Third Amended and Restated Certificate of Incorporation to exculpate certain officers as permitted by Delaware law.
9.	To hold an advisory vote on a stockholder proposal relating to a simple majority vote.

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How does the Board recommend I vote?
The Board unanimously recommends that you vote:
•	FOR election of the three nominated Class I directors specified in this Proxy Statement (Proposal 1).
•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2).
•	FOR approval, on an advisory and non-binding basis, of the compensation for our named executive officers disclosed in this Proxy Statement (Proposal 3).
•	FOR approval of the EPAM Systems, Inc. 2025 Long Term Incentive Plan (Proposal 4).
•	FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to declassify the Board (Proposal 5).
•	FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to reduce the written supermajority vote requirements to a majority vote requirement (Proposal 6).
•	FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to elect out of Section 203 of the Delaware General Corporation Law (Proposal 7).
•	FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to exculpate certain officers as permitted by Delaware law (Proposal 8).
•	AGAINST an advisory vote on a stockholder proposal relating to a simple majority vote (Proposal 9).
What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Edward Rockwell and Kate Pytlewski, or either of them, will have discretion to vote on those matters in accordance with their best judgment, unless you direct them otherwise in your proxy instructions. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Who can vote at the Annual Meeting?
The Board established the Record Date for determining the stockholders entitled to vote at the Annual Meeting as April 1, 2025. Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.
On the Record Date, 56,625,955 shares of our Common Stock were outstanding, and we had no other class of equity securities issued and outstanding. You are entitled to one vote for each share of Common Stock you own for each matter to be voted on at the Annual Meeting. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 56,625,745 votes at the Annual Meeting.
Is my vote confidential?
All votes are confidential. Your vote will not be disclosed to EPAM, except as required by law, in contested Board elections or certain other limited circumstances. No recording of the Annual Meeting is allowed, including audio and video recording.
Can I participate in the Annual Meeting virtually?
Yes. Stockholders who attend the Annual Meeting virtually will be able to listen, submit questions, and vote regardless of location. To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

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How can I attend the Annual Meeting virtually?
This year’s Annual Meeting will be held entirely online to allow greater participation. The virtual meeting format for the Annual Meeting enables full and equal participation by all of our stockholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
Stockholders as of the close of business on April 1, 2025 may participate in the annual meeting by visiting https://www.virtualshareholdermeeting.com/EPAM2025. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.
Shares held in your name as the registered stockholder may be voted electronically during the annual meeting. Shares for which you are the beneficial owner, but not the registered stockholder, also may be voted electronically during the annual meeting.
Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.
The meeting webcast will begin promptly at 10:00 a.m., Eastern time, on Thursday, May 22, 2025. Online access will begin at 9:30 a.m., Eastern time, and we encourage you to access the meeting prior to the start time.
Will I have an opportunity to ask questions at the Annual Meeting?
Yes. Stockholders that attend the live audio webcast of the Annual Meeting may submit a question in advance of the Annual Meeting and during the Annual Meeting on the Annual Meeting website. During registration for the virtual Annual Meeting and during the Annual Meeting, there will be a link allowing you to submit questions to the Board of Directors and management. During the meeting, you will be able to submit questions by typing your question into the “ask a question” box on the meeting page. Questions can be submitted once logged into the live audio webcast, which starts 30 minutes before the start time of the Annual Meeting.
Following conclusion of the formal business of the Annual Meeting, questions submitted before and during the Annual Meeting will be addressed. If the question-and-answer period extends beyond the allotted time, stockholders will be provided with information to contact our Investor Relations team and ask their questions directly.
Rules of conduct and an agenda will be available to stockholders on the virtual Annual Meeting website and will explain the format and procedure of the question-and-answer session. The rules of conduct will be strictly adhered to during the Annual Meeting.
What if I have difficulty joining or using the virtual Annual Meeting website?
We will have technicians ready to assist you with any technical difficulties you may have when accessing the virtual portion of the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting platform during the registration process or during the Annual Meeting, including any difficulties voting or submitting questions, please call the technical support number that will be posted on the virtual Annual Meeting log-in page. Technical support will be available starting 15 minutes prior to the meeting.
Where can I review the list of stockholders?
The list of EPAM’s stockholders of record as of April 1, 2025 that are entitled to vote at the Annual Meeting will be available for viewing by stockholders for any relevant purpose for 10 days prior to the Annual Meeting, as well as at the Annual Meeting, by visiting our offices at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940 during ordinary business hours or by contacting EPAM’s Investor Relations team. Stockholders requesting access to the list will be asked to provide the control number found on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials that will be mailed or otherwise made available to stockholders entitled to vote at the Annual Meeting.

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What constitutes a quorum?
A majority of our outstanding shares of Common Stock as of the record date must be present, in person or by proxy, at the Annual Meeting in order to conduct business. This is called a quorum. If there are not enough shares of Common Stock present both in person and by timely and properly submitted proxies to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
What is the difference between being a “Stockholder of Record” and a “Beneficial Owner” holding shares in street name?
Stockholder of Record: You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC. The Proxy Materials are sent directly to a stockholder of record. A stockholder of record has the right to grant its proxy to vote directly to our named proxy holders or to vote via the Internet before or during the Annual Meeting.
Beneficial Owner/Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee (a “Broker”), you are considered the “beneficial owner” of shares held in street name and your Broker is considered the stockholder of record. Your Broker forwarded the Proxy Materials to you. As the beneficial owner, you have the right to direct your Broker how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you are invited to attend the virtual Annual Meeting, but you may not vote these shares during the Annual Meeting unless you obtain a “legal proxy” from the Broker that holds your shares, giving you the right to vote the shares during the Annual Meeting.
How do I vote?
By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the proxy card.
By Internet Proxy: Stockholders of record can vote their shares via the Internet. The Notice contains instructions and the Internet website address in order to vote by Internet. The Internet voting procedure is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
At the Annual Meeting: All stockholders of record may vote at the Annual Meeting. Even if you plan to attend the Annual Meeting by live audio webcast, we recommend that you also submit your proxy or voting instructions by mail or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Shares Held in “Street Name”: If you are a beneficial owner because your shares of stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive voting instructions from the institutions holding your shares. The methods of voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of stock for more information.
What does it mean if I receive more than one proxy card?
It means that your shares are registered differently, or you have multiple accounts. Please vote all these shares separately to ensure all the shares you hold are voted.
If I submit a proxy via a proxy card, the Internet, or by mail, how will my shares be voted?
If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.
If you properly submit your proxy but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors as explained under “What if I do not specify how my shares are to be voted?”.

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What if I do not specify how my shares are to be voted?
Stockholders of Record: If you are a stockholder of record and you properly submit your proxy but do not give voting instructions, the persons named as proxies will vote your shares as follows: FOR election of the three nominated Class I directors specified in this Proxy Statement (Proposal 1); FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal 2); FOR approval, on an advisory and non-binding basis, of the compensation for our named executive officers disclosed in this Proxy Statement (Proposal 3); FOR approval of the EPAM Systems, Inc. 2025 Long Term Incentive Plan (Proposal 4); FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to declassify the Board (Proposal 5); FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to reduce the written supermajority vote requirements to a majority vote requirement (Proposal 6); FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to elect out of Section 203 of the Delaware General Corporation Law (Proposal 7); FOR approval of an amendment to the Third Amended and Restated Certificate of Incorporation to exculpate certain officers as permitted by Delaware law (Proposal 8); and AGAINST an advisory vote on a stockholder proposal relating to a simple majority vote (Proposal 9). If you do not return a proxy, your shares will not be counted for purposes of determining whether a quorum exists, and your shares will not be voted at the Annual Meeting.
Beneficial Owners: If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to your Broker within 10 days of the Annual Meeting, your Broker will be prohibited under the rules of the New York Stock Exchange (“NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote.” The Election of Directors (Proposal 1), the Annual Advisory Vote to Approve Executive Compensation (Proposal 3), and Proposals 4 through 9 are considered “non-routine” matters and therefore may not be voted on by your Broker absent specific instructions from you. The Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 2) is considered a “routine” matter and therefore may be voted on by your Broker without instruction from you. We strongly encourage you to submit your voting instructions to your Broker and exercise your right to vote as a stockholder.
What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of Class I Directors	Majority of the votes of the shares of Common Stock cast with respect to that nominee's election at the Annual Meeting if a quorum is present.	No
Proposal 2 - Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Year Ending December 31, 2025	Majority of the shares present and entitled to vote on the subject matter in person or by proxy.	Yes
Proposal 3 - Annual Advisory Vote to Approve Executive Compensation	Majority of the shares present and entitled to vote on the subject matter in person or by proxy.	No
Proposal 4 – Approve the 2025 Long Term Incentive Plan	Majority of the shares present and entitled to vote on the subject matter in person or by proxy.	No
Proposal 5 - Approve the Declassification Amendment	Not less than 66 2∕3% of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.	No
Proposal 6 - Approve the Majority Vote Amendment	Not less than 66 2∕3% of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.	No
Proposal 7 - Approve the Section 203 Amendment	Not less than a majority of the total voting power of all shares of the Company entitled to vote thereon.	No
Proposal 8 - Approve the Liability Limit Amendment	Not less than 66 2∕3% of the total voting power of all the outstanding securities of the Company entitled to vote generally in the election of directors.	No

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Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 9 - Advisory vote on a stockholder proposal relating to a simple majority vote	Not less than a majority of the total voting power of all shares of the Company entitled to vote thereon.	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN on each of the nominees. If you ABSTAIN from voting on Proposal 1, the abstention will not influence the outcome.
With respect to Proposals 2 through 9, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on these Proposals, the abstention will have the same effect as an AGAINST vote.
Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with EPAM’s Corporate Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy via the Internet, you may revoke your proxy with a later Internet proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot during the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your Broker, or, if you have obtained a legal proxy from your Broker giving you the right to vote your shares at the Annual Meeting, by voting during the live audio webcast of the Annual Meeting.
How will the proxies be solicited?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular directors, executive officers and employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
Who will count the votes and how can I find the voting results of the Annual Meeting?
Our inspector of election will tabulate and certify the votes. We plan to announce preliminary voting results at the Annual Meeting, and we will report the final voting results in a Current Report on Form 8-K, which we timely will file with the SEC after the Annual Meeting.
What is an abstention and how will abstentions be treated?
An “abstention” is when a stockholder chooses to abstain or refrain from voting his or her shares on one or more matters presented for a vote. For the purpose of determining the presence of a quorum, abstentions are counted as present.
What are the fiscal year end dates?
Each of our fiscal years ends on December 31. Some of the information provided in this Proxy Statement is provided as of the end of our 2020, 2021, 2022, 2023, and 2024 fiscal years and some information is provided as of a more current date.
Where can I get an Annual Report?
Our 2024 Annual Report, including consolidated financial statements as of and for the year ended December 31, 2024, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement, in satisfaction of the requirements of the SEC.
In addition, this Proxy Statement and our 2024 Annual Report are available to you at no charge electronically at https://www.proxyvote.com.

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Additional copies of the 2024 Annual Report and copies of other documents referenced in this Proxy Statement are available at no charge upon written request. To obtain copies, please contact us at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Edward Rockwell, Corporate Secretary. The request must include a representation by the stockholder that as of our record date, April 1, 2025, the stockholder was entitled to vote at the Annual Meeting.

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Stockholder Proposals for the
2026 Annual Meeting
If a stockholder wishes to present a proposal to be included in our proxy statement for our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by our Corporate Secretary no later than December 10, 2025, based on an anticipated mailing date of this Proxy Statement date of April 9, 2025, pursuant to SEC Rule 14a-8. Proposals we receive after that date will not be included in the Proxy Statement for the 2026 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.
A stockholder proposal not included in our Proxy Statement for the 2026 Annual Meeting will be ineligible for presentation at the 2026 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to our Corporate Secretary at our principal executive offices at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary. In order to be timely under our bylaws, in the case of an annual meeting of the stockholders, such notice must be received by the Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the preceding year’s annual meeting of stockholders. Therefore, for a stockholder to give timely notice and be eligible for presentation at the 2026 Annual Meeting, notice must be received by the Corporate Secretary no earlier than January 22, 2026 and no later than February 21, 2026. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to such annual meeting nor later than 70 days prior to such annual meeting or the 10th day following the day on which public announcement is first made by us of the date of such meeting.
Under the proxy access provisions of our bylaws, a stockholder, or a group of up to 20 stockholders, owning 3% or more of the outstanding shares of our Common Stock continuously for at least three years, can nominate and include in the Company’s proxy materials director candidates constituting up to the greater of two nominees or 20% of the Board (which may be adjusted in accordance with our bylaws), provided that the stockholder(s) and director candidate(s) satisfy the requirements specified in the bylaws. To nominate a director pursuant to our proxy access provisions, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than the close of business on November 10, 2025 and no later than December 10, 2025. If the next annual meeting is called for a date that is more than 30 days before or more than 30 days after the anniversary date of the preceding year’s annual meeting of stockholders, in order to be timely, notice of proxy access director nominees must be received by the later of the close of business on the date that is 180 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by our Corporate Secretary no earlier than 120 days prior to such special meeting nor later than the later of 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting.

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In addition to satisfying the advance notice provisions in our bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than March 23, 2026.
A stockholder’s notice to our Corporate Secretary must be in proper written form and must include the information and consents required by our bylaws related to the stockholder giving the notice, the beneficial owner
(if any) on whose behalf the nomination or proposal is made and each person whom the stockholder proposes to nominate for election as a director or the business desired to be brought before the meeting.
You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at U.S. Securities and Exchange Commission, Division of Corporation Finance, 100 F Street, NE, Washington, DC 20549 or through the SEC’s website at www.sec.gov. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Corporate Secretary.

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Other Matters
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent in accordance with their best judgment, unless you direct them otherwise in your proxy instructions.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.
By Order of the Board of Directors of EPAM Systems, Inc.:

Edward Rockwell
Senior Vice President, General Counsel and Corporate Secretary
Newtown, Pennsylvania
April 9, 2025

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Appendix A: Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
EPAM SYSTEMS, INC. AND SUBSIDIARIES
(in thousands, except percent and per share amounts)
(Unaudited)
EPAM supplements results reported in accordance with United States generally accepted accounting principles, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicate internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non-GAAP results that exclude stock-based compensation expenses, acquisition-related costs including amortization of acquired intangible assets, impairment of assets, expenses associated with EPAM’s humanitarian commitment to its professionals in Ukraine, unbilled business continuity resources resulting from Russia’s invasion of Ukraine, costs associated with the geographic repositioning of EPAM employees based outside of Ukraine impacted by the war and geopolitical instability in the region, employee separation costs incurred in connection with a restructuring program including the Company’s exit from Russia, certain other one-time charges and benefits, changes in fair value of contingent consideration, foreign exchange gains and losses, excess tax benefits related to stock-based compensation, and the related effect on income taxes of the pre-tax adjustments. Management also compares revenues on an “organic constant currency basis,” which is a non-GAAP financial measures. This measure excludes the effect of acquisitions by removing revenues from an acquired company in the twelve months after completing an acquisition, the decision to exit from Russia by removing revenues from clients located in Russia in both the current period and prior period of comparison, and foreign currency exchange rate fluctuations by translating the current period revenues into U.S. dollars at the weighted average exchange rates of the prior period of comparison. Because EPAM’s reported non-GAAP financial measures are not calculated in accordance with GAAP, these measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but rather, should be considered together with the information in EPAM’s consolidated financial statements, which are prepared in accordance with GAAP.
Reconciliation of revenue growth as reported on a GAAP basis to revenue growth/(decline) on an organic constant currency basis is presented in the table below:

Year ended December 31, 2024
Revenue growth as reported	0.8%
Foreign exchange rates impact	(0.1)%
Inorganic revenue growth	(2.7)%
Impact of exit from Russia	0.3%
Revenue growth/(decline) on an organic constant currency basis	(1.7)%

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Reconciliation of various income statement amounts from GAAP to non-GAAP for the years ended December 31, 2024 and 2023:

	Year ended December 31, 2024			Year ended December 31, 2023
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization) (1)	$ 3,277,497	$ (59,821)	$ 3,217,676	$ 3,256,514	$(89,464)	$ 3,167,050
Selling, general and administrative expenses (2)	$816,300	$(145,329)	$670,971	$815,065	$(125,768)	$689,297
Income from operations (3)	$544,584	$234,625	$779,209	$501,239	$263,871	$765,110
Operating margin	11.5%	5.0%	16.5%	10.7%	5.6%	16.3%
Net income (4)	$454,533	$175,430	$629,963	$417,083	$ 208,555	$625,638
Diluted earnings per share	$7.84		$10.86	$7.06	$10.59

Notes:
Items (1) through (4) above are detailed in the table below with the specific cross-reference noted next to the appropriate line item

	Year ended December 31,
	2024	2023
Stock-based compensation expenses	$80,944	$68,797
Poland R&D incentives (a)	$(23,473)	—
Humanitarian support in Ukraine (b)	$2,350	$11,252
Unbilled business continuity resources (c)	$—	$9,415
Total adjustments to GAAP cost of revenues (1)	$59,821	$89,464
Stock-based compensation expenses	$86,353	$78,933
Cost Optimization charges (d)	$31,270	35,052
Humanitarian support in Ukraine (b)	$10,821	$6,145
Other acquisition-related expenses	$15,808	$2,723
Geographic repositioning (e)	$849	$1,793
One-time charges	$228	$1,122
Total adjustments to GAAP selling, general and administrative expenses (2)	$ 145,329	$ 125,768
Loss on sale of business (f)	—	25,922
Amortization of purchased intangible assets	$29,475	$22,717
Total adjustments to GAAP income from operations (3)	$234,625	$263,871

A-2 | 2025 Proxy Statement

	Year ended December 31,
	2024	2023
Foreign exchange loss	$7,048	$15,778
Change in fair value of contingent consideration included in Interest and other income, net	$5,700	$2,818
One-time benefits/(charges) included in Interest and other income, net	$(3,143)	$700
Provision for income taxes:
Tax effect on non-GAAP adjustments	$(44,522)	$(53,815)
Excess tax benefits related to stock-based compensation	$(22,448)	$(19,829)
Net discrete benefit from tax planning (g)	$(1,830)	$(968)
Total adjustments to GAAP net income (4)	$175,430	$208,555

(a)	We have excluded from non-GAAP results the portion of the benefit from Poland R&D incentives related to qualifying activities performed in 2023 as it represents a nonrecurring one-time benefit.
(b)
Humanitarian support in Ukraine includes expenses related to EPAM’s $100 million humanitarian commitment in response to Russia’s invasion of Ukraine to support EPAM professionals and their families in and displaced from Ukraine. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(c)
Given the uncertainty in the region introduced by Russia’s invasion of Ukraine, EPAM has assigned delivery professionals in locations outside of the region to ensure the continuity of delivery for customers who have substantial delivery exposure to Ukraine or other delivery concerns resulting from the invasion. These employees are not billed to clients and operate largely in a standby or backup capacity. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and not expected to recur once the crisis has subsided and operations return to normal.

(d)
Cost Optimization charges include severance, facilities and contract termination charges incurred in connection with the programs initiated in the third quarter of 2023 and second quarter of 2024. Consistent with the Company’s historical non-GAAP policy, costs incurred in connection with formal restructuring initiatives have been excluded from non-GAAP results as these are one-time and unusual in nature.

(e)
Geographic repositioning includes expenses associated with the relocation to other countries of employees based outside of Ukraine impacted by the war and geopolitical instability in the region, and includes the cost of accommodations, travel and food. These expenses are incremental to those expenses incurred prior to the crisis, clearly separable from normal operations, and are not expected to recur once the crisis has subsided and operations return to normal.

(f)
On July 26, 2023, the Company completed the sale of its remaining operations in Russia and recorded a loss on sale of approximately $25.9 million during the year ended December 31, 2023, including the recognition of the accumulated currency translation loss related to this foreign entity that was previously included in Accumulated other comprehensive loss in the financial statements. The Company excluded this loss from non-GAAP results as it is one-time and unusual in nature.

(g)
One-time benefit related to the implementation of tax planning to disregard certain foreign subsidiaries as separate entities for U.S. income tax purposes. Consistent with the Company’s historical non-GAAP policy, the benefit related to the implementation of tax planning has been excluded from non-GAAP results as it is one-time and unusual in nature.

A-3 | 2025 Proxy Statement

Appendix B: EPAM Systems, Inc. 2025 Long Term Incentive Plan
EPAM SYSTEMS, INC. 2025 LONG TERM INCENTIVE PLAN
ADOPTED BY THE BOARD OF DIRECTORS: MARCH 27, 2025
APPROVED BY THE STOCKHOLDERS: [DATE]
Section 1. Purpose. The purpose of the EPAM Systems, Inc. 2025 Long Term Incentive Plan (the “Plan”) is to motivate and reward those employees and other individuals who are expected to contribute significantly to the success of EPAM Systems, Inc. (together with its subsidiaries, the “Company”) to perform at the highest level and to further the best interests of the Company and its stockholders.
Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:
“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
“Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Stock-Based Award or other Cash-Based Award granted under the Plan.
“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
“Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.
“Board” means the board of directors of the Company.
“Cause” means, with respect to any Participant, “cause” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement, such Participant’s:
(i) having engaged in material misconduct, gross negligence or intentional wrongdoing in providing services to the Company or its Affiliates;
(ii) having engaged in conduct that he or she knew or reasonably should have known would be materially injurious to the Company or its Affiliates or would otherwise cause or could reasonably be expected to cause any material financial or reputational harm to the Company or any of its Affiliates;
(iii) having been convicted of, having entered a plea of nolo contendere to, or having entered a plea bargain or settlement admitting guilt for, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or, in the course of the performance of the Participant’s service to the Company, material dishonesty;
(iv) unlawful use or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities to the Company;
(v) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate;
(vi) having engaged in any action or omission that represents a material breach of any of the policies of the Company or any Affiliate, including any policies relating to discrimination or harassment; or

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(vii) having engaged in any action or omission that represents a material breach of the Participant’s Employment Agreement or any other agreement between the Participant, on the one hand, and the Company or any of its Affiliates, on the other hand.
“Change of Control” means the occurrence of any one or more of the following events:
(i) any Person, other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;
(ii) at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(iii) the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries or any holding company of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation; or
(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (A) no Change of Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change of Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change of Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change of Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”)), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.
“Committee” means the compensation committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.
“Consultant” means any individual, including an advisor, who is providing services to the Company or any Affiliate or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

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“Director” means any member of the Company’s Board of Directors.
“Disability” means, with respect to any Participant, “disability” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement:
(i) a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or
(ii) if the Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means a “permanent and total disability” as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability will be certified by a physician acceptable to the Company.
“Effective Date” has the meaning ascribed to such term in Section 15.
“Employee” means any individual employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or the applicable laws.
“Employment Agreement” means any employment, severance, consulting, restrictive covenant or similar agreement between the Company or any of its Affiliates and a Participant.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
“Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the date of grant (or, if there is no reported sale on such date of grant, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
“Good Reason” means, with respect to any Participant, “good reason” as defined in such Participant’s Employment Agreement, if any, or if not so defined, except as otherwise provided in such Participant’s Award Agreement, a material reduction by the Company or any of its Affiliates of the Participant’s base salary, other than any such reduction that applies generally to similarly situated employees of the Company, without such Participant’s consent; provided that, in each case, (A) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances, (B) if possible, the Company shall have 60 days following receipt of such notice to cure such circumstances, and (C) if the Company has not cured such circumstances within such 60-day period, the Participant shall terminate his or her employment or service not later than 60 days after the end of such 60-day period.
“Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.
“Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change of Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.
“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.
“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
“Other Cash-Based Award” means an Award granted pursuant to Section 10, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

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“Other Stock-Based Award” means an Award granted pursuant to Section 10 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
“Participant” means the recipient of an Award granted under the Plan.
“Performance Award” means an Award granted pursuant to Section 9.
“Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.
“Predecessor Plan” means the EPAM Systems, Inc. Amended and Restated 2006 Stock Option Plan, the EPAM Systems, Inc. 2012 Long Term Incentive Plan and the EPAM Systems, Inc. 2015 Long Term Incentive Plan.
“Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.
“RSU” means a contractual right granted pursuant to Section 8 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.
“SAR” means any right granted pursuant to Section 7 to receive upon exercise by a Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.
“Shares” means shares of the Company’s common stock.
“Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.
“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
“Termination of Service” means, in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or Affiliate, or, in the case of a Participant who is an independent contractor or other service provider, the date the performance of services for the Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a Director of the Board or an independent contractor shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant’s employment continues with the Company or another Affiliate. Notwithstanding the foregoing, with respect to any Award subject to Section 409A (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A).

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Section 3. Eligibility.
(a) Any Employee, Consultant or any other individual who provides services to the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.
(b) Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.
Section 4. Administration.
(a) Administration of the Plan. The Plan shall be administered by the Committee, which shall be appointed by the Board. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
(b) Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law , the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights, except that such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with the law.
(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations and (x) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 5. Shares Available for Awards.
(a) Following the Effective Date, no additional equity awards will be granted under the Company’s 2015 Long Term Incentive Plan. From and after the Effective Date, all outstanding stock awards granted under the Predecessor Plans shall remain subject to the terms of the applicable Predecessor Plan; provided, however, any shares subject to

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outstanding awards granted under the Predecessor Plans that expire or terminate for any reason prior to exercise or would otherwise return to the applicable Predecessor Plan’s share reserve (the “Returning Shares”) shall instead become available for issuance pursuant to Awards granted hereunder.
(b) Subject to adjustment as provided in Section 5(d) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate the sum of (i) 2,500,000 Shares plus (ii) an additional number of shares consisting of the Returning Shares, if any, as such shares become available from time to time.
(c) Any Shares subject to an Award including any award under the Predecessor Plans after the Effective Date (other than a Substitute Award), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan. Notwithstanding the foregoing, Shares subject to an Award shall not again be available for issuance under the Plan if such Shares are tendered or withheld in payment of any grant, purchase, exercise or hurdle price of an Award or taxes related to an Award.
(d) In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of:
(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(b);
(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and
(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.
(e) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
(f) Subject to adjustment as provided in Section 5(d), the maximum number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall be equal to 2,500,000.
Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a) The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b) The term of each Option shall be fixed by the Committee but shall not exceed ten years from the date of grant of such Option.
(c) The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part. The Committee may specify in an Award Agreement that an “in-the-money” Option shall be automatically exercised on its expiration date.
(d) The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

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(e) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(d)).
(f) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424(a) of the Code). Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s incentive stock options that become exercisable for the first time during any calendar year exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant. No Incentive Stock Options may be issued more than ten years following the earlier of (i) the date of adoption or (ii) the most recent date of approval of the Plan by the Company’s stockholders.
Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.
(c) The term of each SAR shall be fixed by the Committee but shall not exceed ten years from the date of grant of such SAR.
(d) The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.
(e) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.
(f) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.
Section 8. Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a) The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date).
(b) Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

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(d) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.
(e) The Committee may, in its sole discretion, provide that Restricted Stock and RSUs shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents shall be in the same amount as the dividend the Participant would have received had the Shares underlying the Restricted Stock or RSUs been distributed to the Participant as of immediately prior to the record date of such dividend. Such dividends or dividend equivalents may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Shares or Share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Restricted Stock or RSUs that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Notwithstanding the foregoing, dividends or dividend equivalents (i) shall have the same vesting dates and shall be paid in accordance with the same terms as the Award to which they relate and (ii) with respect to any Restricted Stock or RSUs subject to the achievement of performance criteria, shall not be paid unless and until the relevant performance criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.
Section 9. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a) Performance Awards may be denominated and/or settled as a cash amount, number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.
(b) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, in the discretion of the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of a Participant’s Termination of Service.
(c) The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.
(d) The Committee may, in its sole discretion, provide that Performance Awards shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents shall be in the same amount as the dividend the Participant would have received had the Shares underlying the Performance Awards been distributed to the Participant as of immediately prior to the record date of such dividend. Such dividends or dividend equivalents may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Shares or Share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Performance Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be

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specified in writing. Notwithstanding the foregoing, dividends or dividend equivalents (i) shall have the same vesting dates and shall be paid in accordance with the same terms as the Award to which they relate and (ii) shall not be paid unless and until the relevant performance criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.
Section 10. Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards and Other-Share Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, or any combination thereof, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10. The Committee may, in its sole discretion, provide that Other Cash-Based Awards and Other-Share Based Awards shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents shall be in the same amount as the dividend the Participant would have received had the Shares underlying the Other Cash-Based Awards and Other-Share Based Awards been distributed to the Participant as of immediately prior to the record date of such dividend. Such dividends or dividend equivalents may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional Shares or Share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of an Other Cash-Based Award or Other-Share Based Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Notwithstanding the foregoing, dividends or dividend equivalents (i) shall have the same vesting dates and shall be paid in accordance with the same terms as the Award to which they relate and (ii) with respect to any Other Cash-Based Awards and Other-Share Based Awards subject to the achievement of performance criteria, shall not be paid unless and until the relevant performance criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.
Section 11. Effect of Termination of Service or a Change of Control on Awards.
(a) The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited, including by way of repurchase by the Company at par value, in the event of a Participant’s Termination of Service prior to the end of a Performance Period or exercise or settlement of such Award.
(b) In the event of a Change of Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii) substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);
(iii) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change of Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for Good Reason and/or due to a Participant’s death or Disability) on or within a specified period following the Change of Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award; and

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(iv) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided, further, that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change of Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change of Control or on a specified date or dates following such Change of Control; provided that the timing of such payment shall comply with Section 409A.
Notwithstanding the foregoing, in the event of a Change in Control, for any award that is subject to performance criteria (including any Performance Awards), the level of performance shall be determined at the greater of (i) target performance or (ii) actual performance as determined on the date of the Change of Control.
Section 12. General Provisions Applicable to Awards.
(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.
(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.
(d) Except as may be permitted by the Committee (except with respect to Incentive Stock Options) or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will, laws of descent and distribution or pursuant to Section 12(e), (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative and (iii) no Award may be transferred to a third party financial institution for value. The provisions of this Section 12(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee, in its sole discretion, by using forms and following procedures approved or accepted by the Committee for that purpose.
(f) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g) The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s

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satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
(h) The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership guidelines, as it deems necessary or appropriate in its sole discretion.
Section 13. Amendments and Termination.
(a) Amendment or Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18 of the Plan. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18 of the Plan. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(d) No Repricing. Except as provided in Section 5(d), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Stock, RSUs, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

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Section 14. Miscellaneous.
(a) No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.
(c) No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(e) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.
(f) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(i) Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

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Section 15. Effective Date of the Plan. The Plan shall be effective as of the date of stockholder approval, which is anticipated to be May [  ], 2025 (the “Effective Date”).
Section 16. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the tenth-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 13(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
Section 17. Section 409A of the Code. With respect to Awards subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A.
Section 18. Cancellation or “Clawback” of Awards.
(a) The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
(b) The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.
Section 19. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 11(b).

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Section 20. Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third-party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(a) administering and maintaining Participant records;
(b) providing the services described in the Plan;
(c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and
(d) responding to public authorities, court orders and legal investigations and complying with law, as applicable.
The Company may share the Participant’s personal data with (i) Affiliates, (ii)trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the Plan, (vi)third-party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.
If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 20 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 20 and the terms of the Employee Privacy Notice, the terms of this Section 20 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.
The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.
A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party and (v) to lodge a complaint with a supervisory authority.
Section 21. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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Appendix C: Text of the Declassification Amendment, Majority Vote Amendment, Section 203 Amendment, and Liability Limit Amendment
Declassification Amendment
Article 6. BOARD OF DIRECTORS
(1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
(2) The directors shall be and are divided into ~~three~~ classes, with the terms of the classes elected at the annual meetings of stockholders held in 2023, 2024 and 2025, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2025 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any one or more classes or series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders after the 2025 annual meeting of stockholders ~~designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director~~ shall serve for a term ~~ending on the date of the third~~ expiring at the first annual meeting of stockholders next following the annual meeting at which such director was elected.~~, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2013 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2014 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2015 annual meeting. Notwithstanding the foregoing, e~~ Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. ~~In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.~~ In no event will a decrease in the number of directors shorten the term of any incumbent director. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
~~(3) The names and mailing addresses of the persons who are to serve initially as directors of each Class are:~~

	~~Name~~	~~Mailing Address~~
~~Class I~~	~~Karl Robb~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~
	~~Ross Goodhart~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~
~~Class II~~	~~Andrew J. Guff~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~
	~~Donald P. Spencer~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~
	~~Ronald Vargo~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~

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	~~Name~~	~~Mailing Address~~
~~Class III~~	~~Arkadiy Dobkin~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~
	~~Robert Segert~~	~~c/o EPAM Systems, Inc. 41 University Drive, Suite 202 Newtown, Pennsylvania 18940~~

(3~~4~~) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(4~~5~~) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring at the next election ~~that shall coincide with the term~~ of the ~~Class~~ class to which such director shall have been elected, or following the termination of the division of directors into three classes, at the next annual meeting of stockholders held after their election.
(5~~6~~) Any director serving in a class of directors expiring at the third annual meeting of stockholders following their election shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director shall require ~~No director may be removed from office by the stockholders except for cause with~~ the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
(6~~7~~) Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.
Majority Vote Amendment
Article 5. BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.
The stockholders may adopt, amend or repeal the Bylaws ~~only~~ with the affirmative vote of the holders of ~~not less than 66 2/3%~~ a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
Article 11~~0~~. AMENDMENTS
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. ~~Notwithstanding the foregoing, the provisions set forth in Articles 5, 6, 7, 8, 9 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 5, 6, 7, 8, 9 or this Article 10, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.~~

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Section 203 Amendment
Article 10. BUSINESS COMBINATIONS
10.1 Election Not to Be Governed by § 203
The Corporation hereby expressly elects not to be subject to § 203 of the Delaware Law.
10.2 Business Combinations
(a) Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(ii) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (A) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (B) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by such stockholder.
(b) The restrictions contained in this Section 10.2 shall not apply if:
(i) a stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or
(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this paragraph; (B) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to § 251(f) of the Delaware Law, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of this paragraph.

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(c) As used in this Section 10.2 only, and unless otherwise provided by the express terms of this Section 10.2, the following terms shall have the meanings ascribed to them as set forth in this paragraph (c):
(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(ii) “Associate”, when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
(iii) “Business Combination” means: (A) any merger, consolidation, statutory conversion or domestication of the Corporation (other than a merger effected pursuant to § 253 or § 267 of the Delaware Law) or any direct or indirect majority-owned subsidiary of the Corporation with (aa) the Interested Stockholder, or (bb) with any Person if the merger, consolidation, statutory conversion or domestication is caused by the Interested Stockholder and as a result of such act or transaction paragraph (a) of this Section 10.2 is not applicable to the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; (C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (aa) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (bb) pursuant to a merger under § 251(g), § 253 or § 267 of the Delaware Law; (cc) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (dd) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (ee) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (cc) through (ee) of this subparagraph shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or (E) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the immediately preceding subparagraphs (A) through (D)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.
(iv) “Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a

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presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Section 10.2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Section 10.2 to the contrary, the term “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this sentence, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;
(vi) “Owner”, including the terms “own” and “owned”, when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of this paragraph), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vii) “Person” means any individual, corporation, partnership, unincorporated association or other entity;
(viii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and
(ix) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.

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 Liability Limit Amendment
Article 8. LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE
(1) A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Delaware Law. Solely for purposes of this Article 8, Section 1, “officer” has the meaning determined in accordance with § 102(b)(7) of Delaware Law.
(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.
  (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(4) The rights and authority conferred in this Article 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
(5) Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
~~(6) The Corporation hereby acknowledges that the directors affiliated with Siguler Guff & Company and its affiliates may have certain rights to indemnification, advancement of expenses and/or insurance provided by Siguler Guff & Company and certain of its affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws of the Corporation (or any other agreement between the Corporation and such persons), without regard to any rights such persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article 8, section 6.~~

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Appendix D: Fourth Amended and Restated Certificate of Incorporation of EPAM Systems, Inc.
FOURTH AMENDED AND RESTATED
CERTIFICATE

OF

INCORPORATION OF
EPAM SYSTEMS, INC.
Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware
EPAM Systems, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A. The present name of the Corporation is EPAM Systems, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2002 under the current name of the Corporation.
B. The Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of §242 and §245 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“Delaware Law”).
C. The Fourth Amended and Restated Certificate of Incorporation of the Corporation shall, at the effective time, read as follows:
Article 1. NAME
The name of the Corporation is EPAM Systems, Inc.
Article 2. REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
Article 3. PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware Law.
Article 4. CAPITAL STOCK
4.1 Authorized Shares
The total number of shares of stock that the Corporation shall have authority to issue is 200,000,000, consisting of 160,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 40,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
On January 19, 2012 (the “Common Stock Split Effective Time”), each share of Common Stock outstanding immediately prior to the Common Stock Split Effective Time was automatically and without any further action on the part of the holder thereof converted into eight (8) shares of Common Stock (the “Stock Split”). Each holder of a certificate representing a share or shares of Common Stock, which certificate (an “Old Certificate”) was issued prior to the Common Stock Split Effective Time, shall be entitled to receive, upon surrender of such Old Certificate to the Corporation for cancellation, a new certificate or certificates for shares of Common Stock, which will equal the number of shares

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represented by the Old Certificate being surrendered multiplied by eight (8); provided that the Board of Directors may instead determine by resolution in accordance with § 158 of Delaware Law that such holder’s shares of Common Stock shall be uncertificated, in which case such holder shall not be entitled to receive a new certificate and such holder’s ownership of Common Stock shall be recorded in the books and records of the Corporation. No scrip or fractional share certificate shall be issued in connection with the Stock Split. Old Certificates will be deemed for all purposes to represent the number of shares of Common Stock outstanding after giving effect to the Stock Split, except that the holder of an Old Certificate shall not be entitled to receive any distributions payable by the Corporation after the Common Stock Split Effective Time until such Old Certificate has been surrendered as aforesaid. Such distributions, if any, shall be accumulated and, at the time of surrender of the Old Certificate, all such unpaid distributions shall be paid without interest.
The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
4.2 Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.
Article 5. BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.
The stockholders may adopt, amend or repeal the Bylaws with the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
Article 6. BOARD OF DIRECTORS
(1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
(2) The directors shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2023, 2024 and 2025, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2025 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any one or more classes or series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders after the 2025 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders next following the annual meeting at which such director was elected. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

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(3) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(4) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring at the next election of the class to which such director shall have been elected or, following the termination of the division of directors into three classes, at the next annual meeting of stockholders held after their election.
(5) Any director serving in a class of directors expiring at the third annual meeting of stockholders following their election shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director shall require the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
(6) Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.
Article 7. MEETINGS OF STOCKHOLDERS
(1) An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
(2) Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.
(3) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.
Article 8. LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE
(1) A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Delaware Law. Solely for purposes of this Article 8, Section 1, “officer” has the meaning determined in accordance with § 102(b)(7) of Delaware Law.
(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.
(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

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(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(4) The rights and authority conferred in this Article 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
(5) Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
Article 9. FORUM SELECTION
The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 9.
Article 10. BUSINESS COMBINATIONS
10.1 Election Not to Be Governed by § 203
The Corporation hereby expressly elects not to be subject to § 203 of the Delaware Law.
10.2 Business Combinations
(a) Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(ii) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock (as defined hereinafter) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such stockholder) those shares owned (A) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (B) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding Voting Stock which is not owned by such stockholder.
(b) The restrictions contained in this Section 10.2 shall not apply if:
(i) a stockholder becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

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(ii) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (A) constitutes one of the transactions described in the second sentence of this paragraph; (B) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (C) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to § 251(f) of the Delaware Law, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of this paragraph.
(c) As used in this Section 10.2 only, and unless otherwise provided by the express terms of this Section 10.2, the following terms shall have the meanings ascribed to them as set forth in this paragraph (c):
(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(ii) “Associate”, when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (B) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
(iii) “Business Combination” means: (A) any merger, consolidation, statutory conversion or domestication of the Corporation (other than a merger effected pursuant to § 253 or § 267 of the Delaware Law) or any direct or indirect majority-owned subsidiary of the Corporation with (aa) the Interested Stockholder, or (bb) with any Person if the merger, consolidation, statutory conversion or domestication is caused by the Interested Stockholder and as a result of such act or transaction paragraph (a) of this Section 10.2 is not applicable to the surviving entity; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; (C) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (aa) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (bb) pursuant to a merger under § 251(g), § 253 or § 267 of the Delaware Law; (cc) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (dd) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (ee) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (cc) through (ee) of this subparagraph shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class

D-5 | 2025 Proxy Statement

or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or (E) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the immediately preceding subparagraphs (A) through (D)) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.
(iv) “Control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Section 10.2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (B) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Section 10.2 to the contrary, the term “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this sentence, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;
(vi) “Owner”, including the terms “own” and “owned”, when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of this paragraph), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(vii) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

D-6 | 2025 Proxy Statement

(viii) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and
(ix) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of or voting power conferred by such Voting Stock.
Article 11. AMENDMENTS
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.
[Remainder of page intentionally left blank.]

D-7 | 2025 Proxy Statement

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amended and Restated Certificate of Incorporation as of this    day of May, 2025.

EPAM SYSTEMS, INC.

By: [ ]
Title: [ ]

D-8 | 2025 Proxy Statement

[This page intentionally left blank]

<epam>

Headquarters

41 University Drive, Suite 202
Newtown, PA 18940, USA

P: +1-267-759-9000
F: +1-267-759-8989

EPAM SYSTEMS, INC.
41 UNIVERSITY DRIVE, SUITE 202
NEWTOWN, PA 18940
USA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EPAM2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68774-P25212 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPAM SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Richard Michael Mayoras	☐	☐	☐
1b. Karl Robb	☐	☐	☐
1c. Helen Shan	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposal:

NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the Annual Meeting, this proxy will be voted by the proxies in their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V68775-P25212

EPAM SYSTEMS, INC.
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 22, 2025 AT 10:00 AM, EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Edward Rockwell and Kate Pytlewski or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EPAM SYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time, on Thursday, May 22, 2025, at www.virtualshareholdermeeting.com/EPAM2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE